As filed with the Securities and Exchange Commission on October 28, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Seanergy Maritime Holdings Corp.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N.A.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Seanergy Maritime Holdings Corp.
16 Grigoriou Lambraki Street
166 74 Glyfada
Athens, Greece
Tel: +30 210 8913507
(Address and telephone number of Registrant's principal executive offices)

With copies to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480- 8421 (facsimile number)
Barry I. Grossman, Esq.
Lawrence A. Rosenbloom, Esq.
Joshua N. Englard, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
(212) 370-1300 (telephone number)
(212) 370-7889 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common shares, $0.0001 par value per share
Class A Warrants to purchase common shares(3)(4)	—	—
Common Shares underlying the Class A Warrants(5)
Underwriter’s Warrant to purchase common shares(4)(6)	—	—
Common Shares underlying the Underwriter’s Warrant(7)
Total	$40,500,000	$4,694.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the offering price of common shares and Class A Warrants that may be sold pursuant to the underwriters’ option to purchase additional common shares and Class A Warrants.
(3)	The Class A Warrants to be issued to investors hereunder are included in the price of the common shares above.
(4)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(5)	We assumed the Class A Warrants were exercisable at a per share exercise price equal to % of the proposed maximum public offering price of the common shares. The proposed maximum aggregate public offering price of the common shares underlying the Class A Warrants was calculated to be $ , which is equal to % of $ .
(6)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(7)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act. The Underwriter’s Warrant is exercisable at a per share exercise price equal to % of the public offering price. The proposed maximum aggregate public offering price of the common shares underlying the Underwriter’s Warrant was calculated to be $ , which is equal to % of $ ( % of $ ).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 28, 2016

PRELIMINARY PROSPECTUS

       Common Shares and
Class A Warrants to Purchase       Common Shares

Seanergy Maritime Holdings Corp.

We are offering       of our common shares and our Class A Warrants to purchase       of our common shares. One common share is being sold together with one Class A Warrant, with each Class A Warrant being immediately exercisable for       of our common shares at an exercise price of $      per share (or    % of the price of each common share sold in this offering) and expiring 5 years after the issuance date.

Our common shares are listed on the Nasdaq Capital Market under the symbol “SHIP”. On October 27, 2016, the last reported sale price of our common shares was $2.25 per share. We intend to apply to list the Class A Warrants offered hereby on the Nasdaq Capital Market under the symbol “SHIPW.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Common Share and Class A Warrant	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds to the Company, before expenses	$	$
(1)	We have agreed to issue a warrant to the representative of the underwriters and to reimburse the underwriters for expenses incurred by them in an amount not to exceed $100,000. We refer you to “Underwriting” beginning on page 114 of this prospectus for additional information regarding total compensation and other items of value payable to the underwriters.

We have granted the underwriters an option for a period of up to 45 days to purchase up to       additional common shares and Class A Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares and Class A Warrants to purchasers in the offering on or about             , 2016.

Maxim Group LLC

The date of this prospectus is                   , 2016.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus filed with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized anyone to provide you with different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in the supply of or demand for drybulk commodities, including drybulk commodities carried by sea, generally or in particular regions;
•	changes in the number of newbuildings under construction in the drybulk shipping industry;
•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our expanded fleet;
•	changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;
•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;
•	changes in our ability to leverage the relationships and reputation in the drybulk shipping industry of V.Ships Limited, or V.Ships, and Fidelity Marine Inc., or Fidelity;
•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels;
•	damage to our vessels;
•	potential liability from future litigation and incidents involving our vessels;
•	our future operating or financial results;
•	our ability to continue as a going concern;
•	acts of terrorism and other hostilities;
•	changes in global and regional economic and political conditions;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the drybulk shipping industry; and
•	other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the U.S. Securities and Exchange Commission, or the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

These factors could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results or developments. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. All of the directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of the directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts in jurisdictions outside the U.S (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

PROSPECTUS SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2015.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “Seanergy,” “we,” “us,” and “our” refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and “Seanergy Maritime Holdings Corp.” refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. Unless otherwise specifically stated, the information presented in the prospectus assumes no exercise of the Class A Warrants or Underwriter’s Warrant and that the underwriters have not exercised their option to purchase additional common shares and Class A Warrants. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars and financial information presented in this prospectus that is derived from the financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Overview

We are an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities. In August 2012, we began discussions with our former lenders, and in connection with our restructuring we sold all 20 of our former vessels. In March 2014, we completed our restructuring, following which we did not own any vessels. During 2015 we acquired eight modern drybulk vessels, which we refer to as our Current Fleet. We have recently agreed to acquire two additional Capesize drybulk vessels that are scheduled to be delivered between mid-November 2016 and early January 2017.

In March 2015, we acquired the first vessel in our Current Fleet, a secondhand Capesize drybulk vessel, from an unaffiliated third party for $17.1 million. The acquisition was funded with proceeds from a senior secured loan, an unsecured convertible promissory note issued to an entity affiliated with our principal shareholder, who we refer to as our Sponsor, and the sale of common shares to our Sponsor. Between September and December of 2015 we acquired the seven additional secondhand drybulk vessels that comprise our Current Fleet, consisting of five Capesize and two Supramax vessels, from entities affiliated with our Sponsor for an aggregate purchase price of $183.4 million. These acquisitions were funded with proceeds from senior secured loans, a revolving convertible promissory note issued to an entity affiliated with our Sponsor, and the sale of common shares to our Sponsor. Capesize vessels range in size between 100,000 to 220,000 dwt. Supramax vessels range in size between 40,000 to 65,000 dwt.

On September 26, 2016 we entered into agreements with an unaffiliated third party for the purchase of two secondhand Capesize vessels for a gross purchase price of $20.75 million per vessel. The vessels are expected to be delivered between mid-November 2016 and early January 2017, subject to the satisfaction of certain customary closing conditions. We paid an initial security deposit in the amount of $4.2 million, which was funded through a loan facility with Jelco Delta Holding Corp., or Jelco, which is an entity affiliated with our Sponsor. We are considering our financing alternatives and expect to fund the acquisitions with cash flows from operations, secured loans, sale and leaseback arrangements, securities we may offer in the public or private debt or equity capital markets or other financing arrangements.

We believe we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets, and who have strong ties to a number of international charterers.

Our Current Fleet

As of the date of this prospectus, our Current Fleet consists of eight drybulk vessels, of which six are Capesize vessels and two are Supramax vessels. Our Current Fleet has a combined cargo-carrying capacity of approximately 1,145,553 dwt and an average age of approximately 8.2 years. Additionally, we have agreed to acquire two Capesize vessels that are scheduled to be delivered between mid-November 2016 and early January 2017. Subject to the successful delivery of the two Capesize vessels, our fleet will have an average age of 7.8 years and a combined cargo-carrying capacity of approximately 1,503,369 dwt.

The following tables list the vessels in our Current Fleet and the vessels we have agreed to acquire as of the date of this prospectus:

Current Fleet

Vessel Name	Year Built	Vessel Type	Dwt	Flag	Type of Employment
Leadership	2001	Capesize	171,199	BA	Spot
Gloriuship	2004	Capesize	171,314	MI	Spot
Geniuship	2010	Capesize	170,057	MI	Spot
Premiership	2010	Capesize	170,024	IoM	Spot
Squireship	2010	Capesize	170,018	LIB	Spot
Championship	2011	Capesize	179,238	LIB	Spot
Gladiatorship	2010	Supramax	56,819	BA	Spot
Guardianship	2011	Supramax	56,884	MI	Spot
Average Age:	8.1 years	Total Dwt:	1,145,553

Vessels to be Acquired*

Current Vessel Name	Year Built	Vessel Type	Dwt
Capesize 1	2010	Capesize	178,838
Capesize 2	2010	Capesize	178,978

*   Subject to successful delivery.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Competitive Strengths

We believe that we possess a number of strengths that provide us with a competitive advantage in the drybulk shipping market, including the following:

•	Modern, High Quality Fleet. Our Current Fleet had an average age of 8.1 years as of September 30, 2016, compared to world-wide Supramax, Panamax, and Capesize / Newcastlemax drybulk market industry average ages of 8.1, 8.8 and 7.4 years, respectively, as of that date. In addition to their young age, all of our vessels have been and we expect will be built at shipyards that we view as having a longstanding reputation for building high quality, commercially superior vessels that are preferred by charterers and also command higher interest in the secondary market. None of our vessels is associated with “green field” or inferior quality shipyards, which is the case for a meaningful part of the world fleet, especially for Supramax and Panamax drybulk vessels. We believe that owning a modern, highly commercially competitive and well-maintained fleet provides us with a competitive advantage in securing favorable time and spot charters.
•	Experienced Management. Our Company’s leadership has considerable depth of shipping industry expertise. Mr. Tsantanis, our Chairman, Chief Executive Officer and interim Chief Financial Officer, brings more than 18 years of experience in shipping and finance and has held senior management positions in prominent shipping companies.
•	Access to Attractive Chartering Opportunities. Fidelity, our commercial manager, has established strong global relationships with charterers and brokers. We believe Fidelity’s relationships with these counterparties should provide us with access to attractive chartering opportunities.

Business Strategy

Our strategy is to manage and expand our fleet in a manner that produces strong cash flows and allows us to build our position as a reliable provider of international seaborne transportation services for drybulk commodities. The key elements of our business strategy include:

•	Expanding Our Fleet Through Accretive Acquisitions. We intend to acquire drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 50,000 dwt through timely and selective acquisitions. We currently view the Capesize and Supramax vessel classes as providing attractive return characteristics given the existing vessel price levels. A key element to our acquisition strategy will be to acquire high-quality vessels at attractive prices. When evaluating acquisitions, we will consider and analyze, among other things, our expectation of fundamental developments in the drybulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry present an opportunity for us to grow our fleet at favorable prices.
•	Optimizing Vessel Revenues Primarily Through Spot Market Exposure. The Baltic Dry Index, or the BDI, a daily average of charter rates for key drybulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the entire drybulk shipping market, has recently increased 175.2 percent from the record low levels of 290 on February 10, 2016 to 798 on October 27, 2016. We intend to employ a chartering strategy to capture upside opportunities in the spot market. We may also use fixed-rate time charters as the charter market improves to reduce downside risks. Because the spot market is volatile, there can be no assurance that the drybulk charter market will increase and the market could decline.
•	Operating a Modern, High-Quality Fleet. Our Current Fleet had an average age of 8.1 years as of September 30, 2016, compared to world-wide Supramax, Panamax, and Capesize / Newcastlemax drybulk market industry average ages of 8.1, 8.8 and 7.4 years, respectively, as of that date. We believe that owning a young, well-maintained fleet provides us with a competitive advantage in securing favorable time and spot charters. All of our vessels have been and we expect will be built in shipyards that we view as having a longstanding reputation for building quality vessels. We expect that the combination of these factors will provide us with a competitive advantage in securing favorable employment for our vessels.

Management of Our Fleet

We manage our vessel's operations, insurances and bunkering and have the general supervision of our third-party technical and commercial managers. V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Seanergy Management Corp., or Seanergy Management, one of our wholly-owned subsidiaries, has entered into a commercial management agreement with Fidelity, an independent third party, pursuant to which Fidelity provides commercial management services for all of the vessels in our fleet.

Loan Facilities Update

We currently have five commercial bank loan facilities with an aggregate outstanding balance of $178 million. We currently are not required to make any principal repayments except under our facility with Alpha Bank AE. This facility currently has an outstanding balance of $7.6 million and amortization payments for this facility commenced on June 17, 2015. We also have a facility in place with HSH Nordbank AG with an outstanding balance of $44.4 million for which we will commence amortization payments on September 30, 2017, a facility with Unicredit Bank AG with an outstanding balance of $52.9 million for which we will commence amortization payments on June 26, 2017, a facility with Natixis with an outstanding balance of $39.4 million for which we will commence amortization payments on June 30, 2017 and a facility with Alpha

Bank AE with an outstanding balance of $33.8 million for which we will commence amortization payments on February 12, 2018. All applicable financial covenants under our loan facilities with our lenders have been either waived or will become effective subsequent to June 30, 2017. For more information regarding our current loan facilities, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness.”

Drybulk Shipping Industry Trends

Based on information provided by Karatzas Marine Advisors & Co., we believe that the following industry trends create growth opportunities for us as an owner and operator of drybulk vessels:

•	the low drybulk freight market and limited availability of shipping finance, among other factors, have resulted in low drybulk vessel asset pricing, relative to average prices, over the last five years;
•	the recovery of global economic activity and industrial production, which continues to rely heavily on raw materials and commodity consumption;
•	the increased aggregate demand for seaborne transport for commodities and raw materials expected over the next decade; despite uninspiring economic growth at present, raw materials remain the primary driver for world economies as coal is expected to remain the main source for generating electricity and lower cost iron ore will be supporting an oversupplied steel industry; expanded mining capacity by the world’s largest mining companies supports these trends;
•	the regulations enacted by the International Maritime Organization, mandating higher maintenance standards of vessels, installation of ballast water management systems, and gradually lower emissions will require material capital investments that will render older drybulk vessels uneconomical for retrofitting and will expedite their demolition; and
•	charterers’ concerns about environmental and safety standards shifting their preference toward modern vessels that are owned by reputable and financially stable shipowners.

In this Drybulk Shipping Industry Trends section, the details on the industry trends have been prepared by Karatzas Marine Advisors & Co. We and Karatzas Marine Advisors & Co. can provide no assurance, however, that the industry trends described above will continue, we will be successful in capitalizing on any such opportunities or we will be able to expand our business. For further discussion of the risks that we face, see “Risk Factors” beginning on page 10 of this prospectus. Please read “The Drybulk Shipping Industry” for more information on the drybulk shipping industry.

Recent Developments

As described above, on September 26, 2016 we entered into separate agreements with an unaffiliated third party for the purchase of two secondhand Capesize vessels for a gross purchase price of $20.75 million per vessel. The vessels are expected to be delivered between mid-November 2016 and early January 2017, subject to the satisfaction of certain customary closing conditions. Under the agreements, we were required to make a $4.2 million deposit. This deposit was funded with proceeds from a loan facility, dated October 4, 2016, entered into with Jelco. The loan facility bears interest at LIBOR plus a margin of 5%, which is payable quarterly. The principal is due on the date that the third party seller provides us with fifteen days’ notice of the date it intends to tender its notice of readiness for delivery of the vessels. The principal may be repaid in cash or by transferring to Jelco the shares in our direct holding subsidiary that owns our two indirect vessel-owning subsidiaries that have agreed to purchase the two vessels. The loan facility is secured by a pledge of such shares in our direct holding subsidiary.

Corporate Information

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our principal executive office is located at 16 Grigoriou Lambraki Street, 166 74 Glyfada, Athens, Greece. Our telephone number at that address is +011 30 2108913507. Our corporate website address is www.seanergymaritime.com. The information contained on our website does not constitute part of this prospectus.

THE OFFERING

Common shares presently outstanding
20,694,410 common shares(1)
Securities offered by us
      common shares together with Class A warrants to purchase       of our common shares at the exercise price of $      per share (or    % of the price for each share sold in the offering). The warrants will be immediately exercisable and will expire 5 years after the issuance date. An aggregate of       common shares together with Class A warrants to purchase       of our common shares are being offered assuming the underwriters exercise their option to purchase additional shares and Class A Warrants in full but assuming no exercise of the Class A Warrants or Underwriter’s Warrant.
Common shares to be outstanding immediately after this offering
      common shares (      common shares, if the underwriters exercise their option to purchase additional shares and Class A Warrants in full but assuming no exercise of the Class A Warrants or Underwriter’s Warrant).(1)
Underwriters’ Option to Purchase Additional Shares and Class A Warrants
The Underwriting Agreement provides that we will grant to the underwriters an option, exercisable within 45 days after the closing of this offering, to purchase up to an additional 15% of the total number of common shares and Class A Warrants to be offered by us pursuant to this offering.
Use of proceeds
We estimate that we will receive net proceeds of approximately $      , and approximately $     million if the underwriters exercise their option to purchase additional shares and Class A Warrants in full but assuming no exercise of the Class A Warrants or Underwriter’s Warrant, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which may include the acquisition of the two Capesize vessels we have agreed to purchase or other potential vessels acquisitions in accordance with our growth strategy.

Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” below on page 10 and in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein, to read about the risks you should consider before investing in our common shares.
Listing
Our common shares are listed on the Nasdaq Capital Market under the symbol “SHIP”. We intend to apply to list the Class A warrants offered hereby on the Nasdaq Capital Market under the symbol “SHIPW.”
(1)	Excludes (i) 4,222,223 common shares issuable upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, as amended, that we issued to Jelco, and (ii) 23,516,667 common shares issuable upon exercise of a conversion option pursuant to the convertible promissory note dated September 7, 2015, as amended, that we issued to Jelco. Under each of the convertible promissory notes, Jelco, an entity affiliated with our Sponsor, may, at its option, convert the principal amount under each note at any time into common shares at a conversion price of $0.90 per share. As of October 28, 2016, $3.8 million was outstanding under the convertible promissory note dated March 12, 2015, and $21.2 million was outstanding under the convertible promissory note dated September 7, 2015, as amended.

Lock-Up Provision
Subject to certain exceptions, we, all of our executive officers and directors, and certain affiliates have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representative offer, sell, contract to sell or otherwise dispose of or hedge common shares or securities convertible into or exchangeable for common shares. These restrictions will be in effect for a period of 120 days after the date of the closing of this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The information set forth below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

We have derived the following consolidated financial data for the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014 from our audited consolidated financial statements that are included elsewhere in this prospectus. We have derived the following consolidated financial data for the years ended December 31, 2012 and 2011 and as of December 31, 2013, 2012 and 2011 from our audited consolidated financial statements that are not included in this prospectus. We have derived the following consolidated financial data for the six months ended June 30, 2016 and 2015 and as of June 30, 2016 from our unaudited interim condensed consolidated financial statements that are included elsewhere in this prospectus. Operating results for the six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2016.

On January 7, 2016, we effected a 1-for-5 reverse split of our common shares. The reverse stock split became effective and the common shares began trading on a split-adjusted basis on the NASDAQ Capital Market at the opening of trading on January 8, 2016. There was no change in the number of authorized shares or the par value of our common stock. All share and per share amounts disclosed herein give effect to this reverse stock split retroactively, for all periods presented.

(Amounts in thousands of U.S. dollars, except for share and per share data.)

	Year Ended December 31,
	2015	2014	2013	2012	2011
Statement of Income Data:
Vessel revenue, net	11,223	2,010	23,079	55,616	104,060
Direct voyage expenses	(7,496)	(1,274)	(8,035)	(13,587)	(2,541)
Vessel operating expenses	(5,639)	(1,006)	(11,086)	(26,983)	(34,727)
Voyage expenses - related party	—	(24)	(313)	(532)	(661)
Management fees - related party	—	(122)	(743)	(1,625)	(2,415)
Management fees	(336)	—	(194)	(588)	(576)
General and administration expenses	(2,804)	(2,987)	(3,966)	(6,337)	(8,070)
General and administration expenses - related party	(70)	(309)	(412)	(402)	(603)
Loss on bad debts	(30)	(38)	—	(327)	—
Amortization of deferred dry-docking costs	(38)	—	(232)	(3,648)	(7,313)
Depreciation	(1,865)	(3)	(982)	(15,606)	(28,856)
Loss on sale of vessels	—	—	—	(15,590)	—
Impairment loss for goodwill	—	—	—	(4,365)	(12,910)
Impairment loss for vessels and deferred charges	—	—	(3,564)	(147,143)	(188,995)
Gain on disposal of subsidiaries	—	—	25,719	—	—
Gain on restructuring	—	85,563	—	—	—
Operating (loss) / income	(7,055)	81,810	19,271	(181,117)	(183,607)
Interest and finance costs	(1,460)	(1,463)	(8,389)	(12,480)	(13,482)
Interest and finance costs - related party	(399)	—	—	—	—
Interest income	—	14	13	59	60
Loss on interest rate swaps	—	—	(8)	(189)	(641)
Foreign currency exchange (losses) gains, net	(42)	(13)	19	(43)	(46)
Total other expenses, net	(1,901)	(1,462)	(8,365)	(12,653)	(14,109)
Net (loss) / income before taxes	(8,956)	80,348	10,906	(193,770)	(197,716)
Income taxes	—	—	1	2	(40)
Net (loss) / income	(8,956)	80,348	10,907	(193,768)	(197,756)
Net (loss) / income per common share
Basic and diluted	(0.83)	30.06	4.56	(83.69)	(135.18)
Weighted average common shares outstanding
Basic	10,773,404	2,672,945	2,391,628	2,315,315	1,462,927
Diluted	10,773,404	2,672,950	2,391,885	2,315,315	1,462,927
Dividends declared per share	—	—	—	—	—

	As of December 31,
	2015	2014	2013	2012	2011
Balance Sheet Data:
Cash and restricted cash	3,354	2,873	3,075	6,298	37,294
Total current assets	8,278	3,207	66,350	52,086	43,432
Vessels, net	199,840	—	—	68,511	381,129
Total assets	209,352	3,268	66,350	120,960	436,476
Total current liabilities, including current portion of long-term debt	9,250	592	157,045	222,577	58,697
Long-term debt, net of current portion	176,787	—	—	—	300,586
Common stock	2	—	—	—	—
Total equity / (deficit)	23,284	2,676	(90,695)	(101,617)	76,923
Shares issued and outstanding	19,522,413	3,977,854	2,391,854	2,391,856	1,463,532
	Year Ended December 31,
	2015	2014	2013	2012	2011
Cash Flow Data:
Net cash (used in) provided by operating activities	(4,737)	(14,858)	1,030	2,418	26,439
Net cash (used in) provided by investing activities	(201,684)	105,895	993	55,402	—
Net cash provided by (used in) financing activities	206,852	(91,239)	(3,246)	(71,256)	(62,492)

Based on our unaudited interim condensed consolidated financial statements:

(Amounts in thousands of U.S. dollars, except for share and per share data.)

	Six-month period ended June 30,
	2016	2015
Statement of Income Data:
Vessel revenue, net	15,165	1,757
Direct voyage expenses	(9,505)	(995)
Vessel operating expenses	(6,698)	(939)
Management fees	(454)	(48)
General and administration expenses	(1,540)	(1,315)
General and administration expenses - related party	—	(70)
Amortization of deferred dry-docking costs	(240)	—
Depreciation	(4,196)	(158)
Operating loss	(7,468)	(1,768)
Other expenses, net:
Interest and finance costs	(3,442)	(124)
Interest and finance costs - related party	(937)	(149)
Foreign currency exchange losses, net	(12)	(15)
Total other expenses, net	(4,391)	(288)
Net loss	(11,859)	(2,056)
Net loss per common share
Basic and diluted	(0.61)	(0.29)
Weighted average common shares outstanding
Basic and diluted	19,370,412	7,130,807
Dividends declared per share	—	—

As of June 30, 2016
Balance Sheet Data:
Cash and restricted cash	3,109
Total current assets	8,036
Vessels, net	195,655
Total assets	204,638
Total current liabilities, including current portion of long-term debt	9,066
Long-term debt, net of current portion	174,407
Common stock	2
Total equity	20,904
Shares issued and outstanding	19,514,410
	Six months ended June 30,
	2016	2015
Cash Flow Data:
Net cash used in operating activities	(9,195)	(1,906)
Net cash used in investing activities	—	(17,127)
Net cash provided by financing activities	8,950	17,206

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.

Risks Relating to Our Industry

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our loan agreements, and we may incur an impairment or, if we sell vessels following a decline in their market value, a loss.

The fair market values of our vessels are related to prevailing freight charter rates. While the fair market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary. A decrease in the market value of our vessels could require us to raise additional capital in order to remain compliant with our loan covenants, and could result in the loss of our vessels and adversely affect our earnings and financial condition.

The fair market value of our vessels may increase or decrease, and we expect the market values to fluctuate depending on a number of factors including:

•	prevailing level of charter rates;
•	general economic and market conditions affecting the shipping industry;
•	types and sizes of vessels;
•	supply and demand for vessels;
•	other modes of transportation;
•	cost of newbuildings;
•	governmental and other regulations; and
•	technological advances.

In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines, we may not be in compliance with certain covenants in our loan agreements, and our lenders could accelerate our indebtedness or require us to pay down our indebtedness to a level where we are again in compliance with our loan covenants. If any of our loans are accelerated, we may not be able to refinance our debt or obtain additional funding. We expect that we will enter into more loan agreements in connection with our pending and future acquisitions of vessels. For more information regarding our current loan facilities, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Description of Indebtedness.”

In addition, if vessel values decline, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results. Furthermore, if we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel's carrying amount in our financial statements, resulting in a loss and a reduction in earnings.

Charter hire rates for drybulk vessels are highly volatile and remain significantly below the highs of 2008, which had and may continue to have an adverse effect on our revenues, earnings and profitability.

The abrupt and dramatic downturn in the drybulk charter market, from which we derive substantially all of our revenues, has severely affected the drybulk shipping industry and has harmed our business. The Baltic Dry Index, or BDI, declined from a high of 11,793 in May 2008 to a low of 290 in February 10, 2016, which represents a decline of 98%. In 2015, the BDI ranged from a low of 471 on December 16, 2015 to a high of

1,222 on August 5, 2015, and to date in 2016, has ranged from a low of 290 on February 10, 2016, to a high of 941 on September 23, 2016. The decline and volatility in charter rates has been due to various factors, including the over-supply of drybulk vessels, the lack of trade financing for purchases of commodities carried by sea, which resulted in a significant decline in cargo shipments, and trade disruptions caused by natural disasters. Drybulk charter rates are at depressed levels and may decline further. These circumstances, which result from the economic situation worldwide and the multiple disruptions to the operation of global credit markets, have had a number of adverse consequences for drybulk shipping, including, among other developments:

•	decrease in available financing for vessels;
•	no active secondhand market for the sale of vessels;
•	charterers seeking to renegotiate the rates for existing time charters;
•	widespread loan covenant defaults in the drybulk shipping industry due to the substantial decrease in vessel values; and
•	declaration of bankruptcy by some operators, charterers and vessel owners.

The degree of charter hire rate volatility among different types of drybulk vessels has varied widely. If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected and we may not be able to successfully charter our vessels at rates sufficient to allow us to operate our business profitably or meet our obligations. Further, if low charter rates in the drybulk market continue or decline further for any significant period, this could have an adverse effect on our vessel values and ability to comply with the financial covenants in our loan agreements. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, our lenders could accelerate our debt and we could face the loss of our vessels.

An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability.

The market supply of drybulk vessels has been increasing due to the high level of new deliveries in the last few years. Drybulk newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2016. In addition, the drybulk newbuilding orderbook, which extends to 2018, equaled approximately 12% of the existing world drybulk fleet as of September 23, 2016, according to Karatzas Marine Advisors & Co., and the orderbook may increase further in proportion to the existing fleet. An over-supply of drybulk carrier capacity could prolong the period during which low charter rates prevail.

Factors that influence the supply of vessel capacity include:

•	number of new vessel deliveries;
•	scrapping rate of older vessels;
•	vessel casualties;
•	price of steel;
•	number of vessels that are out of service;
•	changes in environmental and other regulations that may limit the useful life of vessels; and
•	port or canal congestion.

If drybulk vessel capacity increases but the demand for vessel capacity does not increase or increases at a slower rate, charter rates could materially decline, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If economic conditions throughout the world do not improve, it will impede our results of operations, financial condition and cash flows, and could cause the market price of our common shares to decline.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of new challenges, including recent turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries and continuing economic weakness in the European Union. The deterioration in the global economy has caused, and may continue to cause, a decrease in worldwide demand for certain goods and, thus, shipping. We cannot predict how long the current market conditions will last.

The European Union and other parts of the world have recently been or are currently in a recession and continue to exhibit weak economic trends. Moreover, there is uncertainty related to certain countries' ability to refinance their sovereign debt, such as Greece, Spain, Portugal, Ireland, and Italy. As a result, the credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the U.S. federal and state governments and European authorities have implemented a broad variety of governmental action and new regulation of the financial markets and may implement additional regulations in the future. As a result, global economic conditions and global financial markets have been, and continue to be, volatile. Further, credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide.

In addition, continued economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect of the weak economic trends in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world's fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The quarterly year-over-year growth rate of China's GDP decreased to approximately 6.8% for the year ended December 31, 2015, as compared to approximately 7.2% for the year ended December 31, 2014, and continues to remain below pre-2008 levels. It is possible that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the European Union and in certain Asian countries may further adversely affect economic growth in China and elsewhere. Our results of operations and ability to grow our fleet could be impeded by a continuing or worsening economic downturn in any of these countries or geographic regions.

We face risks attendant to the trends in the global economy, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate worldwide may adversely affect our business or impair our ability to borrow under our loan agreements or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows, our ability to finance our pending vessel acquisitions and the trading price of our common stock. In the absence of available financing, we also may be unable to complete our vessel pending acquisitions, take advantage of business opportunities or respond to competitive pressures.

The instability of the euro or the inability of Eurozone countries to refinance their debts could have a material adverse effect on our revenue, profitability and financial position.

Concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for drybulk cargoes and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and cash flow.

We maintain cash with a limited number of financial institutions including financial institutions that may be located in Greece, which will subject us to credit risk.

We maintain all of our cash with a limited number of financial institutions, including institutions that are located in Greece. These financial institutions located in Greece may be subsidiaries of international banks or Greek financial institutions. Economic conditions in Greece have been, and continue to be, severely disrupted and volatile, and as a result of sovereign weakness, Moody's Investor Services Inc. has downgraded the bank financial strength ratings, as well as the deposit and debt ratings, of several Greek banks to reflect their weakening stand-alone financial strength and the anticipated additional pressures stemming from the country's challenged economic prospects.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and expenses.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	crew strikes and/or boycotts;
•	marine disaster;
•	piracy;
•	environmental accidents;
•	cargo and property losses or damage; and
•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, Strait of Malacca, Arabian Sea, Red Sea, Gulf of Aden off the coast of Somalia, Indian Ocean and Gulf of Guinea. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, and increasingly in the Gulf of Guinea and Strait of Malacca, with drybulk vessels particularly vulnerable to such attacks. If piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including costs which may be incurred to employ onboard security armed guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels could have a material adverse impact on our business, financial condition and results of operations.

The operation of drybulk vessels has particular operational risks.

The operation of drybulk vessels has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk vessels are often subjected to battering treatment during discharging operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during discharging procedures may affect a vessel's seaworthiness while at sea. Hull fractures in drybulk vessels may lead to the flooding of the vessels' holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, and results of operations.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance. Further, because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We do not expect to maintain for all of our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs. If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.

We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us.

Rising fuel prices may adversely affect our profits.

The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Upon redelivery of vessels at the end of a period time or voyage time charter, we may be obligated to repurchase bunkers on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the charter period. In addition, fuel is a significant, if not the largest, expense that we would incur with respect to vessels operating on voyage charter.

Our vessels are chartered on the spot charter market, either through trip charter contracts or voyage charter contracts. Voyage charter contracts generally provide that the vessel owner bears the cost of fuel in the form of bunkers, which is a material operating expense. We do not intend to hedge our fuel costs, thus an increase in the price of fuel beyond our expectations may affect in a negative way our profitability and our cash flows.

We are dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings.

We currently operate all of our vessels in the spot market, exposing us to fluctuations in spot market charter rates. Further, we may employ any additional vessels that we acquire in the spot market.

Although the number of vessels in our fleet that participate in the spot market will vary from time to time, we anticipate that a significant portion of our fleet will participate in this market. As a result, our financial performance will be significantly affected by conditions in the drybulk spot market and only our vessels that operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.

Historically, the drybulk markets have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for drybulk capacity. The weak global economic trends may further reduce demand for transportation of drybulk cargoes over longer distances, which may materially affect our revenues, profitability and cash flows. The spot charter market may fluctuate significantly based upon supply of and demand for vessels and cargoes. The successful operation of our vessels in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably or to meet our obligations, including payments on indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

Our revenues are subject to seasonal fluctuations, which could affect our operating results and ability to service our debt or pay dividends.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The drybulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedule and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending June 30 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ending December 31 and March 31. This seasonality should not affect our operating results if our vessels are employed on period time charters, but since all of our vessels are employed in the spot market, seasonality may materially affect our operating results.

Our vessels may call on ports located in or may operate in countries that are subject to restrictions imposed by the United States, the European Union or other governments that could adversely affect our reputation and the market price of our common stock.

During the year ended December 31, 2015, none of our vessels called on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism, such as Iran, Sudan and Syria; however our vessels may call on ports in these countries from time to time in the future on our charterers' instructions. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.

On July 14, 2015, following a period of time during which trade with Iran was widely sanctionable under U.S. law, the P5+1 and the EU announced that they reached a landmark agreement with Iran titled the Joint Comprehensive Plan of Action Regarding the Islamic Republic of Iran's Nuclear Program, or the JCPOA, which is intended to significantly restrict Iran's ability to develop and produce nuclear weapons for 10 years while simultaneously easing sanctions directed toward non-U.S. persons for conduct involving Iran, but taking place outside of U.S. jurisdiction and does not involve U.S. persons. On January 16, 2016, the United States joined the EU and the UN in lifting a significant number of their nuclear-related sanctions on Iran following an announcement by the International Atomic Energy Agency, or the IAEA, that Iran had satisfied its respective obligations under the JCPOA.

U.S. sanctions prohibiting certain conduct that is now permitted under the JCPOA have not actually been repealed or permanently terminated at this time. Rather, the U.S. government has implemented changes to the sanctions regime by: (1) issuing waivers of certain statutory sanctions provisions; (2) committing to refrain from exercising certain discretionary sanctions authorities; (3) removing certain individuals and entities from the Office of Foreign Assets Control's sanctions lists; and (4) revoking certain Executive Orders and specified sections of Executive Orders. These sanctions will not be permanently “lifted” until the earlier of “Transition Day,” set to occur on October 20, 2023, or upon a report from the IAEA stating that all nuclear material in Iran is being used for peaceful activities.

Although it is our intention to comply with the provisions of the JCPOA, there can be no assurance that we will be in compliance in the future as such regulations and U.S. sanctions may be amended over time, and the U.S. retains the authority to revoke the aforementioned relief if Iran fails to meet its commitments under the JPOA.

We believe that we are currently in compliance with all applicable sanctions and embargo laws and regulations. In order to maintain compliance, we monitor and review the movement of our vessels on a frequent basis.

All or most of our future charters shall include provisions and trade exclusion clauses prohibiting the vessels from calling on ports where there is an existing U.S embargo. Furthermore as of the date hereof, neither the Company nor its subsidiaries have ever entered into or have any future plans to enter into, directly or indirectly, any contracts, agreements or other arrangements with the governments of Iran, Syria, Sudan or Cuba or any entities controlled by the governments of these countries, including any entities organized in these countries.

Due to the nature of our business and the evolving nature of the foregoing sanctions and embargo laws and regulations, there can be no assurance that we will be in compliance at all times in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes. These requirements include, but are not limited to, European Union Regulations, the U.S. Oil Pollution Act of 1990, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Clean Air Act, the U.S. Clean Water Act, the U.S. Marine Transportation Security Act of 2002, and regulations of the International Maritime Organization, or the IMO, including but not limited to, the International Convention for the Prevention of Pollution from Ships of 1975, the International Convention for the Prevention of Marine Pollution of 1973, the IMO International Convention for the Safety of Life at Sea of 1974 and the International Convention on Load Lines of 1966. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast water, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of vessels we may acquire in the future. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security, such as the Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. These security procedures can result in delays in the loading, discharging or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, vessels. Future changes to the existing security procedures may be implemented that could affect the drybulk sector. These changes have the potential to impose additional financial and legal obligations on vessels and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on our business, revenues and customer relations.

If any of our vessels fails to maintain its class certification or fails any annual survey, intermediate survey, or special survey, or if any scheduled class survey takes longer or is more expensive than anticipated, this could have a material adverse impact on our financial condition and results of operations.

The hull and machinery of every commercial vessel must be certified by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the International Convention for the Safety of Life at Sea.

A vessel must undergo annual, intermediate and special surveys. The vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. At the beginning, in between and in the end of this cycle, every vessel is required to undergo inspection of her underwater parts that usually includes dry-docking. These surveys and dry-dockings can be costly and can result in delays in returning a vessel to operation.

If any vessel does not maintain its class, the vessel will not be allowed to carry cargo between ports and cannot be employed or insured. Any such inability to carry cargo or be employed, or any related violation of our loan covenants, could have a material adverse impact on our financial condition and results of operations.

Because seafaring employees we employ are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.

We employ a large number of seafarers. All of the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

Maritime claimants could arrest one or more of our vessels.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted, which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or hire one or more of our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Company

We are a recently restructured company with a limited history of recent operations on which investors may assess our performance.

In March 2014, we completed a financial restructuring, following which we did not own any vessels. During 2015 we acquired our Current Fleet of eight vessels. As a result, we have a limited operating history since our financial restructuring, and therefore limited historical financial results upon which you can evaluate our restructured operations. We cannot assure you that we will be successful in operating our fleet in the future.

Our independent auditors have expressed doubt about our ability to continue as a going concern. The existence of such report may adversely affect our stock price, our business relationships and our ability to raise capital. There is no assurance that we will not receive a similar report for the year ended December 31, 2016.

Our financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might be necessary if we are unable to continue as a going concern. Accordingly, the financial statements did not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event we are unable to continue as a going concern, except for the current classification of debt. However, there are material uncertainties related to events or conditions which raise substantial doubt on our ability to continue as a going concern and, therefore, we may be unable to realize our assets and discharge our liabilities in the normal course of business.

Our independent registered public accounting firm, Ernst & Young, has issued their opinion with an explanatory paragraph in connection with our audited financial statements included in this prospectus that expresses substantial doubt about our ability to continue as a going concern. In 2015 we acquired eight vessels in accordance with our business plan to grow our fleet on a sustainable basis. Based on our cash flow projections, cash on hand and cash provided by operating activities might not be sufficient to cover the liquidity needs that become due in the twelve-month period ending December 31, 2016. We have relied on Jelco, a company affiliated with our Sponsor, for further funding during 2015 and 2016, for our vessel acquisitions, including the initial deposit related to our pending vessel acquisitions, and general corporate purposes. Given these facts we cannot provide any assurance that we will in fact operate our business profitably, generate sufficient revenue and operating cash flow. Accordingly, there can be no assurance that our independent registered public accounting firm's report on our future financial statements for any future period will not include a similar explanatory paragraph. Ernst & Young's, or any successor's expression of such doubt or our inability to overcome the factors leading to such doubt could have a material adverse effect on our stock price, our business relationships and ability to raise capital and therefore could have a material adverse effect on our business and financial prospects.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

We acquired our Current Fleet during 2015, and we intend to acquire vessels in the future, including the two vessels we have recently agreed to acquire. Our ability to manage our growth will primarily depend on our ability to:

•	generate excess cash flow so that we can invest without jeopardizing our ability to cover current and foreseeable working capital needs, including debt service;
•	raise equity and obtain required financing for our existing and new operations, including our pending vessel acquisitions;
•	locate and acquire suitable vessels;
•	identify and consummate acquisitions or joint ventures;
•	integrate any acquired businesses or vessels successfully with our existing operations;
•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;
•	enhance our customer base; and
•	manage our expansion.

Growing any business by acquisitions presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans and we may incur significant additional expenses and losses in connection therewith.

Purchasing and operating secondhand vessels, such as our Current Fleet and the two vessels we have agreed to acquire, may result in increased operating costs and vessel off-hire, which could adversely affect our financial condition and results of operations.

During 2015 we purchased our Current Fleet of eight secondhand vessels. Recently we agreed to acquire two additional secondhand vessels. Our inspection of these or other secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and the cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. We have not received in the past, and do not expect to receive in the future, the benefit of warranties on any secondhand vessels we acquire.

As the vessels in our fleet or other secondhand vessels we may acquire age, they may become less fuel efficient and more costly to maintain and will not be as advanced as recently constructed vessels due to improvements in design, technology and engineering. Rates for cargo insurance, paid by charterers, also increase with the age of a vessel, making older vessels less desirable to charterers.

Charterers actively discriminate against hiring older vessels. For example, Rightship, the ship vetting service founded by Rio Tinto and BHP-Billiton, which has become the major vetting service in the drybulk shipping industry, ranks the suitability of vessels based on a scale of one to five stars. All of the vessels in our Current Fleet have a five star rating from Rightship except the Leadership as she was previously in lay-up, meaning temporarily idle and removed from commercial operations. The Leadership completed her current special survey on October 21, 2016, and we expect her to regain a five star rating from Rightship. Most major carriers will not charter a vessel that Rightship has vetted with fewer than three stars. Therefore, as our vessels age, we may not be able to operate them profitably during the remainder of their useful lives.

Governmental regulations, safety or other equipment standards related to the age or condition of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

In addition, unless we maintain cash reserves for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 25 years from the date of initial delivery from the shipyard. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, financial condition and results of operations will be materially adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends.

Newbuilding projects are subject to risks that could cause delays.

We may enter into newbuilding contracts in connection with our vessel acquisition strategy. Newbuilding construction projects are subject to risks of delay inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. A shipyard's failure to deliver a vessel on time may result in the delay of revenue from the vessel. Any such failure or delay could have a material adverse effect on our operating results.

We have agreed to acquire two additional drybulk vessels and may acquire further vessels, and if those vessels are not delivered on time or are delivered with significant defects, our earnings and financial condition could suffer.

We have agreed to acquire two additional drybulk vessels and may acquire further vessels in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. A delay in the delivery of any vessels to us, the failure of the contract counterparty to deliver a vessel at all, or us not taking delivery of a vessel could cause us to breach our obligations under a related time charter or could otherwise adversely affect our financial condition and results of operations. In addition, the delivery of any vessel with substantial defects could have similar consequences.

Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.

As of June 30, 2016, we had $178 million of outstanding debt, excluding unamortized financing fees and the convertible promissory notes issued to Jelco. Moreover, we anticipate that we will incur significant future indebtedness in connection with the acquisition of additional vessels, including the two vessels we recently agreed to acquire, although there can be no assurance that we will be successful in identifying further vessels or securing such debt financing. Significant levels of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may be unavailable on favorable terms;
•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and any future dividends to our shareholders;
•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and
•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control, as well as the interest rates applicable to our outstanding indebtedness. If our operating income is not sufficient to service our indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future. For more information regarding our current loan facilities, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Description of Indebtedness.”

If LIBOR is volatile, it could affect our profitability, earnings and cash flow.

LIBOR has been volatile in the past, with the spread between LIBOR and the prime lending rate widening significantly at times. Because the interest rates borne by our outstanding indebtedness fluctuates with changes in LIBOR, significant changes in LIBOR would have a material effect on the amount of interest payable on our debt, which in turn, could have an adverse effect on our financial condition.

Furthermore, historically interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. Due to current market practices, we have agreed to such a provision and may be required to do so in future loan agreements. In case our lenders elect to replace LIBOR with their higher cost of funds rate, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.

Our loan agreements contain, and we expect that other future loan agreements will contain, restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations. In addition, because of the presence of cross-default provisions in our loan agreements, a default by us under one loan could lead to defaults under multiple loans.

Our loan agreements contain, and we expect that other future loan agreements will contain, customary covenants and event of default clauses, financial covenants, restrictive covenants and performance requirements, which may affect operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs.

As a result of these restrictions, we may need to seek permission from our lenders and other financing counterparties in order to engage in some corporate actions. Our lenders' and other financing counterparties' interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our revenues, results of operations and financial condition.

A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements, could lead to defaults under our financing arrangements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements (the market values of drybulk vessels have generally experienced high volatility). In the event of a default that we cannot remedy, our lenders and other financing counterparties could then accelerate their indebtedness and foreclose on the respective vessels in our fleet. The loss of any of our vessels could have a material adverse effect on our business, results of operations and financial condition.

Because of the presence of cross-default provisions in our loan agreements, a default by us under a loan and the refusal of any one lender to grant or extend a waiver could result in the acceleration of our indebtedness under our other loans. A cross-default provision means that if we default on one loan, we would then default on our other loans containing a cross-default provision.

The failure of our counterparties to meet their obligations under our charter agreements could cause us to suffer losses or otherwise adversely affect our business.

The ability and willingness of each of our counterparties to perform its obligations under charter agreements with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the drybulk shipping industry and the industries in which our counterparties operate and the overall financial condition of the counterparties. From time to time, those counterparties may account for a significant amount of our chartering activity and revenues. In addition, in challenging market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charter agreements, and so our customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters could be at lower rates. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could suffer significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Rising crew costs may adversely affect our profits.

Crew costs are expected to be a significant expense for us. Recently, the limited supply of and increased demand for qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs. Increases in crew costs may adversely affect our profitability.

We may not be able to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success will depend to a significant extent upon the abilities and efforts of our management team, including our ability to retain key members of our management team and the ability of our management to recruit and hire suitable employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations.

Our vessels may suffer damage, and we may face unexpected repair costs, which could adversely affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a shipyard facility. The costs of repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of dividends in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.

We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.

We generate all of our revenues and incur the majority of our operating expenses in U.S. dollars, but we currently incur many of our general and administrative expenses in currencies other than the U.S. dollar, primarily the euro. Because such portion of our expenses is incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. dollar and the euro, which could affect the amount of net income that we report in future periods. We may use financial derivatives to operationally hedge some of our currency exposure. Our use of financial derivatives involves certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy financial obligations or to pay dividends.

We are a holding company and our subsidiaries, which are all wholly-owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by the covenants in our loan agreements, a claim or other action by a third party, including a creditor, and the laws of Bermuda, the British Virgin Islands, Hong Kong, Liberia, Malta and the Republic of the Marshall Islands, where our vessel-owning subsidiaries are incorporated, which regulate the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, we may not be able to satisfy our financial obligations.

We face strong competition, and we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. Although we believe that no single competitor has a dominant position in the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us. We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.

Due to our limited fleet diversification, adverse developments in the maritime drybulk shipping industry would adversely affect our business, financial condition, and operating results.

We depend primarily on the transportation of drybulk commodities. Our relative lack of diversification could make us vulnerable to adverse developments in the maritime drybulk shipping industry, which would have a significantly greater impact on our business, financial condition and operating results than it would if we maintained more diverse assets or lines of business.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our financial condition.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, and an adverse effect on our business.

We operate throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We depend on our commercial and technical managers to operate our business and our business could be harmed if our managers fail to perform their services satisfactorily.

Pursuant to our management agreements, V.Ships provides us with technical, general administrative and support services (including vessel maintenance, crewing, purchasing, shipyard supervision, assistance with regulatory compliance, accounting related to vessels and provisions) and Fidelity provides us with commercial management services for our vessels. Our operational success depends significantly upon V.Ships and Fidelity's satisfactory performance of these services. Our business would be harmed if V.Ships or Fidelity failed to perform these services satisfactorily. In addition, if the management agreement with either V.Ships or Fidelity were to be terminated or if its terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our management agreements.

Our ability to compete for and enter into new period time and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with our commercial manager, Fidelity, and its reputation and relationships in the shipping industry. If Fidelity suffers material damage to its reputation or relationships, it may harm our ability to:

•	renew existing charters upon their expiration;
•	obtain new charters;
•	obtain financing on commercially acceptable terms;
•	maintain satisfactory relationships with our charterers and suppliers; and
•	successfully execute our business strategies.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, financial condition and results of operations.

Our managers are each privately held companies and there is little or no publicly available information about them.

The ability of V.Ships and Fidelity to render management services will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength, and because each is a privately held company, information about their financial strength is not available. As a result, we and our shareholders might have little advance warning of financial or other problems affecting them even though their financial or other problems could have a material adverse effect on us.

Management fees will be payable to our technical manager regardless of our profitability, which could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to our technical management agreements with V.Ships, we pay a monthly fee of $9,650 per vessel in exchange for V.Ships providing technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses, crewing costs, which are reimbursed by us to the technical manager. The management fees are payable whether or not our vessels are employed and regardless of our profitability, and we have no ability to require our technical managers to reduce the management fees if our profitability decreases, which could have a material adverse effect on our business, financial condition and results of operations.

The majority of the members of our shipping committee are appointees nominated by Jelco, which could create conflicts of interest detrimental to us.

Our board of directors has created a shipping committee, which has been delegated exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Jelco has the right to appoint two of the three members of the shipping committee and as a result such affiliates will effectively control all decisions with respect to our shipping operations that do not involve a transaction with our Sponsor. Mr. Stamatios Tsantanis, Ms. Christina Anagnostara and Mr. Elias Culucundis currently serve on our shipping committee.

We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common stock.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based upon our current and anticipated method of operations, we do not believe that we should be a PFIC with respect to any taxable year. In this regard, we intend to treat our gross income from time charters as active services income, rather than rental income. Accordingly, our income from our time chartering activities should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute passive asset. There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations change.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended, or the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their shares of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of the shares of our common stock. Similar consequences would apply to holders of our warrants. See “Tax Considerations – U.S. Federal Income Tax Consequences – U.S. Federal Income Taxation of U.S. Holders - Passive Foreign Investment Company Rules” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, (“U.S. source gross shipping income”) may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

For our 2015 taxable year, we did not have any U.S. source gross shipping income and consequently we were not subject to the 4% U.S. federal income tax.

We may, however, realize U.S. source gross shipping income in our 2016 or subsequent taxable year. If we realize U.S. source gross shipping income in our 2016 or subsequently taxable year, we may qualify for exemption from the 4% tax under Section 883 for such taxable year only if we satisfy one of the ownership tests described in “Tax Considerations – U.S. Federal Income Tax Consequences – Exemption of Operating Income from United States Federal Income Taxation” for such taxable year. The ownership tests would require us, inter alia, to establish or substantiate sufficient ownership of our common shares by one or more “qualified” shareholders. These substantiation requirements are onerous and therefore there can be no assurance that we will be able to satisfy them.

Due to the factual nature of the issues involved, we can give no assurances on the tax-exempt status of ourselves or that of any of our subsidiaries for our 2016 or subsequent taxable year. If we or our subsidiaries are not entitled to exemption under Section 883 for any such taxable year, we or our subsidiaries could be subject for those years to a 4% U.S. federal income tax on any shipping income such companies derived during the year that is attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

A cyber-attack could materially disrupt our business.

We rely on information technology systems and networks in our operations and administration of our business. Our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data. A successful cyber-attack could materially disrupt our operations, including the safety of our operations, or lead to unauthorized release of information or alteration of information in our systems. Any such attack or other breach of our information technology systems could have a material adverse effect on our business and results of operations.

Risks Relating to Our Common Shares and to the Offering

The market price of our common shares has been and may in the future be subject to significant fluctuations. Further, there is no guarantee of a continuing public market for you to resell our common shares.

Our common shares commenced trading on the Nasdaq Global Market on October 15, 2008. Since December 21, 2012, our common shares have traded on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.

The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

•	quarterly variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the thin trading market for our common shares, which makes it somewhat illiquid;
•	regulatory developments;
•	additions or departures of key personnel;

•	general market conditions; and
•	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for drybulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Additionally, there is no guarantee of a continuing public market for you to resell our common shares. Our common shares now trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.

The declaration and payment of dividends will always be subject to the discretion of our board of directors and will depend on a number of factors. Our board of directors may not declare dividends in the future.

The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. Our board of directors may not declare dividends in the future.

Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. We may be unable to pay dividends in the anticipated amounts or at all.

Anti-takeover provisions in our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions:

•	authorize our board of directors to issue “blank check” preferred stock without shareholder approval;
•	provide for a classified board of directors with staggered, three-year terms;
•	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms;
•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director; and
•	prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Issuance of preferred stock may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.

Our amended and restated articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders' approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Jelco and Comet Shipholding Inc., are able to control the outcome of all matters requiring a shareholder vote, and their interests could conflict with the interests of our other shareholders.

Based on documents publicly filed with the Commission, Jelco and Comet Shipholding Inc., or Comet, both companies affiliated with our Sponsor, own approximately 81% of our outstanding common shares as of October 28, 2016. As a result, they will be able to control the outcome of all matters requiring a shareholder vote. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of our Sponsor may in some cases conflict with our interests and the interests of our other holders of shares. For example, conflicts of interest may arise between us, on one hand, and our Sponsor or affiliated entities, on the other hand, which may result in the transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with controlling shareholders.

We may issue additional common shares or other equity securities without stockholder approval, which would dilute our existing stockholder's ownership interests and may depress the market price of our common stock.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.

Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:

•	our existing shareholders' proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares could decrease;
•	the relative voting strength of each previously outstanding common share could be diminished; and
•	the market price of our common shares could decline.

In addition, we may issue additional common shares upon any conversion of our outstanding convertible promissory notes issued to Jelco. As of October 28, 2016, Jelco had the right to acquire 4,222,223 common shares upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, issued by the Company to Jelco and 23,516,667 common shares upon exercise of a conversion option pursuant to the convertible promissory note dated September 7, 2015, as amended, issued by the Company to Jelco. Our issuance of additional common shares in such instance would cause the proportionate ownership interest in us of our existing shareholders, other than the converting noteholder, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders, other than the converting noteholder, to decrease; and the market price of our common shares could decline.

There is currently no public market for the Class A Warrants offered in this offering, and we can provide no assurance that a market for the Class A Warrants may develop, which may make it difficult for our investors to sell their Class A Warrants.

There is currently no market for the Class A Warrants. Holders of our Class A Warrants therefore have no access to information about prior market history on which to base their investment decisions. Even though we plan to apply to list the Class A Warrants on the Nasdaq Capital Market, an active trading market for the Class A Warrants may never develop or, if developed, it may not be sustained. Our investors may not be able to sell Class A Warrants unless a market can be established and sustained. In addition, following this offering, the price of our Class A Warrants may vary significantly due to general market or economic conditions.

Holders of our Class A Warrants will have no rights as a holder of our common shares until they acquire our common shares by exercising their Class A Warrants.

Until a Class A Warrant holder acquires common shares upon exercise of its Class A Warrants, such holder will have no rights with respect to common shares issuable upon exercise of the Class A Warrants. Upon exercise of Class A Warrants, the holder will be entitled to exercise the rights of a holder of common shares only as to matters for which the record date occurs after the exercise date.

The exercise of Class A Warrants and the Underwriter’s Warrant would cause dilution, which could cause the price of our common shares to decline.

We will be issuing Class A Warrants to purchase     common shares (or     common shares if the underwriters exercise their option to purchase additional shares and Class A Warrants in full) and the Underwriter’s Warrant to purchase     common shares. Such warrants, when exercised, will increase the number of issued and outstanding common shares. Future issuances of our common shares upon the exercise of Class A Warrants and the Underwriter’s Warrant will cause immediate and substantial dilution to the ownership interests of existing holders of our common shares, including their relative voting rights. Such dilutive effect may cause the price of our common shares to decline.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation, our amended and restated by-laws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $          , and approximately $       million if the underwriters exercise their option to purchase additional shares and Class A Warrants in full but assuming no exercise of the Class A Warrants or Underwriter’s Warrant, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which may include the acquisition of the two Capesize vessels we have agreed to purchase or other potential vessels acquisitions in accordance with our growth strategy.

DIVIDEND POLICY

The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of the Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. We have not declared any dividends since our inception. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. In addition, since we are a holding company with no material assets other than the shares of our subsidiaries and affiliates through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries and affiliates distributing to us their earnings and cash flow. Some of our loan agreements limit our ability to pay dividends and our subsidiaries’ ability to make distributions to us. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Description of Indebtedness.”

PRICE RANGE OF OUR COMMON SHARES

Our common shares are traded on the Nasdaq Capital Market, under the symbol “SHIP.” The following table sets forth the high and low closing prices for each of the periods indicated for our common shares as adjusted for the one-for-fifteen reverse stock split effective June 24, 2011 and the one-for-five reverse stock split effective January 8, 2016:

	High	Low
For the Year ended December 31:
2015	$6.75	$2.75
2014	9.95	4.13
2013	12.30	4.00
2012	21.15	5.20
2011	74.18	10.31

For the Quarter Ended:
September 30, 2016	$6.20	$2.06
June 30, 2016	3.01	2.10
March 31, 2016	5.54	1.58
December 31, 2015	4.35	3.00
September 30, 2015	6.75	3.02
June 30, 2015	4.10	2.75
March 31, 2015	4.50	3.25
December 31, 2014	8.80	4.13
September 30, 2014	9.15	6.75
June 30, 2014	8.90	6.40
March 31, 2014	9.95	6.55

For the Month:
October 2016 (up to October 27, 2016)	$3.03	$2.25
September 2016	3.47	2.69
August 2016	6.20	2.90
July 2016	3.55	2.06
June 2016	2.33	2.10
May 2016	2.78	2.19
April 2016	3.01	2.18

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2016:

•	on an actual basis;
•	on an as adjusted basis, to give effect to (a) $4.1 million net proceeds from our registered direct offering on August 10, 2016 of 1,180,000 common shares, (b) an installment repayment of $0.1 million on September 19, 2016 under our March 2015 Alpha Bank A.E. Loan Facility, and (c) a $4.2 million drawdown under our October 4, 2016 loan agreement with Jelco to fund the initial deposits related to our pending vessel acquisitions; and
•	on an as further adjusted basis to give effect to the sale of common shares and Class A Warrants in this offering and assuming the underwriters exercise their option to purchase additional shares and Class A Warrants in full but no exercise of the Class A Warrants or Underwriter’s Warrant.

There have been no significant adjustments to our capitalization since June 30, 2016, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, which are incorporated by reference into this prospectus supplement. You should read this table in conjunction with the section entitled "Operating and Financial Review and Prospects" and our consolidated financial statements and the related notes thereon in our Annual Report on Form 20-F for the year ended December 31, 2015 and our Report on Form 6-K for the six months ended June 30, 2016, each of which is incorporated by reference herein.

(All figures in thousands of U.S. dollars, except for share amounts)	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Debt:
Secured long-term debt, net of deferred finance costs	177,090	181,140	181,140
Unsecured convertible promissory notes	510	510	510
Total Debt	177,600	181,650	181,650

Shareholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	—	—	—
Common stock, $0.0001 par value; 500,000,000 authorized shares as at June 30, 2016; 19,514,410 shares issued and outstanding as at June 30, 2016	2	2
Additional paid-in capital (excluding shareholder’s convertible notes)	321,635	325,782
Shareholder’s convertible notes	24,965	24,965	24,965
Accumulated deficit	(325,698)	(325,698)	(325,698)
Total equity	20,904	25,051
Total capitalization	198,504	206,701

DILUTION

Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value per common share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities dividend by the number of common shares outstanding. The historical net tangible book value as of June 30, 2016 was $20.9 million in total and $1.08 per share for the number of shares of the existing shareholders that were outstanding at that date. The as adjusted(1) net tangible book value as of June 30, 2016 was $25.1 million in total and $0.52 per share for the as adjusted number of shares of the existing shareholders that were outstanding at that date.

The as further adjusted(2) net tangible book value as of June 30, 2016 would have been $       , or $       per common share after the issuance and sale by us of           common shares at $     per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate increase in net tangible book value of $       per share to the existing shareholders and an immediate dilution in net tangible book value of $       per share to new investors.

The following table illustrates the pro forma per share dilution and increase in net tangible book value as of June 30, 2016:

Public offering price per common share	$
As adjusted(1) net tangible book value per share before this offering		$0.52
Increase in as adjusted net tangible book value attributable to new investors in this offering	$
As further adjusted(2) net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

The following table summarizes, as of June 30, 2016, on an as further adjusted basis(2) for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and the average price per share paid by you as a new investor in this offering, based upon the public offering price of $       per share.

	As Further Adjusted Shares Outstanding(2)		Total Consideration		Average Price Per Share
	Number	Percent	Amount (In USD Thousands)	Percent
Existing shareholders		%	$	%	$
New investors(*)		%	$	%	$
Total		%	$	%	$
(*)	Before deducting estimated expenses of this offering of $ million.
(1)	The “as adjusted” amounts include the adjustments described in the second bullet of the section entitled “Capitalization” and the issuance of 4,222,223 common shares upon exercise of a conversion option pursuant to the convertible promissory note, dated March 12, 2015, as amended, that we issued to Jelco and 23,516,667 common shares upon exercise of a conversion option pursuant to the convertible promissory note, dated September 7, 2015, as amended, that we issued to Jelco. Under each of the convertible promissory notes, Jelco, an entity affiliated with our Sponsor, may, at its option, convert the principal amount under each note at any time into common shares at a conversion price of $0.90 per share. As of October 28, 2016, $3.8 million was outstanding under the convertible promissory note dated March 12, 2015, and $21.2 million was outstanding under the convertible promissory note dated September 7, 2015, as amended.
(2)	The “as further adjusted” amounts include the adjustments described in (1) and additionally assumes the underwriters exercise their option to purchase additional common shares and Class A Warrants in full but no exercise of the Class A Warrants or Underwriter’s Warrant.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The information set forth below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

We have derived the following consolidated financial data for the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014 from our audited consolidated financial statements that are included elsewhere in this prospectus. We have derived the following consolidated financial data for the years ended December 31, 2012 and 2011 and as of December 31, 2013, 2012 and 2011 from our audited consolidated financial statements that are not included in this prospectus. We have derived the following consolidated financial data for the six months ended June 30, 2016 and 2015 and as of June 30, 2016 from our unaudited interim condensed consolidated financial statements that are included elsewhere in this prospectus. Operating results for the six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2016.

On January 7, 2016, we effected a 1-for-5 reverse split of our common shares. The reverse stock split became effective and the common shares began trading on a split-adjusted basis on the NASDAQ Capital Market at the opening of trading on January 8, 2016. There was no change in the number of authorized shares or the par value of our common stock. All share and per share amounts disclosed herein give effect to this reverse stock split retroactively, for all periods presented.

(Amounts in thousands of U.S. dollars, except for share and per share data.)

	Year Ended December 31,
	2015	2014	2013	2012	2011
Statement of Income Data:
Vessel revenue, net	11,223	2,010	23,079	55,616	104,060
Direct voyage expenses	(7,496)	(1,274)	(8,035)	(13,587)	(2,541)
Vessel operating expenses	(5,639)	(1,006)	(11,086)	(26,983)	(34,727)
Voyage expenses - related party	—	(24)	(313)	(532)	(661)
Management fees - related party	—	(122)	(743)	(1,625)	(2,415)
Management fees	(336)	—	(194)	(588)	(576)
General and administration expenses	(2,804)	(2,987)	(3,966)	(6,337)	(8,070)
General and administration expenses - related party	(70)	(309)	(412)	(402)	(603)
Loss on bad debts	(30)	(38)	—	(327)	—
Amortization of deferred dry-docking costs	(38)	—	(232)	(3,648)	(7,313)
Depreciation	(1,865)	(3)	(982)	(15,606)	(28,856)
Loss on sale of vessels	—	—	—	(15,590)	—
Impairment loss for goodwill	—	—	—	(4,365)	(12,910)
Impairment loss for vessels and deferred charges	—	—	(3,564)	(147,143)	(188,995)
Gain on disposal of subsidiaries	—	—	25,719	—	—
Gain on restructuring	—	85,563	—	—	—
Operating (loss) / income	(7,055)	81,810	19,271	(181,117)	(183,607)
Interest and finance costs	(1,460)	(1,463)	(8,389)	(12,480)	(13,482)
Interest and finance costs - related party	(399)	—	—	—	—
Interest income	—	14	13	59	60
Loss on interest rate swaps	—	—	(8)	(189)	(641)
Foreign currency exchange (losses) gains, net	(42)	(13)	19	(43)	(46)
Total other expenses, net	(1,901)	(1,462)	(8,365)	(12,653)	(14,109)
Net (loss) / income before taxes	(8,956)	80,348	10,906	(193,770)	(197,716)
Income taxes	—	—	1	2	(40)
Net (loss) / income	(8,956)	80,348	10,907	(193,768)	(197,756)
Net (loss) / income per common share
Basic and diluted	(0.83)	30.06	4.56	(83.69)	(135.18)
Weighted average common shares outstanding
Basic	10,773,404	2,672,945	2,391,628	2,315,315	1,462,927
Diluted	10,773,404	2,672,950	2,391,885	2,315,315	1,462,927
Dividends declared per share	—	—	—	—	—

	As of December 31,
	2015	2014	2013	2012	2011
Balance Sheet Data:
Cash and restricted cash	3,354	2,873	3,075	6,298	37,294
Total current assets	8,278	3,207	66,350	52,086	43,432
Vessels, net	199,840	—	—	68,511	381,129
Total assets	209,352	3,268	66,350	120,960	436,476
Total current liabilities, including current portion of long-term debt	9,250	592	157,045	222,577	58,697
Long-term debt, net of current portion	176,787	—	—	—	300,586
Common stock	2	—	—	—	—
Total equity / (deficit)	23,284	2,676	(90,695)	(101,617)	76,923
Shares issued and outstanding	19,522,413	3,977,854	2,391,854	2,391,856	1,463,532
	Year Ended December 31,
	2015	2014	2013	2012	2011
Cash Flow Data:
Net cash (used in) provided by operating activities	(4,737)	(14,858)	1,030	2,418	26,439
Net cash (used in) provided by investing activities	(201,684)	105,895	993	55,402	—
Net cash provided by (used in) financing activities	206,852	(91,239)	(3,246)	(71,256)	(62,492)

Based on our unaudited interim condensed consolidated financial statements:

(Amounts in thousands of U.S. dollars, except for share and per share data.)

	Six-month period ended June 30,
	2016	2015
Statement of Income Data:
Vessel revenue, net	15,165	1,757
Direct voyage expenses	(9,505)	(995)
Vessel operating expenses	(6,698)	(939)
Management fees	(454)	(48)
General and administration expenses	(1,540)	(1,315)
General and administration expenses - related party	—	(70)
Amortization of deferred dry-docking costs	(240)	—
Depreciation	(4,196)	(158)
Operating loss	(7,468)	(1,768)
Other expenses, net:
Interest and finance costs	(3,442)	(124)
Interest and finance costs - related party	(937)	(149)
Foreign currency exchange losses, net	(12)	(15)
Total other expenses, net	(4,391)	(288)
Net loss	(11,859)	(2,056)
Net loss per common share
Basic and diluted	(0.61)	(0.29)
Weighted average common shares outstanding
Basic and diluted	19,370,412	7,130,807
Dividends declared per share	—	—

As of June 30, 2016
Balance Sheet Data:
Cash and restricted cash	3,109
Total current assets	8,036
Vessels, net	195,655
Total assets	204,638
Total current liabilities, including current portion of long-term debt	9,066
Long-term debt, net of current portion	174,407
Common stock	2
Total equity	20,904
Shares issued and outstanding	19,514,410
	Six months ended June 30,
	2016	2015
Cash Flow Data:
Net cash used in operating activities	(9,195)	(1,906)
Net cash used in investing activities	—	(17,127)
Net cash provided by financing activities	8,950	17,206

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information included elsewhere or incorporated by reference into this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Introduction

We are an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities. In August 2012, we began discussions with our former lenders, and in connection with our restructuring we sold all 20 of our former vessels. In March 2014, we completed our restructuring, following which we did not own any vessels. During 2015 we acquired our Current Fleet of eight modern drybulk vessels. We have recently agreed to acquire two additional Capesize drybulk vessels that are scheduled to be delivered between mid-November 2016 and early January 2017.

Factors Affecting our Results of Operations Overview

Due to economic conditions and operational difficulties, in 2012 we began our restructuring discussions and settlement agreements with each of our lenders under our prior loan facility agreements. On March 11, 2014, we completed our financial restructuring when our outstanding debt and accrued interest with the final lender under our prior loan facility agreements, Piraeus Bank, was discharged and the corporate guarantee provided by us was fully released.

In March 2015, we acquired the first vessel in our Current Fleet, a secondhand Capesize drybulk vessel, from an unaffiliated third party for $17.1 million. The acquisition was funded with proceeds from a senior secured loan, an unsecured convertible promissory note issued to an entity affiliated with our Sponsor, and the sale of common shares to our Sponsor. Between September and December of 2015 we acquired the seven additional secondhand drybulk vessels that comprise our Current Fleet, consisting of five Capesize and two Supramax vessels, from entities affiliated with our Sponsor for an aggregate purchase price of $183.4 million. These acquisitions were funded with proceeds from senior secured loans, a revolving convertible promissory note issued to an entity affiliated with our Sponsor, and the sale of common shares to our Sponsor.

On January 7, 2016, we effected a one-for-five reverse split of our common stock. The reverse stock split became effective and the common shares began trading on a split-adjusted basis on the Nasdaq Capital Market at the opening of trading on January 8, 2016. There was no change in the number of authorized shares or the par value of our common stock. All share and per share amounts disclosed herein give effect to this reverse stock split retroactively, for all periods presented.

Important Measures for Analyzing Results of Operations

We use a variety of financial and operational terms and concepts. These include the following:

Ownership days.   Ownership days are the total number of calendar days in a period during which we owned each vessel in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.

Available days.   Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings, lay-up or special or intermediate surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels should be capable of generating revenues.

Operating days.   Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire for any reason, including off-hire days between successive voyages, as well as other unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization.   Fleet utilization is the percentage of time that our vessels were generating revenues, and is determined by dividing operating days by ownership days for the relevant period.

Fleet utilization excluding drydocking and lay-up off-hire days.   Fleet utilization excluding drydocking and lay-up off-hire days is calculated by dividing the number of our fleet's operating days during a period by the number of available days during that period. The shipping industry uses fleet utilization excluding drydocking and lay-up off-hire days to measure a company's efficiency in finding suitable employment for its vessels and excluding the amount of days that its vessels are off-hire for reasons such as scheduled repairs, vessel upgrades, dry-dockings, special or intermediate surveys and lay-ups.

Off-hire.   The period a vessel is unable to perform the services for which it is required under a charter.

Dry-docking.   We periodically dry-dock each of our vessels for inspection, repairs and maintenance and any modifications to comply with industry certification or governmental requirements.

Time charter.   A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port charges, bunker expenses, canal charges and other commissions. The vessel owner pays the vessel operating expenses, which include crew wages, insurance, technical maintenance costs, spares, stores and supplies and commissions on gross voyage revenues. The vessel owner is also responsible for each vessel's dry-docking and intermediate and special survey costs. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates do fluctuate on a seasonal and year-to-year basis and may be substantially higher or lower from a prior time charter agreement when the subject vessel is seeking to renew the time charter agreement with the existing charterer or enter into a new time charter agreement with another charterer. Fluctuations in time charter rates are influenced by changes in spot charter rates.

Voyage charter.   A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed-upon total amount. Under voyage charters, voyage expenses, such as port charges, bunker expenses, canal charges and other commissions, are paid by the vessel owner, who also pays vessel operating expenses.

TCE.   Time charter equivalent, or TCE, rate is defined as our net revenue less voyage expenses during a period divided by the number of our operating days during the period. Voyage expenses include port charges, bunker expenses, canal charges and other commissions.

Daily Vessel Operating Expenses.   Daily Vessel Operating Expenses are calculated by dividing vessel operating expenses by ownership days for the relevant time periods. Vessel operating expenses include crew costs, provisions, deck and engine stores and spares, lubricants, insurance, maintenance and repairs.

Principal Factors Affecting Our Business

The principal factors that affect our financial position, results of operations and cash flows include the following:

•	number of vessels owned and operated;
•	voyage charter rates;
•	the nature and duration of our voyage charters;
•	vessel repositioning;
•	vessel operating expenses and direct voyage costs;
•	maintenance and upgrade work;
•	age, condition and specifications of our vessels;
•	amount of debt obligations; and
•	financing costs related to debt obligations.

We are also affected by the types of charters we enter into. Vessels operating on period time charters and bareboat time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market, either on trip time charters or voyage charters, during periods characterized by favorable market conditions.

Vessels operating in the spot charter market generate revenues that are less predictable, but can yield increased profit margins during periods of improvements in drybulk rates. Spot charters also expose vessel owners to the risk of declining drybulk rates and rising fuel costs in case of voyage charters. All of our vessels in 2014, 2015 and 2016 operated in the spot charter market.

Results of Operations

Six months ended June 30, 2016 as compared to six months ended June 30, 2015
(In thousands of U.S. dollars, except for share and per share data)

	Six months ended June 30,		Change
	2016	2015	Amount	%
Revenues:
Vessel revenue, net	15,165	1,757	13,408	763%
Expenses:
Direct voyage expenses	(9,505)	(995)	(8,510)	855%
Vessel operating expenses	(6,698)	(939)	(5,759)	613%
Management fees	(454)	(48)	(406)	846%
General and administrative expenses	(1,540)	(1,385)	(155)	11%
Depreciation and amortization	(4,436)	(158)	(4,278)	2,708%
Operating loss	(7,468)	(1,768)	(5,700)	322%
Other expenses:
Interest and finance costs	(4,379)	(273)	(4,106)	1,504%
Other, net	(12)	(15)	3	(20)%
Total other expenses, net:	(4,391)	(288)	(4,103)	1,425%
Net loss	(11,859)	(2,056)	(9,803)	477%
Net loss per common share, basic and diluted	(0.61)	(0.29)
Weighted average number of common shares outstanding, basic and diluted	19,370,412	7,130,807

Vessel Revenue, Net - The increase was attributable to the increase in operating days. We had 1,208 operating days in the first six months of 2016 as compared to 88 operating days in the first six months of 2015. In 2015 we acquired eight vessels, with the first vessel delivered on March 19, 2015 and the remaining seven vessels delivered between September 11, 2015 and December 7, 2015. The decrease in the TCE rate resulted mainly from weak charter market conditions.

Direct Voyage Expenses - The increase was attributable to the increase in ownership days. We had 1,456 ownership days in the first six months of 2016 as compared to 103 ownership days in the first six months of 2015.

Vessel Operating Expenses - The increase was attributable to the increase in ownership days.

Management Fees - The increase was attributable to the increase in ownership days.

General and Administrative Expenses – The increase was mainly attributable to stock based compensation amortization.

Depreciation and Amortization – The increase was attributable to the increase in ownership days.

Interest and Finance Costs - The increase was primarily attributable to the fact that the first of our five credit facilities was drawn down on March 17, 2015 and our other four credit facilities were drawn down between September 11, 2015 and December 7, 2015. Furthermore, our indebtedness was higher in the first six months of 2016 as compared to the first six months of 2015 due to additional drawdowns of $9.4 million during the first six months of 2016 under our unsecured revolving convertible promissory note, dated September 7, 2015, as amended, that we issued to Jelco. The weighted average interest rate on our outstanding debt and convertible promissory notes for the six months ended 2016 and 2015 was approximately 3.87% and 4.36%, respectively.

Year ended December 31, 2015 as compared to year ended December 31, 2014
(In thousands of U.S. dollars, except for share and per share data)

	Year ended December 31,		Change
	2015	2014	Amount	%
Revenues:
Vessel revenue, net	11,223	2,010	9,213	458%
Expenses:
Direct voyage expenses	(7,496)	(1,298)	(6,198)	478%
Vessel operating expenses	(5,639)	(1,006)	(4,633)	461%
Management fees	(336)	(122)	(214)	175%
General and administrative expenses	(2,874)	(3,296)	422	(13)%
Depreciation and amortization	(1,903)	(3)	(1,900)	63,333%
Gain on restructuring	—	85,563	85,563	(100)%
Loss on bad debts	(30)	(38)	8	(21)%
Operating (loss) / income	(7,055)	81,810	(88,865)	(109)%
Other income / (expense):
Interest and finance costs	(1,859)	(1,463)	(396)	27%
Other, net	(42)	1	(43)	(4,300)%
Total other expenses, net:	(1,901)	(1,462)	(439)	30%
Net (loss) / income	(8,956)	80,348	(89,304)	(111)%
Net (loss) income per common share, basic and diluted	(0.83)	30.06
Weighted average number of common shares outstanding, basic	10,773,404	2,672,945
Weighted average number of common shares outstanding, diluted	10,773,404	2,672,950

Vessel Revenue, Net - The increase was attributable to the increase in operating days. We had 598 operating days in 2015 as compared to 142 operating days in 2014. In accordance with our financial restructuring plan, our four remaining vessels were sold in March 2014. By comparison, in 2015 we acquired eight vessels, with the first vessel delivered on March 19, 2015 and the remaining seven vessels delivered between September 11, 2015 and December 7, 2015.

Direct Voyage Expenses - The increase was attributable to the increase in ownership days. We had 776 ownership days in 2015 as compared to 268 ownership days in 2014.

Vessel Operating Expenses - The increase was attributable to the increase in ownership days.

Management Fees - The increase was attributable to the increase in ownership days.

Depreciation and Amortization - The increase was attributable to our acquiring our fleet of eight drybulk carriers in 2015. By comparison we effectively had no depreciation charges in 2014 for the four vessels we then owned until their disposal in March 2014, as those assets were classified as held for sale as of June 30, 2013, and thus the four vessels were no longer depreciated.

Gain on restructuring - In 2014 we recognized a gain of $85.6 million from the sale of our then four remaining vessels related to the loan facility agreement with Piraeus Bank. We had no similar gain in 2015.

Interest and Finance Costs - The increase was primarily attributable to our five new credit facilities we entered into in 2015 for the acquisition of our eight new vessels as well as the two convertible promissory notes issued to Jelco for general corporate purposes and to partially finance the acquisition of our new vessels. The weighted average interest rate on our outstanding debt for the years ended 2015 and 2014 was approximately 3.6% and 4.9%, respectively.

Year ended December 31, 2014 as compared to year ended December 31, 2013
(In thousands of U.S. dollars, except for share and per share data)

	Year ended December 31,		Change
	2014	2013	Amount	%
Revenues:
Vessel revenue, net	2,010	23,079	(21,069)	(91)%
Expenses:
Direct voyage expenses	(1,298)	(8,348)	7,050	(84)%
Vessel operating expenses	(1,006)	(11,086)	10,080	(91)%
Management fees	(122)	(937)	815	(87)%
General and administrative expenses	(3,296)	(4,378)	1,082	(25)%
Depreciation and amortization	(3)	(1,214)	1,211	(100)%
Impairment loss for vessels and deferred charges	—	(3,564)	3,564	(100)%
Gain on disposal of subsidiaries	—	25,719	(25,719)	(100)%
Gain on restructuring	85,563	—	85,563	—
Loss on bad debts	(38)	—	(38)	—
Operating income	81,810	19,271	62,539	325%
Other income / (expense):
Interest and finance costs	(1,463)	(8,389)	6,926	(83)%
Other, net	1	25	(24)	(96)%
Total other expenses, net:	(1,462)	(8,364)	6,902	(83)%
Net income	80,348	10,907	69,441	637%
Net income per common share, basic and diluted	30.06	4.56
Weighted average number of common shares outstanding, basic	2,672,945	2,391,628
Weighted average number of common shares outstanding, diluted	2,672,950	2,391,885

Vessel Revenue, Net - The decrease was attributable to the decrease in operating days. We had 142 operating days in 2014 compared to 1,840 operating days in 2013. This is as a result of the sale of our then four remaining vessels in March 2014 in accordance with our financial restructuring plan.

Direct Voyage Expenses - The decrease was attributable to the decrease in ownership days. We had 268 ownership days in 2014 compared to 2,275 ownership days in 2013.

Vessel Operating Expenses - The decrease was attributable to the decrease in ownership days.

Management Fees - The decrease was attributable to the decrease in ownership days.

General and Administrative Expenses - The decrease was mainly attributable to expense cutting efforts initiated during 2012, the cost savings resulting from the restructuring of our Hong Kong office and the increased costs in 2013 associated with the debt restructuring as compared to 2014.

Depreciation and Amortization - The decrease was attributable to the no depreciation charges in 2014 for the four vessels we then owned until their disposal in March 2014, as those assets were classified as held for sale as of June 30, 2013, and thus the four vessels were no longer depreciated.

Impairment Loss for Vessels and Deferred Charges – During 2013, we recorded an impairment loss of $0.9 million for a vessel that was sold in April 2013 and $10.7 million for two vessels which were measured at their fair values upon classification of the vessels financed by the Piraeus Bank loan facilities to current assets as of June 30, 2013, as per the Company's restructuring plan. This was partially offset with the impairment re-measurement gain of $1.0 million relating to the vessels financed by United Overseas Bank Limited and the impairment re-measurement gain of $7.0 million of the two vessels by the Piraeus Bank loan facilities which were impaired as of June 30, 2013. We had no similar impairment in 2014.

Gain on disposal of subsidiaries - We recorded a gain of $25.7 million on the disposal of seven subsidiaries in 2013. In January 2013, we recognized a gain of $5.5 million from the sale of four subsidiaries related to the facility agreement with DVB Bank AG. In July 2013, we recognized a gain of $20.2 million from the sale of the three subsidiaries related to the facility agreement with United Overseas Bank Limited. We had no similar gain in 2014.

Gain on restructuring - In 2014 we recognized a gain of $85.6 million from the sale of our then four remaining vessels related to the loan facility agreement with Piraeus Bank. We had no similar gain in 2013.

Interest and Finance Costs - The decrease was mainly attributable to lower loan debt balances in 2014 compared to those in 2013 as a result of our restructuring plan. In 2014, we closed on the delivery and settlement agreement with our remaining lender, Piraeus Bank, for the sale of our four remaining vessels. In exchange for the sale, approximately $145.6 million of outstanding debt and accrued interest were discharged. In 2013 we sold seven vessel owning subsidiaries, and in exchange for the sale, $69.8 million of outstanding debt, accrued interest and swap liabilities were discharged. In addition to this, proceeds from a vessel sale in April 2013 were used to reduce outstanding debt. Total debt outstanding at the end of 2013 was $134.9 million, which was discharged in 2014. The weighted average interest rate on our outstanding debt for the years ended December 31, 2014 and 2013 was approximately 4.9% and 4.4%, respectively.

Performance Indicators

Six months ended June 30, 2016 as compared to six months ended June 30, 2015

The figures shown below are non-GAAP statistical ratios used by management to measure performance of our vessels. For the “Fleet Data” figures, there are no comparable U.S. GAAP measures.

	Six months ended June 30,
	2016	2015
Fleet Data:
Ownership days	1,456	103
Available days(1)	1,354	103
Operating days(2)	1,208	88
Fleet utilization	83%	85%
Fleet utilization excluding drydocking & lay-up off hire days	89%	85%
Average Daily Results:
TCE rate(3)	$4,685	$8,659
Daily Vessel Operating Expenses(4)	$4,600	$9,117
(1)	During the six months ended June 30, 2016 we incurred 102 off-hire days for a vessel lay-up.
(2)	In the six months ended June 30, 2016, we incurred 144 off-hire days between voyages and 2 off-hires due to other unforeseen circumstances.
(3)	We include TCE rate, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with net revenues from vessels, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rate may not be comparable to that reported by other companies. The following table reconciles our net revenues from vessels to TCE rate.

(In thousands of U.S. dollars, except operating days and TCE rate)

	Six months ended June 30,
	2016	2015
Vessel revenue, net	$15,165	$1,757
Voyage expenses	(9,505)	(995)
Net operating revenues	$5,660	$762
Operating days	1,208	88
Daily time charter equivalent rate	$4,685	$8,659
(4)	We include Daily Vessel Operating Expenses, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with vessel operating expenses, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of Daily Vessel Operating Expenses may not be comparable to that reported by other companies. The following table reconciles our vessel operating expenses to Daily Vessel Operating Expenses.

(In thousands of U.S. dollars, except ownership days and Daily Vessel Operating Expenses)

	Six months ended June 30,
	2016	2015
Vessel operating expenses	$6,698	$939
Ownership days	1,456	103
Daily Vessel Operating Expenses	$4,600	$9,117

Comparison of years ended December 31, 2015, December 31, 2014 and December 31, 2013

	Year Ended December 31,
	2015	2014	2013
Fleet Data:
Ownership days	776	268	2,275
Available days(1)	724	268	2,218
Operating days(2)	598	142	1,840
Fleet utilization	77%	53%	81%
Fleet utilization excluding drydocking & lay-up off hire days	83%	53%	83%
Average Daily Results:
TCE rate(3)	$6,232	$5,014	$8,006
Daily Vessel Operating Expenses(4)	$7,267	$3,754	$4,873
(1)	During the year ended December 31, 2015, we incurred 52 off-hire days for vessel surveys.
(2)	During the year ended December 31, 2015, we incurred 126 off-hire days between voyages and zero off-hires due to other unforeseen circumstances.
(3)	We include TCE rate, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with net revenues from vessels, the most directly comparable US GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rate may not be comparable to that reported by other companies. The following table reconciles our net revenues from vessels to TCE rate.

(In thousands of U.S. dollars, except operating days and TCE rate)

	2015	2014	2013
Vessel revenue, net	$11,223	$2,010	$23,079
Voyage expenses	(7,496)	(1,298)	(8,348)
Net operating revenues	$3,727	$712	$14,731
Operating days	598	142	1,840
Daily time charter equivalent rate	$6,232	$5,014	$8,006
(4)	We include Daily Vessel Operating Expenses, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with vessel operating expenses, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of Daily Vessel Operating Expenses may not be comparable to that reported by other companies. The following table reconciles our vessel operating expenses to Daily Vessel Operating Expenses.

(In thousands of U.S. dollars, except ownership days and Daily Vessel Operating Expenses)

	Year Ended December 31,
	2015	2014	2013
Vessel operating expenses	$5,639	$1,006	$11,086
Ownership days	776	268	2,275
Daily Vessel Operating Expenses	$7,267	$3,754	$4,873

Recent Accounting Pronouncements

Refer to Note 2 of our audited consolidated financial statements for the year ended December 31, 2015, and Note 2 of our unaudited interim condensed consolidated financial statements for the six-month period ended June 30, 2016, included in this prospectus.

Critical Accounting Policies and Estimates

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application.

Impairment of long-lived assets

We review our long-lived assets for impairment whenever events or changes in circumstances, such as undiscounted projected operating cash flows, business plans to dispose a vessel earlier than the end of its useful life and prevailing market conditions, indicate that the carrying amount of the assets may not be recoverable. The current conditions in the drybulk market with decreased charter rates and decreased vessel market values are conditions that we consider indicators of a potential impairment for our vessels. We determine undiscounted projected operating cash flows, for each vessel and compare it to the vessel's carrying value. When the undiscounted projected operating cash flows, excluding interest charges, expected to be generated by the use of the vessel and its eventual disposition are less than its carrying amount, we impair the carrying amount of the vessel. Measurement of the impairment loss is based on the fair value of the asset as determined by independent valuators. The undiscounted projected operating cash inflows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non-fixed days (based on a combination of 2-year forward freight agreements and the median of the trailing 10-year historical charter rates available for each type of vessel) adjusted for brokerage commissions and expected outflows for scheduled vessels' maintenance. The undiscounted projected operating cash outflows are determined by reference to our actual vessel operating expenses, assuming an average annual inflation rate of 2%. Fleet utilization excluding dry-docking off-hire days is determined by reference to the actual utilization rate of the Company's fleet in the recent years. We recorded a net impairment loss of $NIL, $NIL and $3.6 million for the years ended December 31, 2015, 2014 and 2013, respectively. For the year ended December 31, 2015, the results of the impairment testing were sensitized assuming the 10-year historical charter rates. The sensitivity analysis revealed that, even if the 10-year historical charter rates decline by 20% and 32% for Capesize and Supramax vessels, respectively, we would not be required to recognize additional impairment.

Vessel depreciation

Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage value. Up to September 30, 2015, management estimated the useful life of the Company's vessels to be 30 years from the date of initial delivery from the shipyard. On October 1, 2015, the Company changed that estimate to 25 years. This change increased depreciation expense by $0.3 million (approximately $0.03 per share) for the year ended December 31, 2015. Salvage value is estimated by taking the cost of steel times the weight of the ship noted in lightweight ton. Salvage values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of salvage values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. On October 1, 2015, the Company revised the salvage value of its vessels. This change increased depreciation expense by $0.2 million for the year ended December 31, 2015.

Survey costs

There are two methods that are primarily used by the shipping industry to account for dry-dockings; first, the deferral method, whereby specific costs associated with a dry-docking are capitalized when incurred and amortized on a straight-line basis over the period to the next scheduled dry-dock; and second, the direct expensing method, whereby dry-docking costs are expensed in the period incurred. We use the deferral method of accounting for dry-dock expenses. Under the deferral method, dry-dock expenses are capitalized and amortized on a straight-line basis until the date that the vessel is expected to undergo its next dry-dock. We believe the deferral method better matches costs with revenue. We use judgment when estimating the period between dry-docks performed, which can result in adjustments to the estimated amortization of dry-dock expense, the duration of which depends on the age of the vessel and the nature of dry-docking repairs the vessel will undergo. We expect that our vessels will be required to be dry-docked approximately every 2 to 3 years in accordance with class requirements for major repairs and maintenance. Costs capitalized as part of the dry-docking include actual costs incurred at the dry-dock yard and parts and supplies used in undertaking the work necessary to meet class requirements.

Variable interest entities

We evaluate our relationships with other entities to identify whether they are variable interest entities and to assess whether we are the primary beneficiary of such entities. If it is determined that we are the primary beneficiary, that entity is included in our consolidated financial statements. We do not participate in any variable interest entity.

Liquidity and Capital Resources

Our principal source of funds has been our operating cash flow, long-term borrowings from banks and our Sponsor, and equity provided by the capital markets and our Sponsor. Our principal use of funds has primarily been capital expenditures to establish our fleet, maintain the quality of our drybulk vessels, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, and make principal repayments and interest payments on our outstanding debt obligations.

As of June 30, 2016, we had cash and restricted cash of $3.1 million, as compared to $3.4 million as of December 31, 2015.

Working capital is equal to current assets minus current liabilities, including the current portion of long-term debt. As of June 30, 2016, we had a working capital deficit of $1 million.

As of June 30, 2016, we had total indebtedness of $178 million, excluding unamortized financing fees.

Since December 31, 2015, significant transactions impacting our liquidity and capital resources include:

We have amended certain terms in four of our five loan facilities and have also made five amendments to our unsecured revolving convertible promissory note to Jelco dated September 7, 2015. Please see “Description of Indebtedness” below for descriptions of the amended loan facilities and unsecured revolving convertible promissory note.

In a direct offering that was completed on August 10, 2016, we sold 1,180,000 common shares to an unaffiliated institutional investor at a purchase price of $4.15 per share, for aggregate gross proceeds of $4.9 million. The net proceeds from the sale of the securities, after deducting placement agent fees and related offering expenses, were approximately $4.1 million. The net proceeds of this offering are expected to be used for general corporate purposes.

On September 26, 2016 we entered into separate agreements with an unaffiliated third party for the purchase of two secondhand Capesize vessels for a gross purchase price of $20.75 million per vessel. The vessels are expected to be delivered between mid-November 2016 and early January 2017, subject to the satisfaction of certain customary closing conditions. Under the agreements, we were required to make a $4.2 million deposit. This deposit was funded with proceeds from a loan facility, dated October 4, 2016, we entered into with Jelco.

Our cash flow projections indicate that cash on hand and cash provided by operating activities might not be sufficient to cover our liquidity needs that become due in the twelve-month period ending June 30, 2017. We have relied on Jelco for both vessel acquisitions and funding of general corporate purposes during 2015 and for further funding during 2016. We also intend to apply additional measures to reduce potential cash flow shortfall if drybulk charter rates remain at today's historical low levels. We have undertaken a cost-cutting initiative to decrease our Daily Vessel Operating Expenses. We are continuously exploring raising additional equity and debt through public or private transactions in the capital markets.

Given these facts we cannot provide any assurance that we will in fact operate our business profitably or generate sufficient revenue or operating cash flow.

Cash Flows

Six months ended June 30, 2016 as compared to six months ended June 30, 2015

	Six months ended June 30,
	2016	2015
Cash Flow Data:
Net cash used in operating activities	(9,195)	(1,906)
Net cash used in investing activities	—	(17,127)
Net cash provided by financing activities	8,950	17,206

Operating Activities:   Net cash used in operating activities for the six month period ended June 30, 2016, was adjusted by $5 million of non-cash items, attributable to depreciation and amortization charges for the period and an increase in working capital of $2.3 million. Net cash used in operating activities for the six month period ended June 30, 2015 was adjusted by $0.3 million of non-cash items, attributable to depreciation and amortization charges for the period and a decrease in working capital of $0.1 million.

Investing Activities:   The 2015 cash outflow resulted from the acquisition of our vessel MV Leadership in March 2015.

Financing Activities:   The 2016 cash inflow resulted from proceeds of $9.4 million drawn down from our unsecured revolving convertible promissory note issued on September 7, 2015 to Jelco, which proceeds were used for general corporate purposes and debt repayments of $0.5 million. The 2015 cash inflow resulted from $8.8 million proceeds obtained from the loan agreement with Alpha Bank A.E entered into on March 6, 2015, $4.8 million proceeds from common share issuances, and $4 million drawn down from our unsecured convertible promissory note issued on March 12, 2015 to Jelco, which proceeds were used for the acquisition of our vessel MV Leadership, for general corporate purposes and debt repayment of $0.2 million.

Comparison of years ended December 31, 2015, December 31, 2014 and December 31, 2013

	Year ended December 31,
	2015	2014	2013
Cash Flow Data:
Net cash (used in) / provided by operating activities	(4,737)	(14,858)	1,030
Net cash (used in) / provided by investing activities	(201,684)	105,895	993
Net cash provided by / (used in) financing activities	206,852	(91,239)	(3,246)

Year ended December 31, 2015, as compared to year ended December 31, 2014

Operating Activities:   Net cash used in operating activities amounted to $4.7 million in 2015, consisting of net loss after non-cash items of $6.6 million plus a decrease in working capital of $1.9 million. Net cash used in operating activities amounted to $14.9 million in 2014, consisting of net loss after non-cash items of $5.2 million less an increase in working capital of $9.7 million.

Investing Activities:   The 2015 cash outflow resulted from the acquisition of eight vessels during the year. The 2014 cash inflow resulted from the sale of the then four remaining vessels in March 2014 in connection with the delivery and settlement agreement with Piraeus Bank to unwind the related credit facility.

Financing Activities:   The 2015 cash inflow resulted from proceeds obtained from loan agreements, common stock issuance and issuance of convertible promissory notes for the acquisition of vessels. The 2014 cash outflow resulted mainly from $94.4 million of principal repayments of our debt that was partially offset by $3.2 million in proceeds from issuance of our common stock.

Year ended December 31, 2014, as compared to year ended December 31, 2013

Operating Activities:   Net cash used in operating activities amounted to $14.9 million in 2014, consisting of net loss after non-cash items of $5.2 million less an increase in working capital of $9.7 million. Net cash provided by operating activities amounted to $1.0 million in 2013, consisting of net loss after non-cash items of $8.9 million plus a decrease in working capital of $9.9 million.

Investing Activities:   The 2014 cash inflow resulted from the sale of the then four remaining vessels in March 2014 in connection with the delivery and settlement agreement with Piraeus Bank to unwind the related credit facility. The 2013 cash inflow resulted from proceeds of $4 million from the disposal of a vessel, offset by $3 million of cash paid and disposed of upon the disposal of certain of our former vessel owning subsidiaries financed by certain of our prior loan facilities.

Financing Activities:   The 2014 cash outflow resulted mainly from $94.4 million of principal repayments of our debt that was partially offset by $3.2 million in proceeds from issuance of our common stock. The 2013 cash outflow resulted from $5.2 million of principal repayments of our debt that was partially offset by the decrease of $2 million in restricted cash upon the disposal of certain of our former vessel owning subsidiaries financed by one of our prior loan facilities.

Description of Indebtedness

We currently have five commercial bank loan facilities with an aggregate outstanding balance of $178 million. We currently are not required to make any principal repayments except under our facility with Alpha Bank AE. This facility currently has an outstanding balance of $7.6 million and amortization payments for this facility commenced on June 17, 2015. We also have a facility in place with HSH Nordbank AG with an outstanding balance of $44.4 million for which we will commence amortization payments on September 30, 2017, a facility with Unicredit Bank AG with an outstanding balance of $52.9 million for which we will commence amortization payments on June 26, 2017, a facility with Natixis with an outstanding balance of $39.4 million for which we will commence amortization payments on June 30, 2017 and a facility with Alpha Bank AE with an outstanding balance of $33.8 million for which we will commence amortization payments on February 12, 2018. All applicable financial covenants under our loan facilities with our lenders have been either waived or will become effective subsequent to June 30, 2017. For more information regarding our current loan facilities, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness.”

Below is a description of our financing arrangements, as amended, with the amount outstanding under each as of June 30, 2016, except as otherwise noted:

Credit Facilities

March 2015 Alpha Bank A.E. Loan Facility

On March 6, 2015, we entered into a $8.75 million secured floating interest rate loan facility with Alpha Bank A.E. to partly finance the acquisition of the Leadership. On December 23, 2015 and July 28, 2016, we entered into a first and second supplemental agreement, respectively, to the facility agreement. As amended to date the facility provides as follows: The facility bears interest at LIBOR plus a margin of 3.75% and is repayable in twenty consecutive quarterly installments. The first four installments are $0.2 million each, the next installment is $0.25 million, the next four installments are $0.1 million each and the next eleven installments are $0.25 million each, with a final balloon payment of $4.55 million due on March 17, 2020. The borrower under the facility is our applicable vessel-owning subsidiary, and the facility is guaranteed by Seanergy Maritime Holdings Corp. The facility is secured by a first preferred mortgage over the vessel, a general assignment covering earnings, insurances, charter parties and requisition compensation, an account pledge agreement and technical and commercial managers' undertakings. The facility also imposes certain operating and financing covenants. Certain of these covenants may significantly limit or prohibit, among other things, the borrower’s ability to incur additional indebtedness, create liens, sell capital shares of subsidiaries, engage in mergers, or sell vessel without the consent of the relevant lenders. Certain other covenants require ongoing compliance, including requirements that we on a consolidated basis maintain (i) from June 30, 2018, a percentage ratio of net debt to total assets that does not exceed 75%, (ii) from June 30, 2018, a ratio of EBITDA to net interest expense that is not less than 2:1, and (iii) liquidity in a specified amount. In addition, from July 1, 2017, the borrower shall ensure that the market value of the vessel plus any additional security to total facility outstanding shall not be less than 125%. The lender may accelerate the maturity of the facility and foreclose upon the collateral securing the indebtedness upon the occurrence of certain events of default, including a failure to comply with any of the covenants contained in the facility. The facility also restricts our ability to distribute dividends to our shareholders in excess of 50% of our net income except if our cash and marketable securities are equal or greater than the amount required to meet our debt service for the following eighteen-month period. As of June 30, 2016, $7.7 million was outstanding under the facility, excluding the unamortized financing fees.

HSH Nordbank AG Loan Facility

On September 1, 2015, we entered into a $44.4 million senior secured loan facility with HSH Nordbank AG to finance the acquisition of the Geniuship and Gloriuship. On May 16, 2016 we entered into a supplemental letter to the facility agreement. As amended to date the facility provides as follows: The facility bears interest at LIBOR plus a margin between 3.25% and 3.6% and is repayable in twelve consecutive quarterly instalments of $1.0 million each, commencing on September 30, 2017, with a final balloon payment of $31.8 million due on June 30, 2020. Effective as of March 1, 2016, a mandatory prepayment of $3 million required under the facility is deferred to June 30, 2018. The borrowers under the facility are our two applicable vessel-owning subsidiaries, and the facility is guaranteed by Seanergy Maritime Holdings Corp. The facility was made available in two advances, each advance comprised of two tranches. On October 13, 2015, we drew the first advance of $27.6 million in order to finance the acquisition of the Geniuship. On November 3, 2015, we drew the second advance of $16.8 million in order to finance the acquisition of the Gloriuship. The facility is secured by a first priority mortgage over each of the vessels, a general assignment covering earnings, charter parties, insurances and requisition compensation for each of the vessels, an earnings account pledge agreement for each of the vessels, technical and commercial managers' undertakings, a shares security deed of the two borrowers' shares and a master agreement assignment. The facility also imposes certain operating and financing covenants. Certain of these covenants may significantly limit or prohibit, among other things, the borrowers’ ability to incur additional indebtedness, sell capital shares of subsidiaries, make certain investments, engage in mergers and acquisitions, or sell vessels without the consent of the relevant lenders. Certain other covenants require ongoing compliance, including requirements that we on a consolidated basis maintain (i) from September 30, 2017, a percentage ratio of total liabilities to total assets that does not exceed 75%, (ii) from September 30, 2017, a ratio of EBITDA to interest payments that is not less than 2:1, and (iii) liquidity in a specified amount. In addition, from September 30, 2017, the borrowers shall ensure that the market value of the vessels plus any additional security to total facility outstanding shall not be less than 120%. The facility also places a restriction on the borrowers' ability to distribute dividends to Seanergy Maritime Holdings Corp., in case the market values of Geniuship and Gloriuship plus any additional security is less than 145% of total facility outstanding and the cash balance of the borrowers after distribution of dividends is less than $3 million. The $3 million minimum liquidity condition on payment of dividends does not apply after June 30, 2018. As of June 30, 2016, $44.4 million was outstanding under the facility, excluding the unamortized financing fees.

UniCredit Bank AG Loan Facility

On September 11, 2015, we entered into a $52.7 million secured term loan facility with UniCredit Bank AG to partly finance the acquisition of the Premiership, Gladiatorship and Guardianship. On June 3, 2016 and July 29, 2016, we entered into an amendment and a supplemental letter, respectively, to the facility agreement. As amended to date, the facility bears interest at LIBOR plus a margin of between 2.75% and 3.20%. Effective as of June 13, 2016, the supplemental agreement has split the margin into a cash portion and a capitalized portion. The capitalized portion of the margin will be repaid in full by June 30, 2017. The facility is repayable in fifteen consecutive quarterly instalments of $1.6 million each, commencing on June 26, 2017, with a final balloon payment of $29.4 million due on December 28, 2020. The borrowers under the facility are our three applicable vessel-owning subsidiaries, and the facility is guaranteed by Seanergy Maritime Holdings Corp. The facility was made available in three tranches. On September 11, 2015, we drew the first tranche of $25.4 million to partly finance the acquisition of the Premiership. On September 29, 2015, we drew the second tranche of $13.6 million to partly finance the acquisition of the Gladiatorship. On October 21, 2015, we drew the third tranche of $13.6 million to partly finance the acquisition of the Guardianship. The facility is secured by a first preferred mortgage over each of the relevant vessels, a general assignment covering earnings, charter parties, insurances and requisition compensation for each of the vessels, an account pledge agreement for each of the vessels, technical and commercial managers' undertakings, a shares security deed of the three applicable vessel owning subsidiaries' shares and a hedging agreement assignment. The facility also imposes certain operating and financing covenants. Certain of these covenants may significantly limit or prohibit, among other things, the borrowers’ ability to incur additional indebtedness, create liens, engage in mergers, or sell vessels without the consent of the relevant lenders. Certain other covenants require ongoing compliance, including requirements that we, on a consolidated basis maintain (i) from September 30, 2017, a percentage ratio of total liabilities to total assets that does not exceed 75%, (ii) from September 30, 2017, a ratio of EBITDA to net interest expense that is not less than 2:1, and (iii) liquidity in a specified amount. In addition, from June 30, 2017 and from September 11, 2017, the borrowers shall ensure that the market value of the vessels plus any additional security and minimum liquidity to total facility outstanding shall not be less than 100% and 120%, respectively. As of June 30, 2016, $52.7 million was outstanding under the facility, excluding the unamortized financing fees.

November 2015 Alpha Bank A.E. Loan Facility

On November 4, 2015, we entered into a $33.8 million secured floating interest rate loan facility with Alpha Bank A.E. to partly finance the acquisition of the Squireship. On July 28, 2016 we entered into a first supplemental agreement to the facility agreement. As amended to date the facility provides as follows: The facility bears interest at LIBOR plus a margin of 3.50% and is repayable in sixteen consecutive quarterly instalments of $0.8 million each, commencing on February 12, 2018, with a final balloon payment of $20.3 million due on November 10, 2021. The borrower under the facility is our applicable vessel-owning subsidiary, and the facility is guaranteed by Seanergy Maritime Holdings Corp. The facility is secured by a first preferred mortgage over the vessel, a general assignment covering earnings, insurances, charter parties and requisition compensation, an account pledge agreement and technical and commercial managers' undertakings. The facility also imposes certain operating and financing covenants. Certain of these covenants may significantly limit or prohibit, among other things, the borrower’s ability to incur additional indebtedness, create liens, sell capital shares of subsidiaries, engage in mergers, or sell vessel without the consent of the relevant lenders. Certain other covenants require ongoing compliance, including requirements that we, on a consolidated basis, maintain (i) from June 30, 2018, a percentage ratio of net debt to total assets that does not exceed 75%, (ii) from June 30, 2018, a ratio of EBITDA to net interest expense that is not less than 2:1, and (iii) liquidity in a specified amount. In addition, from January 1, 2018, the borrower shall ensure that the market value of the vessel plus any additional security to total facility outstanding shall not be less than 125%. The facility also restricts our ability to distribute dividends to our shareholders in excess of 50% of our net income except if our cash and marketable securities are equal or greater than the amount required to meet our debt service for the following eighteen-month period. As of June 30, 2016, $33.8 million was outstanding under the facility, excluding the unamortized financing fees.

Natixis Loan Facility

On December 2, 2015, we entered into a $39.4 million secured term loan facility with Natixis to partly finance the acquisition of the Championship. The facility bears interest at LIBOR plus a margin of 2.50% and is repayable in fifteen consecutive quarterly instalments of $1.0 million each, commencing on June 30, 2017, with a final balloon payment of $24.6 million due on February 26, 2021. The borrower under the facility is our applicable vessel-owning subsidiary, and the facility is guaranteed by Seanergy Maritime Holdings Corp. The facility is secured by a first priority mortgage over the vessel, a general assignment covering earnings, insurances and requisition compensation, an account pledge agreement, a commercial manager undertaking and a technical manager undertaking. The facility also imposes certain operating and financing covenants. Certain of these covenants may significantly limit or prohibit, among other things, the borrower’s ability to incur additional indebtedness, create liens, engage in mergers, or sell vessels without the consent of the relevant lenders. Certain other covenants require ongoing compliance, including requirements that we maintain (i) from January 1, 2018, a percentage ratio of total liabilities to total assets that does not exceed 75%, (ii) from January 1, 2018, a ratio of EBITDA to net interest expense that is not less than 2:1, and (iii) liquidity in a specified amount. In addition, from February 1, 2017, the borrower shall ensure that the market value of the vessel plus any additional security to total facility outstanding shall not be less than 120%. As of June 30, 2016, $39.4 million was outstanding under the facility, excluding the unamortized financing fees.

Jelco Loan Facility

On October 4, 2016, we entered into a $4.2 million loan facility with Jelco to fund the initial deposits for our pending vessel acquisitions. The loan facility bears interest at LIBOR plus a margin of 5%, which is payable quarterly. The principal is due on the date that the third party seller provides us with fifteen days’ notice of the date it intends to tender its notice of readiness for delivery of the vessels. The principal may be repaid in cash or by transferring to Jelco the shares in our direct holding subsidiary that owns our two indirect vessel-owning subsidiaries that have agreed to purchase the two vessels. The loan facility is secured by a pledge of such shares in our direct holding subsidiary.

Convertible Promissory Notes

On March 12, 2015, we issued an unsecured convertible promissory note for $4.0 million to Jelco. The note is repayable in ten consecutive semi-annual installments of $0.2 million, along with a balloon installment of

$2.0 million payable on the final maturity date, March 19, 2020. The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. We have the right to defer up to three consecutive installments to the balloon installment. As of the date of this prospectus, we have deferred two installments due for payment on March 19, 2016 and on September 16, 2016 to the final maturity date. At Jelco's option, the principal amount under the convertible note may be paid at any time in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. Jelco also received customary registration rights with respect to any shares received upon conversion of the note. As of June 30, 2016, $3.8 million was outstanding under the note.

On September 7, 2015, we issued an unsecured revolving convertible promissory note to Jelco for an amount up to $6.8 million, or the Applicable Limit. Following seven amendments to the note between December 2015 and June 2016, the Applicable Limit was raised to $21.2 million. The Applicable Limit will be reduced by $3.1 million each year after the second year following the first drawdown. The aggregate outstanding principal is repayable on September 10, 2020, however, principal is also repayable earlier to the extent that the aggregate outstanding principal exceeds the Applicable Limit (as it may be reduced from time to time). The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. At Jelco's option, our obligation to repay the principal amount under the revolving convertible note may be paid in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. Jelco also received customary registration rights with respect to any shares received upon conversion of the note. As of June 30, 2016, $21.2 million was outstanding under the note.

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2016 (in thousands of U.S. dollars):

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$177,997	$2,937	$38,754	$114,369	$21,937
Convertible promissory notes	24,965	200	7,000	17,765	—
Interest expense - long term debt	27,840	6,908	12,654	7,755	523
Interest expense - convertible promissory notes	5,576	1,422	2,566	1,588	—
Total	$236,378	$11,467	$60,974	$141,477	$22,460

BUSINESS

This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

We are an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities. In August 2012, we began discussions with our former lenders, and in connection with our restructuring we sold all 20 of our former vessels. In March 2014, we completed our restructuring, following which we did not own any vessels. During 2015 we acquired our Current Fleet of eight modern drybulk vessels. We have recently agreed to acquire two additional Capesize drybulk vessels that are scheduled to be delivered between mid-November 2016 and early January 2017.

In March 2015, we acquired the first vessel in our Current Fleet, a secondhand Capesize drybulk vessel, from an unaffiliated third party for $17.1 million. The acquisition was funded with proceeds from a senior secured loan, an unsecured convertible promissory note issued to an entity affiliated with our Sponsor, and the sale of common shares to our Sponsor. Between September and December of 2015 we acquired the seven additional secondhand drybulk vessels that comprise our Current Fleet, consisting of five Capesize and two Supramax vessels, from entities affiliated with our Sponsor for an aggregate purchase price of $183.4 million. These acquisitions were funded with proceeds from senior secured loans, a revolving convertible promissory note issued to an entity affiliated with our Sponsor, and the sale of common shares to our Sponsor.

On September 26, 2016 we entered into agreements with an unaffiliated third party for the purchase of two secondhand Capesize vessels for a gross purchase price of $20.75 million per vessel. The vessels are expected to be delivered between mid-November 2016 and early January 2017, subject to the satisfaction of certain customary closing conditions. We paid an initial security deposit in the amount of $4.2 million, which was funded through a loan facility with Jelco. We are considering our financing alternatives and expect to fund the acquisitions with cash flows from operations, secured loans, sale and leaseback arrangements, securities we may offer in the public or private debt or equity capital markets or other financing arrangements.

We believe we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets, and who have strong ties to a number of international charterers.

History and Development

We were incorporated under the laws of the Republic of the Marshall Islands, pursuant to the Marshall Islands BCA, on January 4, 2008, originally under the name Seanergy Merger Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.

In August 2012, we began discussions with our former lenders to finalize the satisfaction and release of our obligations under certain of our former loan facility agreements and the amendment of the terms of certain of our loan facility agreements. Between January 2012 and March 2014, we sold all 20 of our former vessels, in some cases by transferring ownership of certain of our vessel-owning subsidiaries to third parties nominated by our former lenders in connection with our restructuring. In March 2014, we completed our restructuring, following which we did not own any vessels and did not have any long-term debt obligations.

On March 12, 2015 we entered into share purchase agreements with Jelco and Stamatios Tsantanis, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, under which we sold 5,000,100 of our common shares to Jelco for $4.5 million and 333,400 of our common shares to Mr. Tsantanis for $0.3 million, equal to a price per share of $0.90. As part of the transaction, the purchasers received customary registration rights.

On March 19, 2015, we acquired a 2001 Capesize, 171,199 DWT vessel, which was renamed Leadership, from an unaffiliated third party. The acquisition of the vessel was financed with proceeds from (i) the convertible promissory note dated March 12, 2015, issued by the Company to Jelco, (ii) a loan agreement dated March 06, 2015 for $8.75 million with Alpha Bank A.E. and (iii) a share purchase agreement dated March 12, 2015 with

Jelco for the issuance of 5,000,100 shares of our common stock in exchange for $4.5 million, equal to a price per share of $0.90. This acquisition was made pursuant to a memorandum of agreement between our vessel-owning subsidiary and the seller, dated December 23, 2014.

On August 6, 2015, we entered into a purchase agreement and seven memoranda of agreement with entities affiliated with our Sponsor to acquire seven secondhand drybulk vessels, consisting of five Capesize and two Supramax vessels, for an aggregate purchase price of $183.4 million. These included all of the vessels in our Current Fleet other than Leadership. We took delivery of the seven vessels between September and December 2015. The acquisition costs of the seven vessels were funded with proceeds from a $44.4 million senior secured loan facility with HSH Nordbank AG to finance the acquisition of the Geniuship and Gloriuship, a $52.7 million secured term loan facility with Unicredit Bank AG to partly finance the acquisition of the Premiership, Gladiatorship and Guardianship, a $33.8 million secured loan facility with Alpha Bank A.E. to partly finance the acquisition of the Squireship, a $39.4 million secured term loan facility with Natixis to partly finance the acquisition of the Championship, the Share Purchase Agreement (defined below) and the convertible promissory note dated September 7, 2015, issued by the Company to Jelco. For more information regarding our current loan facilities and convertible promissory notes, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Description of Indebtedness.”

On September 7, 2015, the Company entered into a share purchase agreement with Jelco under which we agreed to sell Jelco 10,022,240 of our common shares in three tranches for $9.0 million, or the Share Purchase Agreement. The common shares were sold at a price of $0.90 per share. On September 11, 2015, the first tranche of 3,889,980 common shares was sold for $3.5 million. On September 29, 2015, the second tranche of 2,655,740 common shares was sold for $2.4 million. On October 21, 2015, the third tranche of 3,476,520 common shares was sold for $3.1 million. As part of the transaction, the purchaser received customary registration rights.

On January 7, 2016, we effected a one-for-five reverse split of our common stock, which was approved at a special meeting of our shareholders on September 16, 2014. The reverse stock split became effective and the common stock began trading on a split-adjusted basis on the Nasdaq Capital Market at the opening of trading on January 8, 2016. When the reverse stock split became effective, every five shares of our issued and outstanding common stock was automatically combined into one issued and outstanding share of common stock without any change in the par value per share or the total number of authorized shares. This reduced the number of outstanding shares of our common stock from 97,612,971 shares on January 7, 2016, to 19,522,413 shares on January 8, 2016, after adjusting for fractional shares. On January 27, 2016, we received a letter from Nasdaq confirming that we had regained compliance with Nasdaq's minimum bid price requirement.

On August 10, 2016, we sold 1,180,000 of our common shares to an unaffiliated institutional investor at a purchase price of $4.15 per share, for aggregate gross proceeds of $4.9 million. The net proceeds from the sale of the securities, after deducting placement agent fees and related offering expenses, were approximately $4.1 million. The net proceeds of the offering are expected to be used for general corporate purposes.

On September 26, 2016 we entered into agreements with an unaffiliated third party for the purchase of two secondhand Capesize vessels for a gross purchase price of $20.75 million per vessel. The vessels are expected to be delivered between mid-November 2016 and early January 2017, subject to the satisfaction of certain customary closing conditions. We are considering our financing alternatives and expect to fund the acquisitions with cash flows from operations, secured loans, sale and leaseback arrangements, securities we may offer in the public or private debt or equity capital markets or other financing arrangements.

On October 4, 2016, we entered into a $4.2 million loan facility with Jelco to fund the initial deposits for our pending vessel acquisitions.

Competitive Strengths

We believe that we possess a number of strengths that provide us with a competitive advantage in the drybulk shipping market, including the following:

•	Modern, High Quality Fleet. Our Current Fleet had an average age of 8.1 years as of September 30, 2016, compared to world-wide Supramax, Panamax, and Capesize / Newcastlemax drybulk market industry average ages of 8.1, 8.8 and 7.4 years, respectively, as of that date. In addition to their young age, all of our vessels have been and we expect will be built at shipyards that we view as having a longstanding reputation for building high quality, commercially superior vessels that are preferred by charterers and also command higher interest in the secondary market. None of our vessels is associated with “green field” or inferior quality shipyards, which is the case for a meaningful part of the world fleet, especially for Supramax and Panamax drybulk vessels. We believe that owning a modern, highly commercially competitive and well-maintained fleet provides us with a competitive advantage in securing favorable time and spot charters.

•	Experienced Management. Our Company’s leadership has considerable depth of shipping industry expertise. Mr. Tsantanis, our Chairman, Chief Executive Officer and interim Chief Financial Officer, brings more than 18 years of experience in shipping and finance and has held senior management positions in prominent shipping companies.
•	Access to Attractive Chartering Opportunities. Fidelity, our commercial manager, has established strong global relationships with charterers and brokers. We believe Fidelity’s relationships with these counterparties should provide us with access to attractive chartering opportunities.

Business Strategy

Our strategy is to manage and expand our fleet in a manner that produces strong cash flows and allows us to build our position as a reliable provider of international seaborne transportation services for drybulk commodities. The key elements of our business strategy include:

•	Expanding Our Fleet Through Accretive Acquisitions. We intend to acquire drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 50,000 dwt through timely and selective acquisitions. We currently view the Capesize and Supramax vessel classes as providing attractive return characteristics given the existing vessel price levels. A key element to our acquisition strategy will be to acquire high-quality vessels at attractive prices. When evaluating acquisitions, we will consider and analyze, among other things, our expectation of fundamental developments in the drybulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry present an opportunity for us to grow our fleet at favorable prices.
•	Optimizing Vessel Revenues Primarily Through Spot Market Exposure. The Baltic Dry Index, or the BDI, a daily average of charter rates for key drybulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the drybulk vessel charter market and the performance of the entire drybulk shipping market, has recently increased 175.2 percent from the record low levels of 290 on February 10, 2016 to 798 on October 27, 2016. We intend to employ a chartering strategy to capture upside opportunities in the spot market. We may also use fixed-rate time charters as the charter market improves to reduce downside risks. Because the spot market is volatile, there can be no assurance that the drybulk charter market will increase and the market could decline.
•	Operating a Modern, High-Quality Fleet. Our Current Fleet has an average age of 8.2 years, compared to world-wide Supramax, Panamax, and Capesize / Newcastlemax drybulk market industry average ages of 8.1, 8.8 and 7.4 years, respectively, as of that date. We believe that owning a young, well-maintained fleet provides us with a competitive advantage in securing favorable time and spot charters. All of our vessels have been and we expect will be built in shipyards that we view as having a longstanding reputation for building quality vessels. We expect that the combination of these factors will provide us with a competitive advantage in securing favorable employment for our vessels.

Our Current Fleet

As of the date of this prospectus, our Current Fleet consists of eight drybulk vessels, of which six are Capesize vessels and two are Supramax vessels. Our Current Fleet has a combined cargo-carrying capacity of approximately 1,145,553 dwt and an average age of approximately 8.2 years. Additionally, we have agreed to acquire two Capesize vessels that are scheduled to be delivered between mid-November 2016 and early January

2017. Subject to the successful delivery of the two Capesize vessels, our fleet will have an average age of 7.8 years and a combined cargo-carrying capacity of approximately 1,503,369 dwt.

The following tables list the vessels in our Current Fleet and the vessels we have agreed to acquire as of the date of this prospectus:

Current Fleet

Vessel Name	Year Built	Vessel Type	Dwt	Flag	Type of Employment
Leadership	2001	Capesize	171,199	BA	Spot
Gloriuship	2004	Capesize	171,314	MI	Spot
Geniuship	2010	Capesize	170,057	MI	Spot
Premiership	2010	Capesize	170,024	IoM	Spot
Squireship	2010	Capesize	170,018	LIB	Spot
Championship	2011	Capesize	179,238	LIB	Spot
Gladiatorship	2010	Supramax	56,819	BA	Spot
Guardianship	2011	Supramax	56,884	MI	Spot
Average Age	8.1 years	Total Dwt:	1,145,553

Vessels to be Acquired*

Current Vessel Name	Year Built	Vessel Type	Dwt
Capesize 1	2010	Capesize	178,838
Capesize 2	2010	Capesize	178,978
*	Subject to successful delivery.

Key to Flags:

BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Management of Our Fleet

We manage our vessel's operations, insurances and bunkering and have the general supervision of our third-party technical and commercial managers.

V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Pursuant to our technical management agreements with V.Ships, we pay a monthly fee of $9,650 per vessel in exchange for V.Ships providing these technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses, crewing costs, which are reimbursed by us to V.Ships. Pursuant to our technical management agreement with V.Ships for the vessel Leadership, if the vessel is laid up for a period of more than two months, we are not obligated to pay a management fee to V.Ships for the period exceeding the two months until we give written notice to re-activate the vessel. However, we are obligated to reimburse V.Ships for any costs that have been approved by us that may arise while Leadership is laid up following the two months. The technical management agreements are for an indefinite period until terminated by either party, giving the other notice in writing, in which event the applicable agreement shall terminate after one month from the date upon which such notice is received.

Seanergy Management Corp., or Seanergy Management, one of our wholly-owned subsidiaries, has entered into a commercial management agreement with Fidelity, an independent third party, pursuant to which Fidelity provides commercial management services for all of the vessels in our fleet. Under the commercial management agreement, we have agreed to reimburse Fidelity for all reasonable running and/or out-of-pocket expenses, including but not limited to, telephone, fax, stationary and printing expenses, as well as any pre-approved travelling expenses. In addition, we have agreed to pay commission fees to Fidelity equal to 0.5% calculated on the collected gross hire/freight/demurrage payable when the relevant hire/freight/demurrage is collected. The commercial management agreement may be terminated by either party upon giving one month prior written notice to the other party.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee consists of three directors. In accordance with the amended and restated charter of the shipping committee, two of the directors on the shipping committee are nominated by Jelco and one of the directors on the shipping committee is nominated by a majority of our board of directors and is an independent member of the board of directors. The members of the shipping committee are Mr. Stamatios Tsantanis and Ms. Christina Anagnostara, who are Jelco's nominees, and Mr. Elias Culucundis, who is the nominee of the board of directors.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of our chief executive officer, who is currently Mr. Tsantanis, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. In addition to these agreements, we have amended certain provisions in our articles of incorporation and by-laws to incorporate these requirements.

As a result of these various provisions, in general, all shipping- related decisions will be made by Jelco's appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

Employment of Our Fleet

Our vessels are chartered on the spot charter market, either through trip charter contracts or voyage charter contracts. A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable than those under time charters, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates. Downturns in the drybulk industry would result in a reduction in profit margins, and could lead to losses.

In the future, our vessels may be employed on period time charters. Period time charters provide a fixed and stable cash flow for a known period of time. Period time charters also mitigate in part the volatility and seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to employ our vessels under time charter contracts should rates become more attractive.

Charter Hire Rates

Charter hire rates fluctuate by varying degrees among drybulk vessel size categories. The volume and pattern of trade in a small number of commodities, referred to as major bulks, affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities, referred to as minor bulks, drives demand for smaller drybulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

Charter hire rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different drybulk carrier categories. However, because demand for larger drybulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the drybulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on reputation. Fidelity negotiates the terms of our charters (whether voyage charters, period time charters, bareboat charters or pools) based on market conditions. We compete primarily with other owners of drybulk carriers, many of which may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers than vessels we may operate. Ownership of drybulk vessels is highly fragmented and is divided among publicly listed companies, state controlled companies and independent drybulk vessel owners. We compete primarily with owners of drybulk vessels in the Supramax and Capesize class sizes. Some of our publicly listed competitors include Diana Shipping Inc. (NYSE:DSX), Genco Shipping & Trading Limited (NYSE: GNK), Safe Bulkers Inc. (NYSE: SB), Scorpio Bulkers Inc. (NYSE: SALT) and Star Bulk Carriers Corp. (NASDAQ: SBLK).

Customers

Our customers include or have included national, regional and international companies, such as Rio Tinto, BHP Billiton and Fortescue. Customers individually accounting for more than 10% of our revenues during the years ended December 31, 2015, 2014 and 2013 were:

Customer	2015	2014	2013
A	47%	—	—
B	15%	—	—
C	12%	—	—
D	10%	—	—
E	—	59%	18%
F	—	29%	—
G	—	—	16%
H	—	—	12%
I	—	—	10%
Total	84%	88%	56%

Seasonality

Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require drybulk shipping accordingly.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of the vessels we may acquire. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which the vessels we may acquire may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (United States Coast Guard, harbor master or equivalent), classification societies, flag state administrations (country of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates or approvals for the operation of the vessels. Failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of the vessels we may acquire.

We believe that the heightened level of environmental and operational safety concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the drybulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of the vessels we may acquire that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. However, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of the vessels we may acquire. In addition, a future serious marine incident that causes significant adverse environmental impact, such as the 2010 Deepwater Horizon oil spill, could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization

The United Nations' International Maritime Organization, or the IMO, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto (collectively referred to as MARPOL 73/78 and herein as MARPOL). MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, therefore it may include jurisdictions in which the vessels we may acquire operate. MARPOL sets forth pollution-prevention requirements applicable to drybulk carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of ‘ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship's repair and maintenance. Emissions of “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or PCBs) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulphur emissions, known as Emission Control Areas, or ECAs (see below).

The IMO's Maritime Environment Protection Committee, or MEPC, adopted amendments to Annex VI on October 10, 2008, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulphur contained in any fuel oil used on board ships. As of January 1, 2012, the amended Annex VI requires that fuel oil contain no more than 3.50% sulfur (from the previous cap of 4.50%). By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018.

Sulfur content standards are even stricter within certain ECA. As of July 1, 2010, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 1.0% (from 1.50%), which was further reduced to 0.10% on January 1, 2015. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated. Effective August 1, 2012, certain coastal areas of North America were also designated ECAs. Effective January 1, 2014, applicable areas of the United States Caribbean Sea, including the coastal waters around Puerto Rico and the U.S. Virgin Islands were also designated ECAs. Ocean-going vessels in these areas will be subject to stringent emissions controls and may cause us to incur additional costs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency, or EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations. We cannot assure you that the jurisdictions in which the vessels we may acquire may operate will not adopt more stringent emissions standards independent of the IMO.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. This included the requirement that all new ships utilize the Energy Efficiency Design Index, or EEDI, and all ships use the Ship Energy Efficiency Management Plan, or SEEMP.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. Recent amendments to the Convention on Limitation of Liability for Maritime Claims, or LLMC, went into effect on June 8, 2015. The amendments alter the limits of liability for loss of life or personal injury claims and property claims against shipowners.

The operation of our ships is also affected by the requirements set forth in Chapter IX of SOLAS, which sets forth the IMO's International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. We rely upon the safety management system that our technical manager has developed for compliance with the ISM Code. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators obtain a safety management certificate, or SMC, for each vessel they operate. This certificate evidences compliance by a vessel's operators with the ISM Code requirements for a safety management system, or SMS. No vessel can obtain an SMC under the ISM Code unless its manager has been awarded a document of compliance, or DOC, issued in most instances by the vessel's flag state.

Noncompliance with the ISM Code or other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports.

Pollution Control and Liability Requirements

The IMO adopted the International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. All ships will also have to carry a ballast water record book and an International Ballast Water Management Certificate. The BWM Convention enters into force 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping tonnage. On September 8, 2016, this threshold was met (with 52 contracting parties making up 35.14%). Thus, the BWM Convention will enter into force on September 8, 2017.

Many of the implementation dates originally written into the BWM Convention have already passed, so that once the BWM Convention enters into force, the period for installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems, or BWMS. For this reason, on December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This in effect makes all vessels constructed before the entry into force date 'existing' vessels, and allows for the installation of a BWMS on such vessels at the first renewal survey following entry into force of the Convention. Furthermore, in October 2014 the MEPC met and adopted additional resolutions concerning the BWM Convention's implementation. If mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers and the costs of ballast water treatments may be material. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The United States, for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements. Although we do not believe the costs of compliance with mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on our operations.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on shipowners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship's bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In March 2006, the IMO amended Annex I to MARPOL, including a new regulation relating to oil fuel tank protection, which became effective August 1, 2007. The new regulation applies to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations. We believe that we are in substantial compliance with all applicable existing IMO requirements. In addition, we intend to comply with all future applicable IMO requirements.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade with the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its 200 nautical mile exclusive economic zone around the United States. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;
(iii)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
(iv)	loss of subsistence use of natural resources that are injured, destroyed or lost;
(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
(vi)	net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective December 21, 2015, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels (e.g. drybulk) to the greater of $1,100 per gross ton or $939,800 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. For example, on August 15, 2012, the U.S. Bureau of Safety and Economic Enforcement, or BSEE, issued a final drilling safety rule for offshore oil and gas operations that strengthens the requirements for safety equipment, well control systems, and blowout prevention practices. The Final Rule took effect on October 22, 2012. On August 21, 2013, BSEE proposed a rule to revise existing federal regulations regarding oil and gas production safety systems to address technological advances. A new rule issued by the U.S. Bureau of Ocean Energy Management, or BOEM, that increased the limits of liability of damages for offshore facilities under OPA based on inflation took effect in January 2015. In April 2015, it was announced that new regulations are expected to be imposed in the United

States regarding offshore oil and gas drilling. In December 2015, the BSEE announced a new pilot inspection program for offshore facilities. Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation or regulations applicable to the operation of the vessels we may acquire that may be implemented in the future could adversely affect our business. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessel owners' responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels may call. We believe that we are in substantial compliance with all applicable existing state requirements. In addition, we intend to comply with all future applicable state regulations in the ports where our vessels may call.

Other Environmental Initiatives

The Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In addition, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit, or VGP, authorizing ballast water discharges and other discharges incidental to the operation of vessels. The VGP imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. On March 28, 2013, the EPA re-issued the VGP for another five years, which took effect December 19, 2013. The 2013 VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in US waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants.

U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. In 2009 the Coast Guard proposed new ballast water management standards and practices, including limits regarding ballast water releases. As of June 21, 2012, the U.S. Coast Guard implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships in U.S. waters. The revised ballast water standards are consistent with those adopted by the IMO in 2004. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on vessels we may acquire to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict vessels from entering U.S. waters.

Notwithstanding the foregoing, as of January 1, 2014, vessels are technically subject to the phasing-in of these standards. As a result, the USCG has provided waivers to vessels which cannot install the as-yet unapproved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.

It should also be noted that in October 2015, the Second Circuit Court of Appeals issued a ruling that directed the EPA to redraft the sections of the 2013 VGP that address ballast water. However, the Second Circuit stated that 2013 VGP will remains in effect until the EPA issues a new VGP. It presently remains unclear how the ballast water requirements set forth by the EPA, the USCG, and IMO BWM Convention, some of which are in effect and some which are pending, will co-exist.

The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), or the CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Vessels we may acquire will subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Vessels that operate in such port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in each state. Although state-specific, SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. The 2015 United Nations Convention on Climate Change Conference in Paris did not result in an agreement that directly limited greenhouse gas emissions from ships.

However, in January 2013 the MEPC's two new sets of mandatory requirements that address greenhouse gas emissions from ships entered into force. Currently operating ships will be required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, will apply to new ships. In April 2015, a regulation was adopted requiring that large ships (over 5,000 gross tons) calling at European ports from January 2018 collect and publish data on carbon dioxide omissions. Draft amendments, which included guidelines on this data collection system, were approved by the 69th session of the MEPC in April 2016, and draft mandatory collection requirements will be put forth at the 70th session at the end of October 2016. The MEPC is also considering market-based mechanisms to reduce greenhouse gas emissions from ships. For 2020, the EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states by 20% of 1990 levels. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol's second period, from 2013 to 2020. In December 2013 the European Union environmental ministers discussed draft rules to implement monitoring and reporting of carbon dioxide emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time.

International Labour Organization

The International Labour Organization, or ILO, is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006, or MLC 2006. A Maritime

Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. On August 20, 2013, MLC 2006 entered into force. The MLC 2006 requires us to develop new procedures to ensure full compliance with its requirements.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter XI-2 became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel's flag state. Among the various requirements are:

•	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;
•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;
•	the development of vessel security plans;
•	ship identification number to be permanently marked on a vessel's hull;
•	a continuous synopsis record kept onboard showing a vessel's history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and
•	compliance with flag state security certification requirements;

Ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

Furthermore, additional security measures could be required in the future which could have a significant financial impact on us. The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and occasional surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

Annual Surveys.   For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.

Intermediate Surveys.   Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys are to be carried out at or between the occasion of the second or third annual survey.

Class Renewal Surveys.   Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey, a shipowner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Vessels under five years of age can waive dry-docking in order to increase available days and decrease capital expenditures, provided the vessel is inspected underwater.

Most vessels are usually dry-docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the shipowner within prescribed time limits.

Most insurance underwriters and lenders make it a condition for insurance coverage and lending, respectively, that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies, or the IACS. All our vessels are certified as being “in class” by American Bureau of Shipping Bureau Veritas and Nippon Kaiji Kyokai, major classification societies. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel.

Risk of Loss and Liability Insurance Generally

The operation of any cargo vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel for oil pollution accidents in the United States Exclusive Economic Zone, has made liability insurance more expensive for shipowners and operators trading in the United States market. While we maintain hull and machinery insurance, war risks insurance, protection and indemnity cover and freight, demurrage and defense cover for our fleet in amounts that we believe will be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel's useful life. Furthermore, while we believe that our insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurance

We maintain marine hull and machinery and war risks insurance, which includes the risk of actual or constructive total loss, for all of our vessels. Each of our vessels is covered up to at least fair market value with deductibles of $150,000 per vessel per incident. We also maintain increased value coverage for our vessels. Under this increased value coverage, in the event of total loss of a vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable under our hull and machinery policy by reason of under insurance.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which insure liabilities to third parties in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Our coverage is limited to approximately $7.5 billion, except for pollution which is limited to $1 billion.

Our protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The thirteen P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each P&I Association has capped its exposure to this pooling agreement at approximately $7.5 billion. As a member of a P&I Association which is a member of the International Group, we are subject to calls payable to the P&I Associations based on our claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of a vessel. We believe that we have obtained all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business in the future.

Property, Plants and Equipment

We do not own any real estate property. We lease our executive office space in Athens, Greece from a third party entity up to and including January 11, 2018.

Legal Proceedings

We have previously reported that in 2010, certain of our then shareholders, including George Koutsolioutsos, who is also the former Chairman of the Board of the Company, brought suit in Greece against certain other shareholders of the Company, our former Chief Financial Officer, and the immediate successor to Mr. Koutsolioutsos as our Chairman. The suit seeks damages from the defendants for alleged willful misconduct that purportedly caused the plaintiffs damage both by way of diminution of the value of their shares in the Company and harm to their reputations. The defendants have advised us that they do not believe the action has merit, and that they intend vigorously to defend it. The next hearing date in this action is currently scheduled for November 15, 2018.

Mr. Koutsolioutsos also commenced three actions in Greece during 2014 against his immediate successor as our Chairman, on substantially the same or related set of grounds. The plaintiff seeks money damages in two of these cases. The next hearing date in these actions is also currently scheduled for November 15, 2018. The third case, in which the plaintiff sought an injunction, was discontinued by the plaintiff in September 2014.

Neither we nor our current Chairman is named in any of these actions. We have also notified our insurance underwriters of these actions, and our underwriters are advancing a portion of the defendants' legal expenses.

THE DRYBULK SHIPPING INDUSTRY

The information and data in this section has been provided by Karatzas Marine Advisors & Co., a privately owned group that, among other sources, provides research and statistics to the maritime industry. Karatzas Marine Advisors & Co. based its analysis on information drawn from published and private industry sources. These included in-house databases and proprietary information related to freight and asset price data. Although data is taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.

Overview

The drybulk shipping industry is concerned with the transport of dry cargoes in bulk (as opposed to containerized drybulk cargo) by ways of seaborne movement of cargo. Drybulk vessels can be utilized for the transport of a diverse range of cargoes varying from project and break bulk cargo (such as machinery and equipment) to steel products to iron ore and coal. However, in terms of value and volume of cargo, the transportation of grains, coal and iron ore is the most important for bigger-sized drybulk vessel trade.

Few countries globally have large deposits of high quality raw materials, while demand for such commodities is concentrated in countries and regions with large industrial bases, and often, also with large populations. For coal and iron ore, which constitute close to 55% of the drybulk trade by volume, production is dominated by mining companies in Australia and Brazil, while demand is concentrated in industrialized regions in North America, North Europe, and now, most prominently in the People’s Republic of China, or PRC or China. While for these two commodities there are several more producing and consuming regions worldwide, trends of economies of scale and price competition have led to an ever increasing role for Australia, Brazil and China that are expected to dominate these trades in the next decade.

For several more commodities such as bauxite, alumina, nickel ore and others and also intermediate (un-finished) products such as steel bars, steel rolls, and others that are transported on smaller sized drybulk vessels, there are many more trading patterns, whether regional or local. Such trades, although in general follow global macro-trends, are also influenced by local economies and trading patterns.

Likewise, for agricultural products, which in general tend to be transported on Handymax to Kamsarmax sized vessels, few countries worldwide have favorable geography and climate, and therefore there is a need to transport such products from producing countries to countries in need of such imports whether for human consumption or for livestock feed.

Drybulk vessels provide the most economic and efficient way of transportation of cargoes worldwide. The total ocean-going seaborne volume of drybulk cargoes is expected to exceed five billion tons in 2016, based on data from Karatzas Marine Advisors & Co. Transportation of iron ore and coal is the largest segment of the drybulk market, accounting for more than 55% of total transported volume on drybulk vessels, and reflects the global imbalance between producing regions and consuming regions. Drybulk vessels represent a low cost, and still flexible and reliable, way of bridging such imbalances.

Coal and iron ore are normally transported over long distances from the production site to large facilities or receiving terminals. Accordingly, to benefit from economies of scale, coal and iron ore are typically carried on the largest vessels that fit the harbor facilities at loading and discharging ports. Smaller vessels will typically be used for regional trades, where the ports generally are too small or too shallow for the larger drybulk vessels.

Grains, minor bulk, bauxite, alumina, steel products, fertilizers are the cargo that make up most of the remaining drybulk market. These cargoes have a more complex trading pattern than coal and iron ore, reflecting the multitude of the cargoes and the trading routes, regional demand, smaller trading parcels, loading and discharging to smaller ports, multitude of sellers and buyers of cargoes and therefore charterers, and such trades reflect overall world trade growth.

Types of drybulk vessels

Drybulk vessels are regularly categorized depending on their deadweight tonnage (total weight in metric tons of cargo, fuel, fresh water stores and crew that a ship can carry when immersed to her load line) and their cargo carrying capacity.

Generally, the following size vessels are used in the transportation of drybulk cargoes:

Asset Class / Definition	Standard Deadweight Tonnage	Standard Trading Routes	Primary Cargoes
Capesize / Newcastlemax	100,000 - 220,000 dwt	Brazil to China Australia to China	iron ore, coal
Panamax (Kamsarmax, Panamax, Neo-Panamax)	65,000 - 100,000 dwt	US to Far East US to Europe	grains, iron ore, coal
Supramax (Handymax, Supramax, Ultramax)	40,000 – 65,000 dwt	Various regional trades	grains, fertilizers, coal, break bulk

Capesize and Newcastlemax vessels are amongst the biggest drybulk vessels in the world and their intended trade is to carry large quantities of cargo over long distance in order to obtain efficiencies of size. Iron ore and coal (both coking coal for steel production and thermal coal for power generation) are the predominant cargoes carried on Capesize and Newcastlemax vessels, and primary trading routes are from Brazil to China, Australia to China, South Africa to Europe and South Africa to countries of the Pacific Rim and the Far East. Capesize / Newcastlemax vessels are gearless and they depend on port facilities for loading and unloading of their cargoes. Capesize vessels are an asset class in existence for several decades with typical size of approximately 160,000 dwt, and named after the Cape of Good Hope, the only route that would allow such large vessels to transit from the Atlantic Basin to the Indian Ocean and the Pacific Basin. Newcastlemax is a new asset class originated in the last decade and refers to the biggest size of vessels that can be accommodated in the Port of Newcastle, NSW, Australia, a major exporting coal port. Newcastlemax vessels have 300-meter maximum length, 50-meter maximum beam, and typically are 180,000 – 205,000 dwt.

Panamax drybulk vessels are the second largest asset class in the drybulk market. The term “panamax” derives from the maximum beam of the vessels capable of transiting the old locks of the Panama Canal. In this prospectus, “Panamax” drybulk vessels are defined as drybulk vessels of up to 100,000 tons in deadweight capacity, encompassing traditional “panamax” vessels of approximately 72,000 dwt, and also modern-sized panamax vessels of approximately 82,000 dwt, Kamsarmax drybulk vessels, and neo-panamax bulkers of approximately 92,000 dwt. The primary cargoes for the Panamax-class vessels are coal, grains and iron ore and their trading routes are from the US Gulf or South America to the Far East with grains, coal to China and the Far East, which collectively we refer to as the Pacific Basin, iron ore shipments to China shipped in smaller parcels. More than 80% of spot maket fixtures in 2016 year-to-date had a discharge port in the Pacific Rim. Panamax drybulk vessels can be equipped with their own handling gear; however, they are predominantly gearless vessels.

Supramax vessels can be considered the work-horse of the drybulk market as they are big enough to be economically efficient for the international market and small enough that can enter many ports where larger vessels cannot access. Given their size and flexibility, there can be a wide range of cargoes that can be transported on this asset class, ranging from coal and iron ore, to grains, bauxite, alumina, fertilizers, break bulk, mini bulk, and others. Supramax vessels can trade regionally with the Atlantic or Pacific Basins. In the last decade, there has been a tendency of upsizing of vessels in this asset class, and under “Supramax”, we include “Handymax” vessels (typically 40,000 – 48,000 dwt), “Supramax” proper vessels (48,000 – 58,000 dwt) and “Ultramax” vessels (58,000 – 65,000 dwt). Supramax vessels are almost always geared with cranes and often with other cargo handling equipment (grabs, etc).

Drybulk Vessel Supply

Fleet Overview

The supply side of the drybulk market consists of the existing fleet of drybulk vessels adjusted for the addition of newbuilding deliveries from shipbuilders and the withdrawal by scrapping, recycling and conversion of older vessels. In addition, drybulk vessel supply can be affected in the short term by several factors ranging from vessels being idled or on lay-up, waiting at anchorage for orders or idling due to port congestion at loading or discharging ports delaying the availability of the vessels, and in certain cases by geographical dislocation of vessels due to unforeseen factors such as extreme weather conditions.

The world fleet of drybulk vessels has increased materially since January 2009, almost doubling since then. The total world drybulk fleet was approximately 790 million deadweight tons as of the beginning of the third quarter of 2016; drybulk vessels of 40,000 – 220,000 dwt comprised approximately 633 million deadweight of the world’s drybulk tonnage. The growth of the world drybulk fleet has been tapering off since 2014 when the freight market materially declined, reflecting minimal newbuilding activity, slippage, delays and cancellations with newbuilding vessels on order, and increased demolition activity. Drybulk tonnage supply can fluctuate as it depends on many factors; however, based on present trends and all else being equal, it is expected that the world drybulk fleet will marginally decrease in the next couple of years; it is worth noting that the last time that the world’s drybulk fleet declined was in 1987.

World Drybulk Fleet (in million dwt)
900.0
800.0
700.0
600.0
500.0
400.0
300.0
200.0
100.0
0.0
2009
2010
2011
2012
2013
2014
2015
2016E
2017E
2018E
World Drybulk Fleet (in million dwt)

Source: Karatzas Marine Advisors & Co.

When one takes into consideration the different asset classes of drybulk vessels, the following chart confirms that most of the drybulk fleet development has occurred prior to early 2015. Fleet growth has been tapering off since then; most notably, fleet growth for panamax vessels has remained constant in the last year, at around 195 million deadweight tons.

Source: Karatzas Marine Advisors & Co.

The existing fleet of drybulk vessels numbered approximately 7,300 vessels between 40,000 and 220,000 dwt, with a total capacity of approximately 633 million dwt at the beginning of the third quarter of 2016, according to Karatzas Marine Advisors & Co. The larger size vessels such as Newcastlemax and Capesize vessels which primarily transport iron ore and coal number approximately 1,430 in the world fleet, totaling approximately 250 million deadweight ton capacity and having an average age of 7.4 years. Panamax class drybulk vessels of 65,000 – 100,000 dwt (class that includes Kamsarmax, Panamax, Neo-panamax and Mini Capes) which primarily are engaged in the transport of coal, iron ore and grains, number approximately 2,440 vessels worldwide, totaling approximately 196 million deadweight tonnage and averaging approximately 8.8 years of age. Supramax class drybulk vessels (class that includes Handymax, Supramax and Ultramax vessels), which are primarily engaged in the transport of grains, bauxite, minor bulk, break bulk, coal, number approximately 3,410 vessels in the world fleet, totaling approximately 186 million deadweight tonnage and having an average age of 8.1 years. An overview of our fleet is set out in the table below:

Category	Size in dwt	Vessels, no.	Total dwt (mil)	Average age
Newcastlemax / Capesize	100,000 - 220,000	1,426	250.5	7.4
Panamax	65,000 - 100,000	2,442	196.5	8.8
Supramax	40,000 - 65,000	3,409	186.0	8.1
Total		7,277	633.0

Source: Karatzas Marine Advisors & Co.

The average age of the total drybulk world fleet of 40,000 – 220,000 dwt is approximately 8.1 years, with similar average age of the various size segments. The economic useful life of drybulk vessels depends on construction standards and maintenance, but can generally be estimated to around 25 years.

About 70% of our world fleet, as measured in cargo capacity, is less than 10 years old. About 5% of our fleet is above 20 years, and likely subject to scrapping partially due to technical obsolesce and economic inefficiencies.

Source: Karatzas Marine Advisors & Co.

Construction of New Vessels

According to Karatzas Marine Advisors & Co., the worldwide drybulk vessel (sizes 40,000 – 220,000 dwt) orderbook stands at approximately 86 million dwt as of the middle of September 2016, corresponding to approximately 12% of the existing fleet. In particular, the outstanding orderbook for Newcastlemax / Capesize vessels stand at approximately 10% of the existing world fleet with 130 such vessels on order; the Panamax outstanding orderbook represents approximately 11% of the world’s existing similarly-sized fleet, with 274 vessels on order; in the Supramax market segment, approximately 30.1 million deadweight tons are on order, representing approximately 16% of the world fleet, with approximately 495 vessels on order.

The following table sets forth the orderbook in the various segments of the drybulk fleet, including the contracted year of delivery:

Vessel Type	Scheduled Delivery (in mil dwt)				Present Fleet	Total Orderbook
	2016	2017	2018+	Total Orderbook		(as % of Present Fleet, mil dwt)
Newcastlemax / Capesize	15.9	6.3	2.9	25.1	250.5	10.02%
Panamax	11.1	7.9	2.6	21.6	196.5	10.99%
Supramax	16.8	11.2	2.1	30.1	186.0	16.18%
Overall	43.8	25.4	7.6	76.8	633.0	12.40%

Source: Karatzas Marine Advisors & Co., as of beginning of third quarter of 2016.

The backlog orderbook of 12% is sizeable in absolute terms but it is materially lower in comparison to the recent past when it had been as high as 25% of the world’s outstanding fleet. Given vessels have 25 years design life, the outstanding orderbook can still be considered cause for concern for tonnage oversupply.

Given the weak state of the freight market, drybulk vessels on order had been delayed in their delivery from the shipbuilders, which we refer to as slippage, as shipowners and shipbuilders agree on later deliveries. Slippage benefits the drybulk freight market in the short term as fewer vessels compete for cargoes; slippage also keeps the shipbuilders occupied for a longer period of time and blocking shipbuilding slot availability for additional newbuilding orders. Quantifying slippage and contract cancellations is difficult in a weak market, as typically shipowners and shipbuilders do not necessarily wish to report or publicize cancelled deals for reputational reasons. According to the estimates by Karatzas Marine Advisors & Co., slippage has averaged two months for the overall drybulk fleet in the last year, approximately 2% of the outstanding capesize orderbook has been converted to tanker orders, while approximately 5% of the Supramax orderbook has been cancelled due to prolonged delays by the shipbuilders.

Several shipyards have experienced challenges with meeting contracted delivery terms. As much as approximately one-fifth of the orderbook has been placed with shipyards that have limited construction experience, to which we refer as “green field” yards. The ability of these yards to complete orders in a timely manner remains uncertain. Several yards have also experienced liquidity challenges from reduced order intake and a difficult financing environment, although some of this is mitigated by government aid to shipyards and owners, especially in Asia. Given the weak state of the freight market, shipowners are keen to refuse delivery of the vessels from shipbuilders beyond the contractual deadlines for delivery or when the vessels are of inferior quality; typically such vessels eventually find their way to the market, but still with further delays (once legal, arbitration, refund procedures have been addressed) and the vessels have been sold to new buyers. Thus, it can be expected that actual deliveries of the total number of the remaining drybulk vessels on order may take place later than contracted, and that the net fleet growth in each period may be lower.

The extent of such cancellations in the future is uncertain, as is the extent of postponement of contracts based on agreement between owners and yards.

Several owners with vessels on order have been interested in cancelling their orders, due to a decline in earnings and ship prices and limited financing availability. Shipyards are less willing to accept such cancellations, but may have to do so if delays go beyond contracted dates. Shipbuilding contracts normally allow owners to cancel the order if the vessel is not delivered within a set time frame, often 180 or 270 days, after the contracted delivery date.

Besides the state of the freight market, shipbuilding activity is influenced by availability of financing whether in the form of direct financing for the shipowner (buyer) or via export credit and other financing arrangements from the country of the shipbuilder. Presently, shipping finance is available on a limited basis and for exceptionally strong clients, leaving the majority of the shipowning community underfunded; this is especially true for newbuilding financing which always has been a more complicated form of shipping finance. Similarly, export credit financing has stopped as China has been shifting its macro-economic strategy from an industrial economy to a service economy and has stopped stimulating their shipbuilding industry; likewise, export credit in South Korea has materially been diminished as the focus of the government has been shifting of directly supporting ailing shipbuilders. Given the weak state of the shipping finance market, in the opinion of Karatzas Marine Advisors & Co., shipbuilding activity is expected to remain subdued in the foreseeable future, which will maintain drybulk tonnage supply at approximately currently projected levels.

Demolition of Drybulk Vessels

Commercial, ocean-going drybulk vessels have 25 years design life. Vessels at the end of their commercial lives are withdrawn from the market and are sold for demolition (scrapping). The age and time at which vessels are sold for demolition can vary depending not only on the age and condition of the vessel but also on other indirect factors such as the state of the freight market. When vessels trade in strong freight markets, shipowners typically hold on to their vessels until the last possible moment, despite the increasing operating and maintenance expenses which increase as a vessel gets older. When the freight market is weak and the prospects of a market recovery are poor, vessels may be destined for demolition before the end of their design life as shipowners do not wish to keep operating uneconomic vessels or undertaking capital investments and passing statutory dry-dockings and other enhanced maintenance. Typically, in weak freight markets, the level of demolition activity increases.

The following chart illustrates the demolition activity since January 2009, which in general looks inversely related to the state of the drybulk market. 2013, when the freight market had been relatively strong, demolition activity had been minimal, while since 2014, when the freight market had been establishing all-time lows, demolition activity has increased substantially, with capesize demolition levels increasing threefold between 2014 and 2016 on an annualized basis and panamax drybulk vessel demolitions almost doubling in the same period.

Source: Karatzas Marine Advisors & Co.

Vessel Values

Newbuilding and Secondhand Markets

Vessels can be acquired through an order for a newbuilding vessel to a shipbuilder or by purchase in the second-hand market of a vessel from another shipowner. Each acquisition method has its trade-offs.

Orders for newbuilding vessels require a lead-time from the time of the order until delivery. It takes about nine months to one year for the actual construction of a drybulk vessel; however, due to backlog of orders in certain cases several years might be required until the delivery of a vessel. Typically the cost of a newbuilding vessel is higher than the cost of a second-hand comparable vessel, at least in a typical freight market when no premium for prompt ownership is paid. The placing of a newbuilding contract usually requires that the shipowner undertakes the supervision of the construction, but the payment for the vessel is extended over a period of time commensurate with the delivery of the vessel. In exchange for the higher cost of the acquisition, the shipowner takes delivery of a brand new vessel conforming to the latest standards and with a design and customization, if any, of their choosing that might be specifically suitable to the shipowners’ expertise in certain trades.

Newbuilding activity varies during the phases of the business cycle, as newbuilding contracts are placed when future expectations are robust and newbuilding prices are comparatively low to expected future earnings. Similarly, newbuilding prices can vary during the business cycle and can be influenced by the underlying balance between shipyard output and newbuilding demand, raw material costs, freight markets and exchange rates. In the last decade, high levels of new ordering were recorded across most sectors of shipping, and as a result, newbuilding prices increased significantly. However, after the financial events of 2008 and the drop in trade and freight rates, there has been a significant slow down in placing new orders and also a drop in the prices of newbuilding contracts. Since 2014 specifically, when drybulk freight rates deteriorated, export credit financing dried up and the overall lack of debt financing has driven down newbuilding activity and prices for newbuilding contracts.

Source: Karatzas Marine Advisors & Co.

The following chart illustrates newbuilding prices for drybulk vessels in the three main asset classes, Capesize, Panamax and Supramax drybulk vessels, since January 2009 until the end of August 2016:

Source: Karatzas Marine Advisors & Co.

The second method of vessel acquisition, purchase in the second-hand market, allows for immediate possession of a vessel and therefore immediate generation of revenue. At times of high freight rates, there is increased demand for vessels in the second-hand market due to vessels’ earnings potential. Therefore second-hand vessel prices can vary in comparison to newbuilding prices, and at times of very strong freight rates, second-hand vessels may be valued significantly higher than newbuilding contracts. The drawback of acquiring vessels in the second-hand market is that one acquires a vessel that was ordered and maintained to another shipowner’s standards, and therefore due diligence is required during the negotiations for the acquisition of a vessel in the second-hand market. The sale and purchase (S&P market) of vessels in the second-hand market is competitive and transparent and usually involves the assistance of sale and purchase shipbrokers.

Unlike the newbuilding market where the shipowner has broader options from choosing the shipbuilder to opting for additional modifications with the vessel design, buyers of vessels in the secondary market have to accept the vessel as offered for sale by the previous owner. Besides the strength of the freight market and availability of financing that affect pricing of vessels in the secondary market, the vessel’s shipbuilder, design and specification, equipment list onboard and also the state of its maintenance can also materially impact vessel prices. Vessels built at inferior or “green field” yards or vessels which are poorly equipped and maintained are priced at discount to the market. The discount level that can range from 10% to 40%, on average, and generally is more pronounced in weak markets. Also, vessels built at inferior or “green field” yards or vessels which are poorly equipped and maintained generally depreciate on a steeper negatively sloped curve, as there is smaller or softer buying interest for such vessels. Dealing with quality tonnage built at quality shipyards and kept to high maintenance standards is a critical sign of a good shipowner with good business practices.

The following chart illustrates second-hand prices for drybulk vessels in the Capesize, Panamax and Supramax vessels; specifically for five-year old vessels based on indexed data produced on sales reports between January 2009 and August 2016.

Drybulk Vessel Secondary Market Prices (5yr-old, in US$ mil)
Secondary Market Price (in US$ mil)
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
2009-Jan
2009-Apr
2009-Jul
2009-Oct
2010-Jan
2010-Apr
2010-Jul
2010-Oct
2011-Jan
2011-Apr
2011-Jul
2011-Oct
2012-Jan
2012-Apr
2012-Jul
2012-Oct
2013-Jan
2013-Apr
2013-Jul
2013-Oct
2014-Jan
2014-Apr
2014-Jul
2014-Oct
2015-Jan
2015-Apr
2015-Jul
2015-Oct
2016-Jan
2016-Apr
2016-Jul
Capesize 5-yr Old Secondhand Price (US$ mil)
Panamax Bulker 5-yr Old Secondhand Price (US$ mil)
Supramax 5-yr Old Secondhand Price (US$ mil)

Source: Karatzas Marine Advisors & Co.

In general, drybulk vessel asset pricing has been weak reflecting a weak freight market and also lack of debt financing for the shipping industry.

Employment of Drybulk Vessels

Types of Charter

Drybulk vessels in general may be operated either in the spot market or the period market, which can further be sub-divided into the time charter market or the bareboat charter market.

In the spot market (voyage charter or trip time charter), the vessel is employed for one voyage at a time; after the voyage, new employment has to be found at market prevailing rates. Depending on the position of the vessel at the end of the voyage and the state of the market, prevailing market conditions might be higher or lower than the terms of the voyage charter just ended. Since these charters are entered at prevailing market rates, the charter rate reflects market conditions and therefore offers the potential for higher rates in an improving market, but also the risk of lower rates at in a declining market.

In the period market, the vessel is employed for a period of time, which can vary from a few months to several years. Under a time charter, the vessel owner provides to the charterer a fully operational and crewed vessel for a period of time against payment of a fixed rate by the charterer. In exchange for the fixed charter rate paid by the charterer, the vessel owner is responsible for the costs of the vessel operation, the cost of capital, and any profit to the owner. A time charter type of employment provides a certain degree of stability and predictability for the vessel owner and the charterer as it shields both from market exposure during the period of the charter.

Under a bareboat charter, the vessel is employed at a fixed rate for a period of time but in this case the charterer assumes the operation of the vessel. The bareboat fixed rate is to cover the cost of capital and any profit to the owner, but not the cost of operation since this is borne directly by the charterer. These charters tend to be longer than time charters, and may be likened to financial leasing arrangements. Bareboat charters give an even higher degree of stability and predictability than time charters to the vessel owner, by transferring the risk of cost changes to the charterer.

Dynamics of the Drybulk Charter market

The drybulk market is fragmented and highly competitive with no one owner or charterer exerting monopolistic control over the market. The market is characterized by a high number of participants, shipowners and charterers, where vessel owners compete for cargoes and charters, and where cargo owners and charterers compete for vessels. Although charters may be entered into on private terms, most charters are fixed through the use of shipbrokers and reported through market channels available to the industry.

Drybulk freight rates historically have been influenced by long- and short-term supply and demand factors, including factors such as available export volumes from countries rich in raw materials (commodities), world economic growth, geopolitical events, and demand for specific drybulk cargoes and commodities on a seasonal basis. Historically, drybulk freight rates have shown significant volatility.

The following graph depicts indexed drybulk freight rates between January 2009 and the middle of September 2016 for the overall drybulk freight market as shown by the Baltic Dry Index, or BDI, and also for sub-segments of the drybulk market; specifically, indexed provided for the capesize, panamax and supramax drybulk market as shown by the Baltic Capesize Index, or BCI, the Baltic Panamax Index, or BPI, and the Baltic Supramax Index, or BSI. The indices are comprised daily by the Baltic Exchange and incorporate standard trading routes in each of the sectors for both the spot and the period market.

Drybulk Baltic Indices
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
2009-Jan-02
2009-Mar-12
2009-May-26
2009-Aug-03
2009-Oct-12
2009-Dec-18
2010-Mar-05
2010-May-18
2010-Jul-27
2010-Oct-05
2010-Dec-13
2011-Feb-28
2011-May-12
2011-Jul-21
2011-Sep-29
2011-Dec-07
2012-Feb-22
2012-May-03
2012-Jul-16
2012-Sep-24
2012-Nov-30
2013-Feb-15
2013-Apr-29
2013-Jul-09
2013-Sep-17
2013-Nov-25
2014-Feb-10
2014-Apr-22
2014-Jul-02
2014-Sep-10
2014-Nov-18
2015-Feb-03
2015-Apr-15
2015-Jun-25
2015-Sep-03
2015-Nov-11
2016-Jan-27
2016-Apr-07
2016-Jun-17
2016-Aug-25
Baltic Dry Index (BDI)
Baltic Capesize Index (BCI / 2014)
Baltic Panamax Index (BPI)
Baltic Supramax Index (BSI)

Source: The Baltic Exchange

The Present State of the Drybulk Market

Since the financial crisis of 2008, drybulk freight rates have weakened substantially. Drybulk freight rates have remained low and moved within a band since 2013 when the BDI shortly exceeded 4,000 points. In February 2016, the BDI dropped as low as 400 points, its worse recording since the inception of the index in the 1980’s. As of the middle of September 2016, the index stands at approximately 900 points, a material improvement in such short period of time. Overall, all segments of the drybulk market have shown improvement in the present environment since February 2016, with the Capesize market, showing the best performance.

Drybulk Baltic Indices (since 2005)
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
2005-Jan-04
2006-Mar-08
2007-May-15
2008-Jul-17
2009-Sep-21
2010-Nov-23
2012-Feb-03
2013-Apr-11
2014-Jun-17
2015-Aug-19
Baltic Dry Index (BDI)
Baltic Capesize Index (BCI)
Baltic Panamax Index (BPI)
Baltic Supramax Index (BSI)
Baltic Handysize Index (BHSI)

Source: The Baltic Exchange

The weakness of the drybulk market since 2014 can be attributed to several factors, most important among them being deliveries of a substantial amount of newly built vessels from shipbuilders. The expansion of tonnage supply and China’s slowing down of importing raw materials and commodities, which has been detrimental for the drybulk freight market, especially for larger vessels such as Newcastlemax / Capesize and Panamax vessels whose primary trading routes serve such market.

The following two charts illustrate the average drybulk freight market and the period charter market (for one-year time charter) for Newcastlemax / Capesize, Panamax and Supramax vessels since January 2009 until the middle of September 2016. As one would expect, there is a high level of correlation between the spot and the period charter market, and also with the drybulk Baltic Indices, showing a relative decline from 2009 until 2012, a strong performance in 2013, a weakening since early 2014 that lead to all time lows in February 2016 and a steady improvement till present.

Average Drybulk Freight Rates (in US$ per diem)
Daily Rate (in US$)
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
2009-Jan
2009-Mar
2009-May
2009-Jul
2009-Sep
2009-Nov
2010-Jan
2010-Mar
2010-May
2010-Jul
2010-Sep
2010-Nov
2011-Jan
2011-Mar
2011-May
2011-Jul
2011-Sep
2011-Nov
2012-Jan
2012-Mar
2012-May
2012-Jul
2012-Sep
2012-Nov
2013-Jan
2013-Mar
2013-May
2013-Jul
2013-Sep
2013-Nov
2014-Jan
2014-Mar
2014-May
2014-Jul
2014-Sep
2014-Nov
2015-Jan
2015-Mar
2015-May
2015-Jul
2015-Sep
2015-Nov
2016-Jan
2016-Mar
2016-May
2016-Jul
Capesize Average Freight Rates (US$ / d)
Panamax Bulker Average Freight Rates (US$ / d)
Supramax Average Freight Rates (US$ / d)

Source: Karatzas Marine Advisors & Co.

Average Drybulk Timecharter Rates (1yr TC, in US$ per diem)
Daily Rate (in US$)
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
2009-Jan
2009-Apr
2009-Jul
2009-Oct
2010-Jan
2010-Apr
2010-Jul
2010-Oct
2011-Jan
2011-Apr
2011-Jul
2011-Oct
2012-Jan
2012-Apr
2012-Jul
2012-Oct
2013-Jan
2013-Apr
2013-Jul
2013-Oct
2014-Jan
2014-Apr
2014-Jul
2014-Oct
2015-Jan
2015-Apr
2015-Jul
2015-Oct
2016-Jan
2016-Apr
2016-Jul
Capesize 1-yr TimeCharter Rate (US$/d)
Panamax Bulker 1-yr TimeCharter Rate (US$/d)
Supramax 1-yr TimeCharter Rate (US$/d)

Source: Karatzas Marine Advisors & Co.

The drybulk market is influenced by the supply of vessels in the market, and such vessel supply is primarily driven by construction and delivery of drybulk newbuildings. However, there are several other indirect drivers such as vessel idling, referred to as lay-ups, fleet utilization and also average trading speed, referred to as steaming speed, at which vessels proceed in laden condition from the loading to the discharge ports.

When the freight market is weak, shipowners may consider idling their vessels in order to minimize operating expenses while waiting for the freight market to improve. As one would expect, idling of vessels comes into focus when freight rates are below operating break-even levels, as this was the case in the last two years. There are two types of vessel idling, the so-called warm lay-up where vessels stop operating temporarily and remain anchored at select locations around the world with reduced crew; savings from warm lay-up can be up to 50% of the vessel’s ordinary daily operating expenses with the vessel in relatively ready condition to be reactivated and enter the market within short notice. Alternatively, the vessels can be prepared for cold lay-up when they can be de-activated for long periods of time (more than one year); cold lay-up typically can reduce the vessel’s daily operating expenses by as much as 90%; however, there is high preparation cost to de-active and then re-activate the vessel for and from the cold lay-up condition, and usually there can be a lag of more than one month; therefore, cold lay-ups are a high commitment strategy. When drybulk freight rates dropped significantly during the last two years, there have been reports of idling vessels, which however never reached high volumes. At worst, no more than 20% of the world fleet was at warm lay-up or more than 8% in cold lay-up when the market was at its worst in February 2016; now, with improved freight rates that match operating break-even levels, the world’s overall idling drybulk fleet is less than 8%. As a result, given the present state of the market, there is little idling spare tonnage capacity to enter the market.

Drybulk vessel supply is also influenced by the speed at which vessels move: faster moving vessel arrives to port sooner, discharges sooner and can be in the charter market sooner completing for new cargoes. One of the primary drivers for steaming speed is the price of bunkers as a vessel’s fuel consumption is a geometric function of the vessel’s speed; when bunker prices are expensive, vessel operators are motivated to trade their vessels at slower speeds in order to achieve fuel savings. Inversely, as is the case at present, where price of crude oil is relatively low, vessel operators are incentivized to trade their vessels at maximum speed since fuel savings are reflected in the low price of bunkers. Our estimates indicate that the world drybulk fleet presently trades at significantly above vessel’s average speed of 13 knots, and we estimate that world fleet drybulk vessel supply has increased by 15% given the higher trading speed of our fleet. Given that vessel’s speed is highly correlated to the price of crude oil, we expect drybulk vessel supply to decrease (via lowering steaming speeds) once the price of crude oil starts increasing from the currently low historical levels.

Global Drybulk Demand and Drybulk Vessels Demand

Overview

The business function of the maritime transport, in general, and the drybulk vessel industry, in particular, is to bridge producers and consumers in the drybulk cargoes, raw materials and commodities markets. Drybulk vessels are utilized for the transportation of commodities ranging from large parcels over long distances (380,000 tons of iron ore per shipment from Brazil to China on a Very Large Ore Carrier, or VLOC) to shipments as small as a few thousand tons within local markets and regions (special cargo vessels of 5,000 dwt).

For the Newcastlemax / Capesize, Panamax and Supramax drybulk vessels, the primary commodities are iron ore, thermal coal, metallurgical coal, grains, and minor bulk.

Iron Ore

Iron ores are rocks from which metallic iron can be extracted. Iron ore is the raw material used to make pig iron, which is one of the main raw materials to make steel. It is estimated that 98% of the global supply of iron ore is used to make steel, which accounts for over 90% of all metals used in the world. Iron ore, one of the most abundant rock elements, constitutes approximately 5% of the Earth’s crust and has been mined commercially in approximately fifty countries. Countries with the highest production of iron are China, Australia, Brazil, India and Russia. Ores containing very high quantities of hematite or magnetite (greater than ~60% iron) are known as ‘natural ore’ or ‘direct shipping ore’ and can be fed directly into iron-making blast furnaces. The quality of iron ore from Australia and Brazil is considered to be of the highest caliber, and these two countries constitute the top exporters of iron ore worldwide. Mining for iron ore is a capital-intensive industry and the mining industry is dominated by a handful of major participants, such as Vale in Brazil, Rio Tinto Group, BHP Billiton and Fortescue Metals in Australia.

Steel is extensively utilized in the construction of structures and products inherent to modern daily life, such as high-rise buildings, bridges, machinery, engines, cars, trains and ships, but also piping, roofs, nails, nuts, bolts, tools, and white goods. Production of crude steel worldwide, excluding China, has grown in aggregate by 17% during the last twenty-five years to reach approximately 800 million metric tons. However, during the same period, China’s crude steel production has increased by more than twenty-fold to more than 800 million metric tons, comprising the majority in world market share.

Source: World Steel Association; Karatzas Marine Advisors & Co

China’s production of crude steel is dependent upon both domestic production of iron ore but primarily on imports of iron ore from abroad, namely from Australia and Brazil. Chinese production of 62% Fe content iron ore is relatively expensive to produce and of lower quality, and an increasing share of imported iron ores are used for the production of crude steel.

Source: Bloomberg and National Bureau of Statistics China

China’s iron ore imports approximated one-half billion metric tons in the first half of 2016, indicated a 9% increase over the same period from the previous year. It is estimated that in 2016 China’s imports of iron ore will exceed one billion tons, for the first time ever. Approximately 77% of China’s iron ore imports are sourced from Australia and Brazil. In the next five years, approximately 90% of China’s iron ore is expected to be sourced from Australia and Brazil, according to a recent study by the Australia Department of Industry.

Iron Ore Seaborne Trade (in '000 tons)
100,000
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Apr-11
Jul-11
Oct-11
Jan-12
Apr-12
Jul-12
Oct-12
Jan-13
Apr-13
Jul-13
Oct-13
Jan-14
Apr-14
Jul-14
Oct-14
Jan-15
Apr-15
Jul-15
Oct-15
Jan-16
Apr-16
Jul-16
Australia Seaborne Iron Ore Exports (in '000 tons)
Brazil Seaborne Iron Ore Exports (in '000 tons)
China Seaborne Iron Ore Imports (in '000 tons)

Source: Karatzas Marine Advisors & Co.

According to a current presentation by BHP Billiton, one of world’s largest mining companies, approximately 70% of the world’s iron ore exports originate from Australia and Brazil at present, while by 2030, it is projected that close to 88% of iron exports will originate from those two regions, indicating the increasing importance of a handful of mining companies in those two regions. We expect that concentration of export market share to fewer but larger major participants will result in demand for shipowners with large and efficient fleets with critical mass and a solid capital structure.

Seaborne Iron Ore Exports by Region (% of global market)
60%
40%
20%
0%
2010
2015
2030e
Australia
Brazil
Others

Source: Karatzas Marine Advisors & Co., BHP Billiton

According to a current presentation by Rio Tinto, one of world’s largest mining companies, demand for iron ore is projected to grow by 2.0% CAGR until 2030, primarily driven from demand from emerging markets excluding China. Such demand growth is substantial over such extended period of time and will be a positive development for the capesize trade.

Source: Rio Tinto

Coal

According to the Energy International Agency (EIA), coal is a combustible black or brownish-black sedimentary rock with a high amount of carbon and hydrocarbons. Coal is classified as a nonrenewable energy source since it takes millions of years to form, and contains the energy stored by plants that lived hundreds of millions of years ago in swampy forests. Coal was formed as the plants were covered by layers of dirt and rock over millions of years, and the resulting pressure and heat turned the plants into the substance now known as coal.

Coal is classified into four main types (ranks) based on the amount of carbon contained, which is an indicator of the commodity’s calorific value:

•	Lignite (~25%–35% carbon) with the lowest energy content of all coal ranks.
•	Subbituminous (~ 35%–45% carbon) of lower heating value than bituminous coal.
•	Bituminous (~45%–86% carbon) is the most abundant rank of coal found. Bituminous coal is used to generate electricity, and it is an important fuel and raw material for making iron and steel.
•	Anthracite (~86%–97% carbon) with highest heating value and mainly used by the metals industry.

Source: University of Kentucky

Coal is primarily used for the production of energy and electricity. It is estimated that approximately 33% of the electricity generated in the United States in 2015 was derived from coal. Power plants produce steam by burning coal, and the steam, in turn, is used to turn turbines to generate electricity. Such coal of high calorific value is referred to as steaming coal. Another major use of coal is for the production of steel. High quality bituminous coal (preferably low in sulfur and phosphorous content) can be heated in the absence of air to produce ‘coke’ which further can be processed to produce iron and steel. Such coal is typically referred to as metallurgical coal or coking coal, to distinguish it from steaming coal used for the production of energy. Due to its better quality and the higher value of the end product, coking coal is priced significantly higher than steaming coal. The demand drivers can be distinct for each type of coal and therefore can be analyzed separately.

Steaming Coal

According to the U.S. Energy Information Administration (EIA) and its International Energy Outlook 2016, worldwide coal production is expected to grow from approximately 9 billion (short) tons in 2016 to more than 10 billion (short) tons in 2040. Most of the production growth is expected to take place in Australia, India and China who are expected to see their global market share to increase from 60% at present to 64% by 2040. However, it should be noted, that despite the additional production capacity in China, the country’s overall market share in the world coal production stage will drop from 48% in 2016 to 44% in 2040, indicating the country’s dependence on additional coal imports from overseas.

Coal Consumption in China, USA and India (1990-2040), in quadrillion Btu

History
Projections
100
80
60
40
20
0
China
India
United States
United States with CPP
1990
2000
2012
2020
2030
2040
eia

Source: EIA

According to the U.S. Energy Information Administration, or EIA, and its International Energy Outlook 2016, coal is expected to remain the second-largest energy source worldwide until 2030 (behind petroleum and other liquids). Between 2030 and 2040, coal is expected to drop to the third place, after liquid fluids and natural gas. Under such scenario, world coal demand is expected to keep growing by 0.6% per annum, from approximately 157 quadrillion BTU in 2016 to 180 quadrillion BTU in 2040. Still, when Clean Power Plan (CPP) regulations come into effect, demand for coal is expected to be 175 quadrillion BTU in 2040.

World Coal Consumption by Region (1980-2040), in quadrillion Btu
History
Projections
200
160
120
80
40
0
World total
World total with U.S. CPP
Non-OECD
OECD
OECD with U.S. CPP
1980
1990
2000
2012
2020
2030
2040
eia

Source: EIA

The United States of America, or U.S., India and China have been the top three global consumers of coal, a status expected to be maintained throughout EIA’s projections till 2040. Coal demand in the U.S. is expected to remain relatively flat under the reference case, or to drop by approximately 20% by 2040 under the CPP scenario. The latter scenario potentially can be considered a positive development for the seaborne trade of coal as US-produced coal is of high quality and lower consumption in the US may lead to a great share for exports, increasing the seaborne trade. Coal demand in India is expected to keep growing and by 2030, India is expected to surpass the USA to become world’s second largest consumer and increase its market share from approximately 9% at present to 14% in 2014. Most of the coal demand in India is expected to be fulfilled by increased domestic production; however, we expect that there will be increased collateral seaborne demand growth from both coal imports by and exports from India, as higher production will lead to increased exports. Coal demand in China is expected to keep increasing in the next decade by slightly more than 2% per annum, but it is expected to fall overall from approximately 52% at present to 46% of the world coal consumption in 2040.

World Coal Production (2012-2040), in billion short tons
12
10
8
6
4
2
0
World total
Australia
India
China
2012
2020
2025
2030
2035
2040
eia

Source: EIA

The U.S. is the largest coal consumer among the countries of the Organisation for Economic Co-operation and Development, or OECD, accounting for more than 40% of OECD consumption between 2012 and 2040, under a normal Reference Case scenario. Under a Clean Power Plan, or CPP, scenario, coal consumption is expected to decline in the US and European OECD countries, gradually, until 2040. However, overall OECD coal demand worldwide will increase in the same time interval, driven by increased consumption from Asian OECD countries such as South Korea. The following chart from EIA’s most recent annual review underlines that even OECD countries will continue to play an important role in the growing consumption for coal.

OECD Coal Consumption by Region (1980, 2012, 2020 & 2040), in quadrillion Btu
50
40
30
20
10
0
1980
2012
2020
2040
OECD Americas
OECD Americas with CPP
OECD Europe
OECD Asia
Total OECD
eia

Source: EIA

Consumption of coal is much greater for non-OECD countries, close to 115 quadrillion Btu in 2016 (vs. only 42 quadrillion Btu for OECD countries at the same time), and the expected growth in such consumption will be very important in absolute terms, given the greater baseline. Consumption of coal is expected to grow to 137 quadrillion Btu by 2040, implying a 0.8% annual growth for all non-OECD countries, according to EIA. Consumption will be much more pronounced for non-OECD Asian countries, primarily India and China, the groups top two consumers. India is expected to account for almost one-half of the increase in coal consumption from 2012 to 2040. China is the leading consumer of coal in the world, using an estimated 80 quadrillion Btu in 2016, which is one-half of the world’s consumption, and four times as much of the coal consumption of the US, the world’s second largest coal consumer.

Non-OECD Coal Consumption by region (1980, 2012, 2020 & 2040) in quadrillion Btu
160
120
80
40
0
1980
2012
2020
2040
Other non-OECD
Non-OECD
Europe and Eurasia
Non-OECD Asia
eia

Source: EIA

China’s coal demand has been monumental during the last decade, when it grew by more than 30%. While demand for coal has slowed down in China in the last couple of years due to economic deceleration, industry restructuring and new energy and environment policies, it is projected that overall demand for coal will remain important to China’s economy.

China Coal Consumption and Net Imports (2000-2014), in million short tons

5,000
4,000
3,000
2,000
1,000
0
-500
Net imports
Consumption
2000
2002
2004
2006
2008
2010
2012
2014
eia

Source: EIA

China is simultaneously the world’s largest coal producer and also consumer, and to a great extent, the country is self-sufficient with thermal coal, despite the strong growth in demand in the last decade. The domestic coal mining industry had been well supported by state policies and also domestic banks for its capital needs, and accordingly, approximately 78% of the country electricity demands have been met by burning coal. Anecdotal evidence of major air pollution in China’s main metropolitan areas has led to commitments by President Xi in 2014 to stop increasing CO2 emissions from growing after 2030, and ambitious plans to replace coal and natural gas with renewables as primary source of power after such date. In the interim, in addressing immediate pollution concerns, there has been an effort to replace burning of domestic coal – which is typically of lower quality and with higher concentrations of contaminants, with higher quality imported coal. In March 2016, it was announced that a five-day working week was to be implemented in order to curtail production.

Source: Karatzas Marine Advisors & Co., Enerdata

Reduced domestic coal production in 2016 has been achieved by drawing down from coal inventories at major Chinese ports. Inventories of imported thermal coal stands substantially lower than average inventories of the last two years, implying that there will be a need, at least in the short term, for increased coal imports to replenish inventories and supplement lowered domestic supply by mining fewer hours per week.

Source: Morgan Stanley

Metallurgical Coal

Metallurgical coal (also known as met coal or coking coal or even coke) is the type of coal primarily sold to steel mills and used in the integrated steel mill process –as opposed to thermal coal utilized for the production of energy.

For the production of steel, the two key resources that are required are iron ore and coking coal. Coke is used to convert the iron ore into molten iron. Coke is made by heating coking coal to about 2000°F (1100°C) in the absence of oxygen in a coke oven. The lack of oxygen prevents the coal from burning. The coking process drives off various liquids, gases and volatile matter. The remaining solid matter forms coke, a solid mass of nearly pure carbon.

Metallurgical coal has similar geographic distribution with thermal coal, and countries such as Australia and China dominate world production. Similarly, since the utility of met coal is associated with steel production, in parallel with iron ore, consumption of met coal is concentrated to steel producing countries and driven by the dynamics of the steel market.

According to BHP Billiton’s 2016 Annual Report, for metallurgical coal, “uneconomic high-cost supply continued to be slowly withdrawn from the seaborne market. However, prices remained subdued as industry-wide cost reductions and weaker producer currencies against the US dollar supported continued production from marginal suppliers. Prices are expected to moderate in the short term as committed growth projects ramp-up production and demand growth remains modest. The key uncertainty for the seaborne market is how China’s domestic supply will respond to government capacity controls, which have the potential to impact seaborne demand. The long-term outlook remains robust, as the supply of premium hard coking coal becomes scarce and demand is driven by steel production growth in emerging markets, particularly India.”

In the short term, seaborne trade of metallurgical coal in 2016 was lower by approximately 3% than the last year, to an estimated annualized 240 million tons. However, in the short term, as working hour restrictions have been placed on Chinese coal mines since early in this year.

World Seaborne Coking Coal Volumes (in mil tons)
300.00
250.00
200.00
150.00
100.00
50.00
0.00
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016 (annualized)
World Seaborne Coking Coal Volumes (in mil tons)

Source: Karatzas Marine Advisors & Co.

Grains

Grains (wheat, corn, soybean, rice) are a distinct type of cargo for drybulk vessels, comprising approximately 15% of the worldwide seaborne drybulk trade by volume, according to Karatzas Marine Advisors & Co. Grains primarily are traded on Panamax and Supramax vessels with major trades from grain producing countries to grain importing countries, notably Japan, China, S. Korea and Saudi Arabia. Typically, populous countries with little arable land or poor climatological conditions are prime candidates for the import of grains, whether for human consumption (nutrition) or livestock feed. The trade of grains can be influenced by macro-economic factors and the development of a middle class worldwide, but also it is influenced by several external factors, including political factors. In Argentina, a major grain producing and exporting country, the new government has lifted the export tax on farmers for grains, which effectively as of December, 2015 opened Argentina’s grain stockpiles to the world market. Ukraine is another major grain producing countries presently facing geo-political uncertainty which may favorably impact the seaborne trade of grains if production is affected by geo-political events in the country. Growing grains requires favorable weather conditions, and the expected weather patterns of El Niño and La Niña in the next two years, especially in the Pacific Rim, is expected to disruption grain production which will entail higher volume of imports from producing countries not affected by these weather phenomena.

According to the International Grains Council, global wheat production in 2016 is estimated to reach all time high at 743 tons, with wheat production in the United States reaching 45 tons, a 25% increase since 2015. As a result, world grains storage facilities are approaching full capacity while the price of grains has dropped by 70% since 2008 (presently below $4/bushel for US wheat). Increased production and lower commodity prices can have a positive effect in the drybulk market, especially for Panamax and Supramax vessels. For the next two years, Karatzas Marine Advisors & Co. estimates that increased ton-mile demand to be among the highest in the drybulk market, in the range of 4-5%.

Source: Karatzas Marine Advisors & Co.

MANAGEMENT

Directors and Senior Management

Set forth below are the names, ages and positions of our current directors and executive officers. Members of our board of directors are elected annually on a staggered basis, and each director elected holds office for a three-year term. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address of each of our directors and executive officers listed below is 16 Grigoriou Lambraki Street, 166 74 Glyfada, Athens, Greece.

Name	Age	Position	Director Class
Stamatios Tsantanis	44	Chairman, Chief Executive Officer, Interim Chief Financial Officer & Director	A (term expires in 2019)
Christina Anagnostara	45	Director	B (term expires in 2017)
Elias Culucundis	73	Director*	A (term expires in 2019)
Dimitris Anagnostopoulos	69	Director*	C (term expires in 2018)
*	Independent Director

Biographical information with respect to each of our directors and our executive officer is set forth below.

Stamatios Tsantanis has been a member of our board of directors and our chief executive officer since October 1, 2012. Mr. Tsantanis has also been the Chairman of our Board of Directors since October 1, 2013 and our Interim Chief Financial Officer since November 1, 2013. Mr. Tsantanis brings more than 18 years of experience in shipping and finance and held senior management positions in prominent shipping companies. Prior to joining us, from September 2008 he served as Group Chief Financial Officer of Target Marine S.A. and was responsible for its corporate and financial strategy. Mr. Tsantanis previously served as the Chief Financial Officer and as a Director of Top Ships Inc. from its initial public offering and listing on NASDAQ in 2004 until September 2008. Prior to that, he was an investment banker at Alpha Finance, a member of the Alpha Bank Group, with active roles in a number of shipping corporate finance transactions. Mr. Tsantanis holds a Masters degree in Shipping Trade and Finance from the City University Business School in London, and a Bachelors degree in Shipping Economics from the University of Piraeus.

Christina Anagnostara served as our chief financial officer from November 17, 2008 until October 31, 2013 and has served as a member of our board of directors since December 2008. From February 2007 to November 2008, she served as chief financial officer and a board member for Global Oceanic Carriers Ltd, a drybulk shipping company listed on the Alternative Investment Market of the London Stock Exchange, or AIM. Between 1999 and 2006, she was a senior manager at EFG Audit & Consulting Services, the auditors of the Geneva-based EFG Group, an international banking group specializing in global private banking and asset management. Prior to working at EFG Group, she worked from 1998 to 1999 in the internal audit group of Eurobank EFG, a bank with a leading position in Greece; and between 1995 and 1998 as a senior auditor at Ernst & Young Hellas, SA, Greece, the international auditing firm. Ms. Anagnostara studied Economics in Athens and has been a Certified Chartered Accountant since 2002.

Elias Culucundis has been a member of our board of directors since our inception. Since 2006, Mr. Culucundis has been an executive member of the board of directors of Hellenic Duty Free Shops S.A. Since 1999, Mr. Culucundis has been president, chief executive officer and director of Equity Shipping Company Ltd., a company specializing in starting, managing and operating commercial and technical shipping projects. From 2002 until 2010, Mr. Culucundis was a member of the board of directors of Folli Follie S.A. Additionally, from 1996 to 2000, he was a director of Kassian Maritime Shipping Agency Ltd., a vessel management company operating a fleet of ten bulk carriers. During this time, Mr. Culucundis was also a director of Point Clear Navigation Agency Ltd, a marine project company. From 1981 to 1995, Mr. Culucundis was a director of Kassos Maritime Enterprises Ltd., a company engaged in vessel management. While at Kassos, he was initially a technical director and eventually ascended to the position of chief executive officer, overseeing a large fleet of Panamax, Aframax and VLCC tankers, as well as overseeing new vessel building contracts, specifications and the construction of new vessels. From 1971 to 1980, Mr. Culucundis was a director and the chief executive officer of Off Shore Consultants Inc. and Naval Engineering Dynamics Ltd. Off Shore Consultants Inc. He worked in Floating Production, Storage and Offloading vessel, or FPSO, design and construction and responsible for the technical and commercial supervision of a pentagon-type drilling rig utilized by Royal Dutch Shell plc. Seven FPSOs were designed and constructed that were subsequently utilized by Pertamina, ARCO, Total and Elf-Aquitaine. Naval Engineering Dynamics Ltd. was responsible for purchasing, re-building and operating vessels that had suffered major damage. From 1966 to 1971, Mr. Culucundis was employed as a Naval Architect for A.G. Pappadakis Co. Ltd., London, responsible for tanker and bulk carrier new buildings and supervising the technical operation of our fleet. He is a graduate of Kings College, Durham University, Great Britain, with a degree in Naval Architecture and Shipbuilding. He is a member of several industry organizations, including the Council of the Union of Greek Shipowners and American Bureau of Shipping. Mr. Culucundis is a fellow of the Royal Institute of Naval Architects and a Chartered Engineer.

Dimitris Anagnostopoulos has been a member of our board of directors since May 2009. Mr. Anagnostopoulos has over forty years of experience in shipping and ship finance. His career began in the 1970's at Athens University of Economics followed by four years with the Onassis Group in Monaco. Mr. Anagnostopoulos has also held various posts at the National Investment Bank of Industrial Development (ETEBA), Continental Illinois National Bank of Chicago, the Greyhound Corporation, and with ABN AMRO, where he has spent nearly two decades with the Bank as Senior Vice-President and Head of Shipping. In June 2010 he was elected a board member of the Aegean Baltic Bank S.A. Mr. Anagnostopoulos has been a speaker and panelist in various shipping conferences in Europe, and a regular guest lecturer at the City University Cass Business School in London and the Erasmus University in Rotterdam. He is a member (and ex-vice chairman) of the Association of Banking and Financial Executives of Greek Shipping. In 2008 he was named by the Lloyd's Organization as Shipping Financier of the Year.

No family relationships exist among any of the directors and executive officers.

Board Practices

Our directors do not have service contracts and do not receive any benefits upon termination of their directorships. Our board of directors has an audit committee, a compensation committee, a nominating committee and a shipping committee. Our board of directors has adopted a charter for each of these committees.

Audit Committee

Our audit committee consists of Messrs. Dimitris Anagnostopoulos and Elias Culucundis. Our board of directors has determined that the members of the audit committee meet the applicable independence requirements of the Commission and the NASDAQ Stock Market Rules. Our board of directors has determined that Mr. Dimitris Anagnostopoulos is an “Audit Committee Financial Expert” under the Commission's rules and the corporate governance rules of the NASDAQ Stock Market.

The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee by NASDAQ and the Commission). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

Compensation Committee

Our compensation committee consists of Messrs. Dimitris Anagnostopoulos and Elias Culucundis, each of whom is an independent director. The compensation committee reviews and approves the compensation of our executive officers.

Nominating Committee

Our nominating committee consists of Messrs. Elias Culucundis and Dimitris Anagnostopoulos, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee consists of three directors. In accordance with the Amended and Restated Charter of the Shipping Committee, two of the directors on the shipping committee are nominated by Jelco and one of the directors on the shipping committee is nominated by a majority of our board of directors and is an independent member of the board of directors. The members of the shipping committee are Mr. Stamatios Tsantanis and Ms. Christina Anagnostara, who are Jelco's nominees, and Mr. Elias Culucundis, who is the Board's nominee.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of our chief executive officer, who is currently Mr. Tsantanis, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. In addition to these agreements, we have amended certain provisions in its articles of incorporation and by-laws to incorporate these requirements.

As a result of these various provisions, in general, all shipping-related decisions will be made by Jelco's appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

Employees

We currently have one executive officer, Mr. Stamatios Tsantanis. In addition, we employ Ms. Theodora Mitropetrou, our general counsel, and a support staff of nineteen employees.

EXECUTIVE COMPENSATION

For the year ended December 31, 2015, we paid our executive officers and directors aggregate compensation of $0.3 million. Our executive officers are employed by us pursuant to employment and consulting contracts.

Each member of our board of directors receives a fee of $20,000 per year. The Shipping Committee fee has been suspended from July 1, 2013 until the board of directors decides otherwise. The aggregate director fees paid by us for the years ended December 31, 2015, 2014 and 2013 totaled $80,000, $80,000 and $263,500, respectively.

On January 12, 2011 our board of directors adopted the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan, or the Plan. The Plan was amended and restated on July 2, 2015, to increase the aggregate number of shares of our common stock reserved for issuance under the Plan from 583,334 shares to 4,283,334 shares. The Plan is administered by the Compensation Committee of our board of directors. Under the Plan, our officers, key employees, directors, consultants and service providers may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, and unrestricted stock at the discretion of our Compensation Committee. Any awards granted under the Plan that are subject to vesting are conditioned upon the recipient's continued service as an employee or a director of the Company, through the applicable vesting date.

On October 1, 2015, the Compensation Committee granted an aggregate of 189,000 restricted shares of common stock, pursuant to the Plan. Of the total 189,000 shares issued, 36,000 shares were granted to our board of directors and the other 153,000 shares were granted to certain of our other employees. The fair value of each share on the grant date was $3.70 and will be expensed over three years. The shares to our board of directors will vest over a period of two years, which commenced on October 1, 2015. On October 1, 2015, 12,000 shares vested, on October 1, 2016, 12,000 shares vested, and 12,000 shares will vest on October 1, 2017. All the shares granted to certain of our employees will vest over a period of three years, commencing on October 1, 2015. On October 1, 2015, 25,000 shares vested, on October 1, 2016, 33,000 shares vested, 44,000 shares will vest on October 1, 2017 and 51,000 shares will vest on October 1, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreement for the Acquisition of Seven Vessels

On August 6, 2015, we entered into a purchase agreement with entities affiliated with certain of our principal shareholders to acquire seven secondhand drybulk vessels, consisting of five Capesize and two Supramax vessels, for an aggregate purchase price of $183.4 million. These included all of the vessels in our current fleet other than Leadership. We took delivery of the seven vessels between September and December 2015. The acquisition costs of the seven vessels were funded with proceeds from a $44.4 million senior secured loan facility with HSH Nordbank AG to finance the acquisition of the Geniuship and Gloriuship, a $52.7 million secured term loan facility with Unicredit Bank AG to partly finance the acquisition of the Premiership, Gladiatorship and Guardianship, a $33.8 million secured loan facility with Alpha Bank A.E. to partly finance the acquisition of the Squireship, a $39.4 million secured term loan facility with Natixis to partly finance the acquisition of the Championship, the Share Purchase Agreement and an unsecured revolving convertible promissory note issued to Jelco initially for an amount up to $6.8 million.

Share Purchase Agreements

On June 24, 2014 we entered into a share purchase agreement with Plaza and Comet, which are all companies affiliated with the Restis family, under which we sold 378,000 of our common shares for $1.134 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with a share purchase agreement discussed above, under which we sold 378,000 of our common shares to each of Plaza and Comet. Our Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining our net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange and with an additional option value to existing shareholders upon the consummation of the Asset Contribution calculated from the Black-Scholes options pricing model. On June 27, 2014, we completed the equity injection plan with the two abovementioned entities. The shares to the two entities were issued on June 27, 2014.

On September 29, 2014 we entered into a share purchase agreement with Plaza and Comet, which are all companies affiliated with the Restis family, under which we sold 320,000 of our common shares for $0.96 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with a share purchase agreement discussed above, under which we sold 320,000 of our common shares to each of Plaza and Comet. Our Board of Directors obtained an updated fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining the our net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange and with an additional option value to existing shareholders upon the consummation of the Asset Contribution calculated from the Black-Scholes options pricing model. On September 30, 2014, we completed the equity injection plan with the two abovementioned entities. The shares to the two entities were issued on September 30, 2014.

On December 19, 2014 we entered into a share purchase agreement with Jelco, an entity affiliated with our Sponsor, under which we sold 888,000 of our common shares for $1.11 million, equal to a price per share of $1.25, and on the same date we entered into a registration rights agreement in connection with a share purchase agreement discussed above, under which we sold 888,000 of our common shares to each of Plaza and Comet. Our Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining our net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange. On December 30, 2014, we completed the equity injection plan with the abovementioned entity. The shares to the entity were issued on December 30, 2014.

On March 12, 2015 we entered into a share purchase agreements with Jelco, an entity affiliated with one of our major shareholders, and Stamatios Tsantanis, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, under which we sold 5,000,100 of our common shares to Jelco for $4.5 million and 333,400 of our common shares Mr. Tsantanis for $0.3 million, equal to a price per share of $0.90, and on the same date we entered into registration rights agreements with Jelco and Mr. Tsantanis with respect to these common shares. Our Board of Directors obtained fairness opinions from an independent third party for the share price. The price was determined using a build-up method, combining our net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange.

On September 7, 2015, the Company entered into a share purchase agreement under which the Company sold 10,022,240 of its common shares in three tranches to Jelco for $9.0 million. The common shares were sold at a price of $0.90 per share. The Company's Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using the capital market multiples and the discounted cash flow methods. On September 11, 2015, the first tranche of 3,889,980 common shares was sold for $3.5 million. On September 29, 2015, the second tranche of 2,655,740 common shares was sold for $2.4 million. On October 21, 2015, the third tranche of 3,476,520 common shares was sold for $3.1 million. The transaction was approved by an independent committee of the Company's Board of Directors.

Convertible Promissory Notes

On March 12, 2015, we issued an unsecured convertible promissory note for $4.0 million to Jelco. The note is repayable in ten consecutive semi-annual installments of $0.2 million, along with a balloon installment of $2.0 million payable on the final maturity date, March 19, 2020. The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. We have the right to defer up to three consecutive installments to the balloon installment. As of the date of this prospectus, we have deferred two installments due for payment on March 19, 2016 and on September 16, 2016 to the final maturity date. At Jelco's option, the principal amount under the convertible note may be paid at any time in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. Jelco also received customary registration rights with respect to any shares received upon conversion of the note. As of June 30, 2016, $3.8 million was outstanding under the note.

On September 7, 2015, we issued an unsecured revolving convertible promissory note to Jelco for an amount up to $6.8 million, or the Applicable Limit. Following seven amendments to the note between December 2015 and June 2016, the Applicable Limit was raised to $21.2 million. The Applicable Limit will be reduced by $3.1 million each year after the second year following the first drawdown. The aggregate outstanding principal is repayable on September 10, 2020, however, principal is also repayable earlier to the extent that the aggregate outstanding principal exceeds the Applicable Limit (as it may be reduced from time to time). The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. At Jelco's option, our obligation to repay the principal amount under the revolving convertible note may be paid in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. Jelco also received customary registration rights with respect to any shares received upon conversion of the note. As of June 30, 2016, $21.2 million was outstanding under the note.

Jelco Loan Facility

On October 4, 2016, we entered into a $4.2 million loan facility with Jelco to fund the initial deposits for our pending vessel acquisitions. The loan facility bears interest at LIBOR plus a margin of 5%, which is payable quarterly. The principal is due on the date that the third party seller provides us with fifteen days’ notice of the date it intends to tender its notice of readiness for delivery of the vessels. The principal may be repaid in cash or by transferring to Jelco the shares in our direct holding subsidiary that owns our two indirect vessel-owning subsidiaries that have agreed to purchase the two vessels. The loan facility is secured by a pledge of such shares in our direct holding subsidiary.

Commercial Real Estate Sublease Agreement

We previously leased our executive office space in Athens, Greece pursuant to the terms of a sublease agreement between Seanergy Management and Waterfront S.A., a company affiliated with a member of the Restis family. The initial sublease was subsequently amended, including on January 1, 2015 to provide that for the remaining term of the sublease agreement the sublease fee would be EUR 25,000 and that the term of the agreement was extended to January 31, 2015, on February 1, 2015 to extend the sublease term to February 28, 2015, and on March 13, 2015 to extend the sublease term to March 15, 2015, at a lease payment of EUR 12,500, following which we relocated our executive office space to premises owned by an unaffiliated third party.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation and our second amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The Business Corporation Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of our capital stock.

For purposes of the following description of capital stock, references to “us,” “we” and “our” refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share, of which 20,694,410 shares were issued and outstanding as of the date of this prospectus, and 25,000,000 registered preferred shares with par value of $0.0001, of which no shares are issued and outstanding. Our board of directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.

Share History

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime Corp.’s shares of common stock were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime Corp.’s shares of common stock commenced trading on the Nasdaq Global Market. Following the dissolution of Seanergy Maritime Corp., our shares of common stock started trading on the Nasdaq Global Market on January 28, 2009. Effective December 21, 2012, we transferred our stock listing to the Nasdaq Capital Market. The following information gives effect to a one-for-five reverse stock split of our common shares that became effective on January 8, 2016.

On January 31, 2012, we completed an equity injection plan with four entities affiliated with the Restis family. In exchange for $10 million, we issued an aggregate of 928,324 of our common shares to the four entities at a price of $10.7721 per share.

On June 24, 2014, we entered into a share purchase agreement with Plaza Shipholding Corp., or Plaza, and Comet Shipholding Inc., or Comet, which are both companies affiliated with the Restis family, under which we sold 378,000 of our common shares for $1.134 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with such share purchase.

On September 29, 2014, we entered into a share purchase agreement with Plaza and Comet, under which we sold 320,000 of our common shares for $0.96 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with such share purchase.

On December 19, 2014, we entered into a share purchase agreement with Jelco, which is a company affiliated with the Restis family, under which we sold 888,000 of our common shares for $1.11 million, equal to a price per share of $1.25, and on the same date we entered into a registration rights agreement in connection with such share purchase.

On March 12, 2015, we entered into a share purchase agreements with Jelco and our Chief Executive Officer, under which we sold 5,000,100 of our common shares for $4.5 million to Jelco and 333,400 of our common shares to our Chief Executive Officer for $0.3 million, equal to a price per share of $0.90. On the same date, we entered into registration rights agreements with Jelco and our Chief Executive Officer with respect to these common shares.

On September 7, 2015, we entered into a share purchase agreement with Jelco, under which we sold 10,022,240 of our common shares in three tranches to Jelco for $9.0 million or $0.90 per share. On the same date, we entered into registration rights agreement with Jelco with respect to these common shares.

On August 5, 2016, we sold 1,180,000 of our common shares in a registered direct offering to an unaffiliated institutional investor at a price of $4.15 per share.

Class A Warrants

Duration and Exercise Price.

Each Class A Warrant offered hereby will have an exercise price per share equal to per common share. The Class A Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of common shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our common shares and the exercise price. The Class A Warrant will be issued separately from the common shares, and all of the Class A Warrant may be transferred separately immediately thereafter. A Class A Warrant to purchase one common share will be issued for every one share sold in this offering.

Exercisability.

The Class A Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of a Class A Warrant to the extent that the holder would own more than 4.99% of the outstanding common shares after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding shares after exercising the holder’s Class A Warrants, as applicable, up to 9.99% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class A Warrants. No fractional common shares will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise.

If, at the time a holder exercises its Class A Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the Class A Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of common shares determined according to a formula set forth in the Class A Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Class A Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common shares, then upon any subsequent exercise of a Class A Warrant, the holder will have the right to receive as alternative consideration, for each share of our common shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common shares for which the Class A Warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase, at a holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder’s Class A Warrants for cash in an amount equal to the value of the unexercised portion of such holder’s Class A Warrants, determined in accordance with the Black-Scholes option pricing model as specified in the Class A Warrants.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the Class A Warrant, the Class A Warrant may be transferred at the option of the holder upon surrender of the Class A Warrant to us together with the appropriate instruments of transfer.

Listing

We intend to apply to list the Class A Warrants on the Nasdaq Capital Market under the symbol “SHIPW.” However, no assurance can be given that an active trading market for the Class A Warrants will develop and continue. Without an active trading market, the liquidity of the Class A Warrants will be limited.

Right as a Shareholder

Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of our common shares, the holders of the Class A Warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until they exercise their Class A Warrants.

Waivers and Amendments

Subject to certain exceptions, any term of the Class A Warrants may be amended or waived with our written consent and the written consent of the holders of at least a majority of the then-outstanding Class A Warrants.

Convertible Promissory Notes

On March 12, 2015, we issued an unsecured convertible promissory note for $4.0 million to Jelco. The note is repayable in ten consecutive semi-annual installments of $0.2 million, along with a balloon installment of $2.0 million payable on the final maturity date, March 19, 2020. The note bears interest at three month LIBOR plus a margin of 5% with interest payable quarterly. We have the right to defer up to three consecutive installments to the balloon installment. As of the date of this prospectus, we have deferred two installments due for payment on March 19, 2016 and on September 16, 2016 to the final maturity date. At Jelco's option, the Company's obligation to repay the principal amount under the note is payable in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. The holder also received customary registration rights with respect to any shares received upon conversion of the note. As of the date of this prospectus, $3.8 million was outstanding under the note.

On September 7, 2015, we issued an unsecured revolving convertible promissory note to Jelco for an amount up to $6.8 million, or the Applicable Limit. Following certain amendments to the note, the Applicable Limit was raised to $21.2 million. The Applicable Limit will be reduced by $3.1 million each year after the second year following the first drawdown. The aggregate outstanding principal is repayable on September 10, 2020, however, principal is also repayable earlier to the extent that the aggregate outstanding principal exceeds the Applicable Limit (as it may be reduced from time to time). The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. At Jelco's option, the Company's obligation to repay the principal amount under the note is payable in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. The holder also received customary registration rights with respect to any shares received upon conversion of the note. As of the date of this prospectus, $21.2 million was outstanding under the note.

General

Our Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws

Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and second amended and restated bylaws prohibit cumulative voting in the election of directors.

The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal

Our amended and restated articles of incorporation and second amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents

Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our amended and restated articles of incorporation and second amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our amended and restated articles of incorporation and second amended and restated bylaws provide that only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Transfer Agent

The registrar and transfer agent for our common shares is Continental Stock Transfer & Trust Company.

Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “SHIP”. We intend to apply to list the Class A warrants offered hereby on the Nasdaq Capital Market under the symbol “SHIPW.”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, of which we are aware as of October 28, 2016, regarding (i) the beneficial owners of five percent or more of our common shares and (ii) our executive officers and directors individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.

Identity of Person or Group	Number of Shares Owned	Percent of Class
Claudia Restis(1)	44,502,664|	91.9%
CVI Investments, Inc.(2)	1,180,000|	5.7%
Stamatios Tsantanis	333,400	1.6%
Christina Anagnostara	—	*
Elias Culucundis	—	*
Dimitris Anagnostopoulos	—	*
Directors and executive officers as a group (4 individuals)	369,533	1.8%
*	Less than one percent.
(1)	Based on Schedule 13D/A filed by Jelco, Comet and Claudia Restis on August 25, 2016. Claudia Restis may be deemed to beneficially own 43,649,230 of our common shares through Jelco and 853,434 of our common shares through Comet, each of which is controlled through a revocable trust of which she is the beneficiary. The shares Claudia Restis may be deemed to beneficially own through Jelco include (i) 4,222,223 shares that Jelco may be deemed to beneficially own, which shares are issuable upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, as amended, that we issued to Jelco and (ii) 23,516,667 shares that Jelco may be deemed to beneficially own, which shares are issuable upon exercise of a conversion option pursuant to the convertible promissory note dated September 7, 2015, as amended, that we issued to Jelco.
(2)	Based on Schedule 13G filed by CVI Investments, Inc. and Heights Capital Management, Inc. on August 12, 2016. Heights Capital Management, Inc. is the investment manager to CVI Investments, Inc. and as such may exercise voting and dispositive power over these shares.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation, second amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Further, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

•
Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.
•
Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

Removal:	Removal:

• If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	•
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

• Any or all of the directors may be removed for cause by vote of the shareholders.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Marshall Islands		Delaware
Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger or consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange or interdealer quotation system or if such shares are held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•	Alters or abolishes any preferential right of any outstanding shares having preference; or

•	Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

Marshall Islands	Delaware
A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys’ fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of our common stock and warrants as well as the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common stock and/or warrants that is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “United States Federal Income Taxation of Non-U.S. Holders.”

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock or warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

This summary is based on the U.S. Internal Revenue Code of 1986. as amended, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own and hold our common stock and warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more of our voting shares;
•	persons that hold our common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.

We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common stock and warrants may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common stock and warrants, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

United States Federal Income Tax Consequences

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S. source gross shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

For our 2015 taxable year, we did not have any U.S. source gross shipping income and consequently we were not subject to the 4% U.S. federal income tax.

We may, however, realize U.S. source gross shipping income in our 2016 or subsequent taxable years. If we realize U.S. source gross shipping income in our 2016 or subsequent taxable year, we would be subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in “ – Taxation in the Absence of Exemption,” unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and
•	more than 50% of the value of our stock is owned, directly or indirectly, by “qualified shareholders,” that are persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the “50% Ownership Test;” or
•	our stock is “primarily” and “regularly” traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant “equivalent exemptions” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

50% Ownership Test

Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant “equivalent exemption” to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders. Holders of warrants will not be treated as constructive owners of shares for purposes of the 50% Ownership Test.

These substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them. Even if we were not able to satisfy the 50% Ownership Test for a taxable year, we may nonetheless qualify for exemption from tax under Section 883 if we are able to satisfy the Publicly-Traded Test, which is described below.

Publicly-Traded Test

The regulations provide that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

Under the regulations, the stock of a foreign corporation will be considered “regularly traded” if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as NASDAQ Capital Market), which we refer to as the “listing threshold.”

The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as “5% Shareholders.” We refer to this restriction in the regulations as the “Closely-Held Rule.”

For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

Additionally, holders of warrants will not be treated as constructive owners of shares for purposes of the Closely Held Rule.

The Closely-Held Rule will not disqualify a foreign corporation, however, if it can establish or substantiate that qualified shareholders own, actually or constructively under specified attribution rules, sufficient shares in the closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified

5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year. These substantiation requirements are onerous and consequently there can be no assurance that we would be able to satisfy them.

Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for our 2016 or subsequent taxable year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the “4% Tax.” Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•	substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

Allocation of Purchase Price

For U.S. federal income tax purposes, the amount of cash paid for shares of common stock and warrants at their original offering must be allocated between the common stock and the warrants on the basis of their relative fair market values. The allocation of the purchase price to common stock and warrants is relevant to the timing and manner of inclusion of income with respect to the common stock and warrants as described below.

Taxation of Distributions Paid on Common Stock

Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NASDAQ Global Market on which the common shares were listed and the Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend''—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Exercise, Sale, Retirement or Other Taxable Disposition of Warrants

Neither we nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder’s receipt of our common stock upon exercise of a warrant. A U.S. Holder’s adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the warrant exercised plus (ii) the amount of the exercise price for the warrant. If the warrants lapse without exercise, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the warrants. A U.S. Holder’s holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.

Upon the sale, retirement or other taxable disposition of a warrant, the U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor and the U.S. Holder’s tax basis in the warrant. Any such gain or loss recognized by a holder upon the sale, retirement or other taxable disposition of a warrant will be capital gain or loss and will be long-term capital gain or loss if the warrant has been held for more than one year.

The exercise price of a warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a warrant in the fully diluted common stock without proportionate adjustments to the holders of our common stock, U.S. Holder of the warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock or warrants in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares or warrants, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2013, a U.S. Holder would be required to file an IRS Form 8621 for the year with respect to such holder's common stock.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder may not make a QEF election with respect to its ownership of a warrant.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. The mark-to-market election is generally available to U.S. Holders of warrants.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock or warrants in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock or warrants), and (2) any gain realized on the sale, exchange or other disposition of our common stock or warrants. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common stock or warrants;
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock or warrants. If a Non-Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such stock or warrants.

United States Federal Income Taxation of Non-U.S. Holders

Dividends paid to a Non-U.S. Holder with respect to our common stock generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common stock or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United

States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

A Non-U.S. Holder will not recognize any gain or loss on the exercise or lapse of the warrants.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock by a non-corporate U.S. Holder, who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

Marshall Islands Tax Consequences

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common stock or warrants that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common stock or warrants.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Maxim Group LLC is acting as the representative and sole book-running manger have severally agreed to purchase, and we have agreed to sell to them, the number of units indicated below:

Name	Number of common shares and Class A Warrants
Maxim Group LLC
Total

The underwriters are offering the common shares and Class A Warrants subject to their acceptance of the common shares and Class A Warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares and Class A Warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares and Class A Warrants offered by this prospectus if any such common shares and Class A Warrants are taken. However, the underwriters are not required to take or pay for the common shares and Class A Warrants covered by the underwriters' over-allotment option described below.

We have agreed to pay the underwriters (i) a cash fee equal to eight percent (8%) of the aggregate gross proceeds raised in this offering and (ii) a warrant to purchase that number of common shares equal to an aggregate of fiver percent (5%) of the common shares sold in the offering (or       shares). Such underwriter’s warrant will be non-exercisable for six months following issuance, shall have an exercise price equal to $      per share, which is 125% of the public offering price, will provide for cashless exercise and shall terminate three years after issuance, and otherwise have the same terms as the warrants sold in this offering except that (1) they will not be subject to redemption by the Company and (2) for the three year period after the effective date of this offering, they will provide for unlimited “piggyback” registration rights with respect to the underlying shares, one demand registration of the sale of the underlying common shares at our expense and an additional demand registration at the warrant holders’ expense. Such underwriter’s warrant will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, the underwriter’s warrant shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(g)(2).

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus supplement, to purchase up to an additional        common shares and        Class A Warrants at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares and Class A Warrants as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares and Class A Warrants listed next to the names of all underwriters in the preceding table.

The representative has advised us that it proposes to offer the common shares and Class A Warrants to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $       per share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $       per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the price per common share and Class A Warrant and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional        common shares and        Class A Warrants.

Total
	Per Common Share and Class A Warrant	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $               . We have also agreed to pay the representative a non-accountable expense allowance, including legal fees for representative’s legal counsel, at the closing of the offering in an aggregate amount equal to $100,000.

Our common shares trade on the Nasdaq Capital Market under the symbol “SHIP.”

Subject to certain exceptions, we, all of our executive officers and directors, and certain affiliates have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representative to offer, sell, contract to sell or otherwise dispose of or hedge common shares or securities convertible into or exchangeable for common shares. These restrictions do not apply to transfers to immediate family or donees who receive such securities as bona fide gifts or to trusts established for the benefit of such persons; provided that such transferees agree to substantially the same transfer restrictions on the securities they receive.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, during the lock-up period, we will not be permitted, subject to certain exceptions, to file any registration statement relating to, and each of our executive officers, directors and the aforementioned shareholders have agreed not to make any demand for, or exercise any right relating to, the registration of any common shares or any securities convertible into or exercisable or exchangeable for common shares, without the prior written consent of the representative.

Upon the declaration of effectiveness of the registration statement of which this prospectus is a part, we will enter into an underwriting agreement with the representative. The terms of the underwriting agreement provide that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our auditors.

In order to facilitate the offering of the common shares and Class A Warrants, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares and Class A Warrants. Specifically, the underwriters may sell more common shares and Class A Warrants than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares and Class A Warrants available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares or Class A Warrants in the open market. In determining the source of common shares or Class A Warrants to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares and Class A Warrants compared to the price available under the over-allotment option. The underwriters may also sell common shares or Class A Warrants in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares or Class A Warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares or Class A Warrants in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares or Class A Warrants in the open market to stabilize the price of our common shares or Class A Warrants. These activities may raise or maintain the market price of our common shares or Class A Warrants above independent market levels or prevent or retard a decline in the market price of our common shares or Class A Warrants. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriting agreement provides for indemnification between the underwriters and us against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares and Class A Warrants to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates from time to time have performed investment banking, commercial banking and advisory services to us, for which they have received customary fees and expenses. The underwriters and their affiliates may from time to time perform investment banking and advisory services for us and our affiliates in the ordinary course of business for which they may in the future receive customary fees and expenses.

Selling Restrictions

Foreign Regulatory Restrictions on Purchase of Shares Generally

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares to certain institutions or accredited persons in certain countries.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

EXPENSES RELATING TO THIS OFFERING

We estimate the expenses in connection with the distribution of our securities in this offering, other than underwriting discounts, will be as set forth in the table below.

Commission registration fee		$4,694.00
Financial Industry Regulatory Authority Filing fee		$6,575.00
Printing expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Miscellaneous fees	$		*
Total	$		*
*	To be provided by amendment.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters are being represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seanergy Maritime Holdings Corp. at December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 (including the schedule appearing therein) appearing in this Prospectus and Registration Statement have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Seanergy Maritime Holdings Corp.'s ability to continue as a going concern as described in Note 1d to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is 8B Chimarras str., Maroussi, 151 25 Athens, Greece and it is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.

The details on the industry trends in “Prospectus Summary—Drybulk Shipping Industry Trends” and on the drybulk newbuilding orderbook in “Risk Factors―Risks Relating to Our Industry― An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability,” and the section titled “The Drybulk Shipping Industry” have been prepared by Karatzas Marine Advisors & Co., our industry expert, who has confirmed to us that such sections accurately describe the international drybulk market.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form F-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the common shares offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 20, 2016; and
•	our reports on Form 6-K furnished to the Commission on June 16, 2016, excluding the statements attributed to Stamatis Tsantanis, August 5, 2016 and September 29, 2016.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel Seanergy Maritime Holdings Corp., 16 Grigoriou Lambraki Street, 166 74 Glyfada, Athens, Greece, Tel: +30 210 8913507. Alternatively, copies of these documents are available via our website (http://www.seanergymaritime.com/). The information on our website is not incorporated by reference into this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Seanergy Maritime Holdings Corp.

We have audited the accompanying consolidated balance sheets of Seanergy Maritime Holdings Corp. as of December 31, 2015 and 2014, and the related consolidated statements of income/(loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in Item 18.1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seanergy Maritime Holdings Corp. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements and schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1d to the consolidated financial statements, the Company reports a working capital deficit and estimates that it may not be able to generate sufficient cash flow to meet its obligations and sustain its continuing operations for a reasonable period of time, that in turn raise substantial doubt about the Company's ability to continue as a going concern. Note 1d describes management's plans to address this issue. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

April 20, 2016

Athens, Greece

Seanergy Maritime Holdings Corp.

Consolidated Balance Sheets
December 31, 2015 and 2014
(In thousands of US dollars, except for share and per share data)

	Notes	2015	2014
ASSETS
Current assets:
Cash and cash equivalents		3,304	2,873
Restricted cash		50	—
Accounts receivable trade, net		1,287	30
Inventories	5	2,980	—
Other current assets	6	657	304
Total current assets		8,278	3,207

Fixed assets:
Vessels, net	7	199,840	—
Office equipment, net		40	61
Total fixed assets		199,880	61

Other assets:
Deferred charges	2	1,194	—
TOTAL ASSETS		209,352	3,268

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of long-term debt, net of deferred finance costs	8	718	—
Current portion of convertible promissory notes	3	103	—
Trade accounts and other payables	9	5,979	264
Due to related parties	4	—	105
Accrued liabilities		2,296	223
Deferred revenue		154	—
Total current liabilities		9,250	592

Non-current liabilities:
Long-term debt, net of current portion and deferred finance costs	8	176,787	—
Long-term portion of convertible promissory notes	3	31	—
Total liabilities		186,068	592

Commitments and contingencies	11	—	—

STOCKHOLDERS EQUITY
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued		—	—
Common stock, $0.0001 par value; 500,000,000 authorized shares as at December 31, 2015 and 2014; 19,522,413 and 3,977,854 shares issued and outstanding as at December 31, 2015 and 2014, respectively	12	2	—
Additional paid-in capital	3	337,121	307,559
Accumulated deficit		(313,839)	(304,883)
Total Stockholders’ equity		23,284	2,676
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY		209,352	3,268

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.

Consolidated Statements of Income / (Loss)
For the years ended December 31, 2015, 2014 and 2013
(In thousands of US Dollars, except for share and per share data)

	Notes	2015	2014	2013
Revenues:
Vessel revenue		11,661	2,075	23,838
Commissions		(438)	(65)	(759)
Vessel revenue, net		11,223	2,010	23,079
Expenses:
Direct voyage expenses		(7,496)	(1,274)	(8,035)
Vessel operating expenses		(5,639)	(1,006)	(11,086)
Voyage expenses - related party	3	—	(24)	(313)
Management fees - related party	3	—	(122)	(743)
Management fees		(336)	—	(194)
General and administration expenses		(2,804)	(2,987)	(3,966)
General and administration expenses - related party	3	(70)	(309)	(412)
Loss on bad debts		(30)	(38)	—
Amortization of deferred dry-docking costs		(38)	—	(232)
Depreciation		(1,865)	(3)	(982)
Impairment loss for vessels and deferred charges	2	—	—	(3,564)
Gain on disposal of subsidiaries	1	—	—	25,719
Gain on restructuring	1	—	85,563	—
Operating (loss) / income		(7,055)	81,810	19,271
Other income / (expenses), net:
Interest and finance costs	13	(1,460)	(1,463)	(8,389)
Interest and finance costs - related party	3 & 13	(399)	—	—
Interest income		—	14	13
Loss on interest rate swaps		—	—	(8)
Foreign currency exchange (losses) / gains, net		(42)	(13)	19
Total other expenses, net		(1,901)	(1,462)	(8,365)
(Loss) / income before taxes		(8,956)	80,348	10,906
Income tax benefit		—	—	1
Net (loss) / income		(8,956)	80,348	10,907
Net (loss) / income per common share
Basic and diluted	14	(0.83)	30.06	4.56
Weighted average common shares outstanding
Basic	14	10,773,404	2,672,945	2,391,628
Diluted	14	10,773,404	2,672,950	2,391,885

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.

Consolidated Statements of Stockholders Equity
For the years ended December 31, 2015, 2014 and 2013
(In thousands of US Dollars, except for share data)

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity / (deficit)
	# of Shares	Par Value
Balance, January 1, 2013	2,391,856	—	294,520	(396,138)	(101,618)
Cancellation of equity incentive plan shares	(2)	—	—	—	—
Stock based compensation (Note 15)	—	—	15	—	15
Net income for the year ended December 31, 2013	—	—	—	10,907	10,907
Balance, December 31, 2013	2,391,854	—	294,535	(385,231)	(90,696)
Related parties liabilities released (Note 3)	—	—	9,819	—	9,819
Issuance of common stock (Note 12)	1,586,000	—	3,205	—	3,205
Net income for the year ended December 31, 2014	—	—	—	80,348	80,348
Balance, December 31, 2014	3,977,854	—	307,559	(304,883)	2,676
Issuance of common stock (Note 12)	15,355,559	2	13,819	—	13,821
Issuance of convertible promissory notes (Note 3)	—	—	15,765	—	15,765
Gain on extinguishment of convertible promissory notes (Note 3)	—	—	(200)	—	(200)
Stock based compensation (Note 15)	189,000	—	178	—	178
Net loss for the year ended December 31, 2015	—	—	—	(8,956)	(8,956)
Balance, December 31, 2015	19,522,413	2	337,121	(313,839)	23,284

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.

Consolidated Statements of Cash Flows
For the years ended December 31, 2015, 2014 and 2013
(In thousands of US Dollars)

	2015	2014	2013
Cash flows from operating activities:
Net (loss) / income	(8,956)	80,348	10,907
Adjustments to reconcile net (loss) / income to net cash (used in) / provided by operating activities:
Depreciation	1,865	3	982
Amortization of deferred dry-docking costs	38	—	232
Amortization of deferred finance charges	72	—	1,090
Amortization of convertible promissory note beneficial conversion feature	334	—	—
Gain on extinguishment of convertible promissory notes	(200)	—	—
Stock based compensation	178	—	15
Loss on bad debt	30	38	—
Gain on restructuring	—	(85,563)	—
Impairment of vessels and deferred charges	—	—	3,564
Gain on disposal of subsidiaries	—	—	(25,719)
Change in fair value of financial instruments	—	—	8
Changes in operating assets and liabilities:
Accounts receivable trade, net	(1,287)	1,188	1,025
Inventories	(2,980)	61	(1,005)
Other current assets	(353)	661	1,113
Deferred charges	(1,232)	—	(1,041)
Other non-current assets	—	—	141
Trade accounts and other payables	5,715	(1,884)	(658)
Due to related parties	(105)	875	2,914
Accrued liabilities	1,990	(10,380)	7,147
Deferred revenue	154	(205)	315
Net cash (used in) / provided by operating activities	(4,737)	(14,858)	1,030
Cash flows from investing activities:
Acquisition of vessels	(201,684)	—	—
Net proceeds from sale of vessels	—	105,959	3,998
Additions to office furniture & equipment	—	(64)	—
Cash disposed of upon disposal of subsidiaries	—	—	(2,005)
Cash paid at subsidiary disposal	—	—	(1,000)
Net cash (used in) / provided by investing activities	(201,684)	105,895	993
Cash flows from financing activities:
Net proceeds from issuance of common stock	13,820	3,204	—
Proceeds from long term debt	179,047	—	—
Proceeds from convertible promissory notes	15,765	—	—
Payments of financing costs	(930)	—	—
Repayments of long term debt	(600)	(94,443)	(5,246)
Repayments of convertible promissory notes	(200)	—	—
Restricted cash (retained)/released	(50)	—	2,000
Net cash provided by / (used in) financing activities	206,852	(91,239)	(3,246)
Net increase / (decrease) in cash and cash equivalents	431	(202)	(1,223)
Cash and cash equivalents at beginning of period	2,873	3,075	4,298
Cash and cash equivalents at end of period	3,304	2,873	3,075
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	855	10,557	—

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

1.	Basis of Presentation and General Information:

Seanergy Maritime Holdings Corp. (the “Company” or “Seanergy”) was formed under the laws of the Republic of the Marshall Islands on January 4, 2008, with executive offices located in Athens, Greece. The Company provides global transportation solutions in the drybulk shipping sector through its vessel-owning subsidiaries.

On January 8, 2016, the Company effected a one-to-five reverse stock split on its issued and outstanding common stock (Note 16). In connection with the reverse stock split 181 fractional shares were issued. All share and per share amounts disclosed in the consolidated financial statements and notes give effect to this reverse stock split retroactively, for all periods presented.

The accompanying consolidated financial statements include the accounts of Seanergy Maritime Holdings Corp. and its subsidiaries (collectively, the “Company” or “Seanergy”).

a.	Disposal of Subsidiaries:

On January 29, 2013, Maritime Capital Shipping Limited (“MCS”), a wholly owned subsidiary of the Company, sold its 100% ownership interest in the four subsidiaries that owned the Handysize drybulk carriers Fiesta, Pacific Fantasy, Pacific Fighter and Clipper Freeway. During the year ended December 31, 2013, the Company recognized a gain from the sale of the four MCS subsidiaries, of $5,538.

On July 19, 2013, MCS sold its 100% ownership interest in the three subsidiaries that owned the Handysize drybulk carriers African Joy, African Glory and Asian Grace. During the year ended December 31, 2013, the Company recognized a gain from the sale of the three MCS subsidiaries of $20,181.

b.	Disposal of Vessels:

On March 11, 2014, the Company closed on its delivery and settlement agreement with its then remaining lender, Piraeus Bank, for the sale of its then four remaining vessels, to a nominee of the lender, in exchange for a nominal cash consideration and full satisfaction of the underlying loan facilities. The Company provided a corporate guarantee for these facilities. The four vessels were the drybulk carriers M/V Bremen Max, M/V Hamburg Max, M/V Davakis G. and M/V Delos Ranger. In exchange for the sale, approximately $145,597 of outstanding debt and accrued interest were discharged and the Company’s guarantee was fully released.

For the year ended December 31, 2014, the Company recognized a gain from the sale of the four remaining vessels under the facility agreements with Piraeus Bank of $85,563.

c.	Vessels Acquisitions:

On December 23, 2014 the Company entered into an agreement with an unaffiliated third party for the purchase of a second hand Capesize vessel, the 2001, 171,199 DWT vessel M/V Leadership. The acquisition was funded by secured senior bank debt, as well as financing by one of the Company’s major shareholders. The transaction was approved by the Board of Directors. The vessel was delivered on March 19, 2015 (Note 7).

On August 6, 2015, the Company entered into a purchase agreement with entities affiliated with certain of the Company’s major shareholder to acquire seven secondhand drybulk vessels (Notes 3 and 7).

d.	Going Concern:

The Company acquired eight vessels in 2015 in accordance with its business plan to grow the fleet on a sustainable basis.

As of December 31, 2015, the Company was in compliance with all its financial covenants and asset coverage ratios contained in its debt agreements. Most financial covenants and asset coverage ratios will be tested commencing in 2017. Scheduled debt installment payments for 2016 amount to only $1,000, related to the Alpha Bank AE facility associated with the vessel Leadership. For the other facility agreements, debt repayments will commence in 2017 at the earliest.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

Given the current drybulk charter rates, the Company’s cash flow projections indicate that cash on hand and cash provided by operating activities might not be sufficient to cover the liquidity needs that become due in the twelve-month period ending December 31, 2016.

The Company has relied on Jelco Delta Holding Corp., or Jelco, a company affiliated with Claudia Restis, who is also the Company’s major shareholder, for both vessel acquisitions and general corporate purposes during 2015 and for further funding during 2016.

The Company also intends to apply additional measures to reduce potential cash flow shortfall if current drybulk charter rates remain at today’s historical low levels. The Company has undertaken a cost-cutting initiative to decrease its daily vessel operating expenses. The Company is also exploring raising additional equity from both capital markets and private investors.

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Accordingly, they do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Company is unable to continue as a going concern.

e.	Subsidiaries in Consolidation:

Seanergy’s subsidiaries included in these consolidated financial statements as of December 31, 2015 are as follows:

Company	Country of Incorporation	Date of Incorporation	Vessel name	Date of Delivery	Date of Sale/Disposal	Financed by
Seanergy Management Corp.(1)(3)	Marshall Islands	May 9, 2008	N/A	N/A	N/A	N/A
Seanergy Shipmanagement Corp.(1)(3)	Marshall Islands	September 16, 2014	N/A	N/A	N/A	N/A
Sea Glorius Shipping Co.(1)	Marshall Islands	September 16, 2014	Gloriuship	November 3, 2015	N/A	HSH Nordbank AG
Sea Genius Shipping Co.(1)	Marshall Islands	September 16, 2014	Geniuship	October 13, 2015	N/A	HSH Nordbank AG
Leader Shipping Co.(1)	Marshall Islands	January 15, 2015	Leadership	March 19, 2015	N/A	Alpha Bank A.E.
Premier Marine Co.(1)	Marshall Islands	July 9, 2015	Premiership	September 11, 2015	N/A	UniCredit Bank AG
Gladiator Shipping Co.(1)	Marshall Islands	July 9, 2015	Gladiatorship	September 29, 2015	N/A	UniCredit Bank AG
Guardian Shipping Co.(1)	Marshall Islands	July 9, 2015	Guardianship	October 21, 2015	N/A	UniCredit Bank AG
Champion Ocean Navigation Co.(1)	Liberia	August 6, 2015	Championship	December 7, 2015	N/A	Natixis
Squire Ocean Navigation Co.(1)	Liberia	August 6, 2015	Squireship	November 10, 2015	N/A	Alpha Bank A.E.
Pembroke Chartering Services Limited(4)	Malta	December 2, 2015	N/A	N/A	N/A	N/A
Amazons Management Inc.(1)	Marshall Islands	April 21, 2008	Davakis G.	August 28, 2008	March 6, 2014	Piraeus Bank
Lagoon Shipholding Ltd.(1)	Marshall Islands	April 21, 2008	Delos Ranger	August 28, 2008	March 11, 2014	Piraeus Bank
Cynthera Navigation Ltd.(1)	Marshall Islands	March 18, 2008	African Oryx	August 28, 2008	April 10, 2013	Piraeus Bank
Martinique International Corp.(1)	British Virgin Islands	May 14, 2008	Bremen Max	September 11, 2008	March 7, 2014	Piraeus Bank
Harbour Business International Corp.(1)	British Virgin Islands	April 1, 2008	Hamburg Max	September 25, 2008	March 10, 2014	Piraeus Bank
Waldeck Maritime Co.(1)	Marshall Islands	April 21, 2008	African Zebra	September 25, 2008	February 15, 2012	Piraeus Bank
Maritime Capital Shipping Limited(1)	Bermuda	April 30, 2007	N/A	May 21, 2010	N/A	N/A
Maritime Capital Shipping (HK) Limited(3)	Hong Kong	June 16, 2006	N/A	May 21, 2010	N/A	N/A
Maritime Glory Shipping Limited(2)	British Virgin Islands	April 8, 2008	Clipper Glory	May 21, 2010	December 4, 2012	HSBC

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

Company	Country of Incorporation	Date of Incorporation	Vessel name	Date of Delivery	Date of Sale/Disposal	Financed by
Maritime Grace Shipping Limited(2)	British Virgin Islands	April 8, 2008	Clipper Grace	May 21, 2010	October 15, 2012	HSBC
Atlantic Grace Shipping Limited(5)	British Virgin Islands	October 9, 2007	N/A	May 21, 2010	N/A	N/A
(1)	Subsidiaries wholly owned
(2)	Vessel owning subsidiaries owned by MCS
(3)	Management company
(4)	Chartering services company
(5)	Dormant company
2.	Significant Accounting Policies:
(a)	Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) and include the accounts and operating results of Seanergy and its wholly-owned subsidiaries where Seanergy has control. Control is presumed to exist when Seanergy through direct or indirect ownership retains the majority of voting interest. In addition, Seanergy evaluates its relationships with other entities to identify whether they are variable interest entities and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements. The Company deconsolidates a subsidiary or derecognizes a group of assets when the Company no longer controls the subsidiary or group of assets, and a gain or loss is recognized. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting. All significant intercompany balances and transactions and any intercompany profit or loss on assets remaining with the Group have been eliminated in the accompanying consolidated financial statements.

A parent company deconsolidates a subsidiary or derecognizes a group of assets when that parent company no longer controls the subsidiary or group of assets specified in ASC 810-10-40-3A. When control is lost, the parent-subsidiary relationship no longer exists and the parent derecognizes the assets and liabilities of the qualifying subsidiary or group of assets. The Financial Accounting Standards Board (“FASB”) concluded that the loss of control and the related deconsolidation of a subsidiary or derecognition of a group of assets specified in ASC 810-10-40-3A is a significant economic event that changes the nature of the investment held in the subsidiary or group of assets. Based on this consideration, a gain or loss is recognized upon the deconsolidation of a subsidiary or derecognition of a group of assets.

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include evaluation of relationships with other entities to identify whether they are variable interest entities, determination of vessel useful lives, allocation of purchase price in a business combination, determination of vessels impairment and determination of goodwill impairment.

(c)	Foreign Currency Translation

Seanergy’s functional currency is the United States dollar since the Company’s vessels operate in international shipping markets and therefore primarily transact business in US Dollars. The Company’s books of accounts are maintained in US Dollars. Transactions involving other currencies are translated into the United States dollar using exchange rates, which are in effect at the time of the transaction. At the balance sheet dates,

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

monetary assets and liabilities, which are denominated in other currencies, are translated to United States dollars at the foreign exchange rate prevailing at year-end. Gains or losses resulting from foreign currency translation are reflected in the consolidated statement of income/(loss).

(d)	Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of the financial institutions in which it places its deposits. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition. Customers individually accounting for more than 10% of the Company’s revenues during the years ended December 31, 2015, 2014 and 2013 were:

Customer	2015	2014	2013
A	47%	—	—
B	15%	—	—
C	12%	—	—
D	10%	—	—
E	—	59%	18%
F	—	29%	—
G	—	—	16%
H	—	—	12%
I	—	—	10%
Total	84%	88%	56%
(e)	Cash and Cash Equivalents

Seanergy considers time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash is excluded from cash and cash equivalents. Restricted cash represents minimum cash deposits or cash collateral deposits required to be maintained with certain banks under the Company’s borrowing arrangements or in relation to bank guarantees issued on behalf of the Company. In the event that the obligation relating to such deposits is expected to be terminated within the next twelve months, these deposits are classified as current assets; otherwise they are classified as non-current assets.

(f)	Accounts Receivable Trade, Net

Accounts receivable trade, net at each balance sheet date, includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. The provision for doubtful accounts at December 31, 2015 and 2014 amounted to $43 and $13, respectively.

(g)	Inventories

Inventories consist of lubricants and bunkers which are stated at the lower of cost or market value. Cost is determined by the first in, first out method.

(h)	Insurance Claims

The Company records insurance claim recoveries for insured losses incurred on damage to fixed assets and for insured crew medical expenses and for legal fees covered by directors’ and officers’ liability insurance. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Company’s fixed assets

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

suffer insured damages or when crew medical expenses are incurred, recovery is probable under the related insurance policies, the claim is not subject to litigation and the Company can make an estimate of the amount to be reimbursed. The classification of the insurance claims into current and non-current assets is based on management’s expectations as to their collection dates.

(i)	Vessels

Vessels acquired as a part of a business combination are recorded at fair market value on the date of acquisition. Vessels acquired as asset acquisitions are stated at historical cost, which consists of the contract price less discounts, plus any material expenses incurred upon acquisition (delivery expenses and other expenditures to prepare for the vessel’s initial voyage). Vessels acquired from entities under common control are recorded at historical cost. Subsequent expenditures for conversions and major improvements are capitalized, when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

(j)	Vessel Depreciation

Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage value. Up to September 30, 2015, management estimated the useful life of the Company’s vessels to be 30 years from the date of initial delivery from the shipyard. On October 1, 2015, the Company changed that estimate to 25 years. This change increased depreciation expense by $289 (approximately $0.03 per share) for the year ended December 31, 2015. Salvage value is estimated by the Company by taking the cost of steel times the weight of the ship noted in lightweight ton (“LWT”). Salvage values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of salvage values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. On October 1, 2015, the Company revised the salvage value of its vessels. This change increased depreciation expense by $235 (approximately $0.02 per share) for the year ended December 31, 2015.

(k)	Impairment of Long-Lived Assets (Vessels)

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances, such as undiscounted projected operating cash flows, business plans to dispose a vessel earlier than the end of its useful life and prevailing market conditions, indicate that the carrying amount of the assets may not be recoverable. The current conditions in the drybulk market with decreased charter rates and decreased vessel market values are conditions that the Company considers indicators of a potential impairment for its vessels.

The Company determines undiscounted projected operating cash flows, for each vessel and compares it to the vessel’s carrying value. When the undiscounted projected operating cash flows expected to be generated by the use of the vessel and its eventual disposition are less than its carrying amount, the Company impairs the carrying amount of the vessel. Measurement of the impairment loss is based on the fair value of the asset as determined by independent valuators. The undiscounted projected operating cash inflows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non-fixed days (based on a combination of 2-year forward freight agreements and the median of the trailing 10-year historical charter rates available for each type of vessel) adjusted for brokerage commissions and expected outflows for scheduled vessels’ maintenance. The undiscounted projected operating cash outflows are determined by reference to the Company’s actual vessel operating expenses, assuming an average annual inflation rate of 2%. Fleet utilization excluding dry-docking off-hire days is determined by reference to the actual utilization rate of the Company’s fleet in the recent years.

The Company recorded net impairment loss of $NIL, $ NIL and $3,564 for the years ended December 31, 2015, 2014 and 2013, respectively.

During the year ended December 31, 2013, the Company recorded an impairment loss of $867 for the vessel African Oryx that was sold on April 10, 2013 and $10,697 for the vessels Davakis G. and Delos Ranger, which were measured at their fair values, upon classification of the vessels financed by the Piraeus Bank loan facilities to current assets as of June 30, 2013, as per the Company’s restructuring plan. This was partially offset

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

with the impairment re measurement of $1,000 relating to the UOB vessels, and the impairment re measurement of $7,000 of Davakis G. and Delos Ranger as of December 31, 2013. The impairment loss was measured as the amount by which the carrying amount of the vessel exceeded its fair value less cost to sell, which was determined using the valuation derived from market data available at December 31, 2013.

(l)	Office equipment, net

Equipment consists of computer software and hardware. The useful life of the computer software and hardware is 3 years. Depreciation is calculated on a straight-line basis.

(m)	Dry-Docking and Special Survey Costs

The Company follows the deferral method of accounting for dry-docking costs and special survey costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the expected date of the next dry-docking which is scheduled to become due in 2 to 3 years. Dry-docking costs which are not fully amortized by the next dry-docking period are expensed. In 2015, the Company changed the presentation of dry-docking and special survey costs on its consolidated statement of cash flows. Payments for dry-docking, shown as an adjustment to reconcile net income / (loss) to net cash provided by / (used in) operating activities was eliminated, and a new line “Deferred charges” under Changes in operating assets and liabilities was added to show gross additions for dry-docking and special survey costs.

(n)	Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties, environmental and remediation obligations and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

(o)	Revenue Recognition

Voyage revenues are generated from time charters, bareboat charters and voyage charters. A time charter is a contract for the use of a vessel for a specific period of time and a specified daily charter hire rate, which is generally payable in advance. Some of the time charters also include profit sharing provisions, under which additional revenue can be realized in the event the spot rates are higher than the base rates under the time charters. A bareboat charter is a contract in which the vessel is provided to the charterer for a fixed period of time at a specified daily rate, which is generally payable in advance. Voyage charter agreements are charter hires, where a contract is made in the spot market for the use of a vessel for a specific voyage at a specified charter rate per ton of cargo.

Time charter revenue, including bareboat hire, is recorded over the term of the charter agreement as the service is provided and collection of the related revenue is reasonably assured. Under a time charter, revenue is adjusted for a vessel’s off hire days due to major repairs, dry dockings or special or intermediate surveys. Voyage charter revenue is recognized on a pro-rata basis over the duration of the voyage, when a voyage agreement exists, the price is fixed or determinable, service is provided and the collection of the related revenue is reasonably assured. A voyage is deemed to commence upon signing the charter party or completion of previous voyage, whichever is later, and is deemed to end upon the completion of the discharge of the delivered cargo.

Deferred revenue represents cash received prior to the balance sheet date and is related to revenue applicable to periods after such date.

(p)	Commissions

Commissions, which include address and brokerage commissions, are recognized in the same period as the respective charter revenues. Address commissions to third parties are included in Commissions. Brokerage commissions to third parties are included in Direct voyage expenses.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

(q)	Vessel Voyage Expenses

Vessel voyage expenses primarily consist of port, canal, bunker expenses and brokerage commissions that are unique to a particular charter and are paid for by the charterer under time charter agreements and other non-specified voyage expenses.

(r)	Repairs and Maintenance

All repair and maintenance expenses, including major overhauling and underwater inspection expenses are expensed in the year incurred. Such costs are included in Vessel operating expenses.

(s)	Financing Costs

Underwriting, legal and other direct costs incurred with the issuance of long-term debt or to refinance existing debt are deferred and amortized to interest expense over the life of the related debt using the effective interest method. Unamortized fees relating to loans repaid are expensed in the period the repayment is made.

Following the early adoption of Accounting Standards Update (“ASU”) 2015-03 “Interest – Imputation of Interest” to simplify the presentation of debt issuance costs, effective December 31, 2015, the Company presents unamortized deferred financing costs as a reduction of long term debt in the accompanying balance sheets. There was no retrospective effect as the Company had neither debt nor debt issuance costs at December 31, 2014.

(t)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized, when applicable, for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administration expenses.

Maritime Capital Shipping (HK) Limited, the Company’s management office in Hong Kong, is subject to Hong Kong profits tax at a rate of 16.5% on the estimated assessable profit for the year.

Seanergy Management Corp. (“Seanergy Management”), the Company’s management company, established in Greece under Greek Law 89/67 (as amended to date), is subject to an annual contribution calculated on the total amount of foreign exchange annually imported and converted to Euros during 2012-2015 according to a tax bill passed in 2013 under the laws of the Republic of Greece. The tax bill was retroactive to 2012. The contribution to be paid in 2016 by Seanergy Management for 2015 is estimated at approximately $32.

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets both of the following requirements: (a) the Company is organized in a foreign country that grants an equivalent exception to corporations organized in the United States and (b) either (i) more than 50% of the value of the Company’s stock is owned, directly or indirectly, by individuals who are “residents” of the Company’s country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States (50% Ownership Test) or (ii) the Company’s stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States (Publicly-Traded Test).

Notwithstanding the foregoing, the regulations provide, in pertinent part, that each class of the Company’s stock will not be considered to be “regularly traded” on an established securities market for any taxable year in

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of the Company’s outstanding stock (“5 Percent Override Rule”).

The Company and each of its subsidiaries expects to qualify for this statutory tax exemption for the 2015 taxable year, and the Company takes this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond the Company’s control that could cause it to lose the benefit of this tax exemption in future years and thereby become subject to United States federal income tax on its United States source income such as if, for a particular taxable year, other shareholders with a five percent or greater interest in the Company’s stock were, in combination with the Company’s existing 5% shareholders, to own 50% or more of the Company’s outstanding shares of its stock on more than half the days during the taxable year.

The Company estimates that since no more than the 50% of its shipping income would be treated as being United States source income, the effective tax rate is expected to be 2% and accordingly it anticipates that the impact on its results of operations will not be material. The Company has assessed that it satisfies the Publicly-Traded Test and all of its United States source shipping income is exempt from U.S. federal income tax for the years ended December 31, 2015, 2014, and 2013. Based on its U.S. source Shipping Income for 2015, 2014 and 2013, the Company would be subject to U.S. federal income tax of approximately $NIL, $NIL and $25, respectively, in the absence of an exemption under Section 883.

(u)	Stock-based Compensation

Stock-based compensation represents vested and non-vested common stock granted to directors and employees for their services. The Company calculates stock-based compensation expense for the award based on its fair value on the grant date and recognizes it on an accelerated basis over the vesting period.

(v)	Earnings (Losses) per Share

Basic earnings (losses) per common share are computed by dividing net income (loss) available to Seanergy’s shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (losses) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share.

(w)	Segment Reporting

Seanergy reports financial information and evaluates its operations by total charter revenues and not by the length of vessel employment, customer, or type of charter. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus, Seanergy has determined that it operates under one reportable segment. Furthermore, when Seanergy charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, disclosure of geographic information is impracticable.

(x)	Financial Instruments

Derivative instruments (including certain derivative instruments embedded in other contracts) are recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives’ fair value recognized currently in earnings unless specific hedge accounting criteria are met. The Company was party to interest swap agreements where it received a floating interest rate and paid a fixed interest rate for a certain period in exchange. These contracts did not qualify for hedge accounting and as such changes in their fair values were reported to earnings. The fair value of those agreements equated to the amount that would be paid by the Company if the agreements were cancelled at the reporting date, taking into account current interest rates.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

(y)	Fair Value Measurements

The Company follows the provisions of ASC 820 “Fair Value Measurements and Disclosures”, which defines fair value and provides guidance for using fair value to measure assets and liabilities. The guidance creates a fair value hierarchy of measurement and describes fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In accordance with the requirements of accounting guidance relating to Fair Value Measurements, the Company classifies and discloses its assets and liabilities carried at the fair value in one of the following categories:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities;
•	Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data;
•	Level 3: Unobservable inputs that are not corroborated by market data.
(z)	Troubled Debt Restructurings

A restructuring of a debt constitutes a troubled debt restructuring if the lender or creditor for economic or legal reasons related to the Company’s financial difficulties grants a concession to the Company that it would not otherwise consider. Troubled debt that is fully satisfied by foreclosure, repossession, or other transfer of assets or by grant of equity securities by the Company is included in the term troubled debt restructuring and is accounted as such.

The Company, when issuing or otherwise granting an equity interest to a lender or creditor to settle fully a payable or debt, accounts for the equity interest granted at its fair value. The difference between the fair value of the equity interest granted and the carrying amount of the payable or debt settled is recognized as a gain on restructuring of payables or debt. Legal fees and other direct costs incurred in granting an equity interest to a creditor reduce the fair value of the equity interest issued. All other direct costs incurred in connection with a troubled debt restructuring are charged to expense as incurred.

(aa)	Convertible Promissory Notes and related Beneficial Conversion Features

The convertible promissory notes are accounted in accordance with ASC 470-20 “Debt with Conversion and Other Options.” The terms of each convertible promissory note included an embedded conversion feature which provided for a conversion at the option of the holder into shares of common stock at a predetermined rate. The Company determined that the conversion features were beneficial conversion features (“BCF”) pursuant to ASC 470-20. The Company considered the BCF guidance only after determining that the features did not need to be bifurcated under ASC 815 “Derivatives and Hedging” or separately accounted for under the cash conversion literature of ASC 470-20 “Debt, Debt with Conversion and Other Options”.

Accounting for an embedded BCF in a convertible instrument requires that the BCF be recognized separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of the BCF to additional paid-in capital, resulting in a discount on the convertible instrument. This discount is accreted from the date on which the BCF is first recognized through the stated maturity date of the convertible instrument using the effective yield method. If the intrinsic value of the BCF is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF is limited to the amount of the proceeds allocated to the convertible instrument.

(ab)	Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The FASB and the International Accounting Standards Board (“IASB”) jointly issued a standard that will supersede virtually all of the existing revenue recognition guidance in U.S. GAAP and is effective for annual periods beginning on or after December 15, 2016. The standard establishes a five-step model that will apply to revenue earned from a contract with a customer (with limited exceptions), regardless of the type of revenue transaction or the industry. The standard’s requirements will also apply to the recognition and

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

measurement of gains and losses on the sale of some non-financial assets that are not an output of the entity’s ordinary activities (e.g., sales of property, plant and equipment or intangibles). Extensive disclosures will be required, including disaggregation of total revenue; information about performance obligations; changes in contract asset and liability account balances between periods and key judgments and estimates. Management is in the process of accessing the impact of the new standard on Company’s financial position and performance. In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”, which defers the effective date of ASU 2014-09 (“Revenue from Contracts with Customers (Topic 606)”)” for public business entities to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Presently, the Company is assessing what effect the adoption of these ASUs will have on its financial statements and accompanying notes.

In August 2014, the FASB issued ASU 2014-15 – Presentation of Financial Statements - Going Concern. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 requires an entity’s management to evaluate at each reporting period based on the relevant conditions and events that are known at the date when financial statements are issued, whether there are conditions or events, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and to disclose the necessary information. The guidance is effective for annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. Management is in the process of assessing the impact of the new standard on the Company’s consolidated financial position and performance.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810) - Amendments to the Consolidation Analysis”, which provides guidance for reporting entities that are required to evaluate whether they should consolidate certain legal entities. In accordance with ASU 2015-02, all legal entities are subject to reevaluation under the revised consolidation model. ASU 2015-02 is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of ASU 2015-02 on the consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory”. Topic 330, Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments in this update require an entity to measure inventory within the scope of this update at the lower of cost and net realizable value. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. While the Company has not yet adopted this ASU, its adoption is not expected to have a material effect on the Company’s financial statements and accompanying notes.

In August 2015, the FASB issued ASU 2015-15 “Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements—Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (SEC Update)” to add to the FASB’s Accounting Standards Codification SEC staff guidance that the SEC staff will not object to an entity presenting the costs of securing line-of-credit arrangements as an asset, regardless of whether there are any outstanding borrowings. This updated does not have any effect on the Company’s financial statements and accompanying notes presented herein.

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842) which provides new guidance related to accounting for leases and supersedes existing U.S. GAAP on lease accounting. The ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

obligations created by those leases, unless the lease is a short term lease. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. Management is in the process of assessing the impact of the new standard on the Company’s consolidated financial position and performance.

3.	Transactions with Related Parties:
a.	Release from related parties liabilities:

On March 5, 2014, the Company entered into an agreement with Enterprises Shipping and Trading SA (“EST”) and Safbulk Pty Ltd (“Safbulk Pty”), both affiliates, in exchange of a full and complete release of all their claims upon the completion of the delivery of the then last four remaining vessels and settlement agreement with Piraeus Bank. The transaction was completed successfully on March 11, 2014 and total liabilities amounting to approximately $9,819 were released and recorded in additional paid-in capital.

b.	Convertible Promissory Notes:

On March 12, 2015 (“commitment date”), the Company issued an unsecured convertible promissory note of $4,000 to Jelco for general corporate purposes. The convertible note is repayable in ten consecutive semi-annual installments of $200, along with a balloon installment of $2,000 payable on the final maturity date, March 19, 2020. The note bears interest of Libor plus a margin with quarterly interest payments. At Jelco’s option, the principal amount under the convertible note may be paid at any time in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed in Note 1 above according to the terms of the convertible note) per share. The Company has the right to defer up to three consecutive installments to the balloon installment.

The Company accounted for the issuance of the convertible promissory note in accordance with the BCF guidance of ASC 470-20. The intrinsic value of the BCF was determined as the number of shares times the positive difference between the fair value of the stock on the commitment date and the contractual conversion price. Since the intrinsic value of the BCF at the commitment date was greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF was limited to the amount of the proceeds allocated to the convertible instrument. The Company has paid the first installment as of December 31, 2015, with the entire payment recorded as a reduction to Additional paid-in capital. The gain or loss on the extinguishment of the convertible debt instrument is the difference between the carrying amount and the consideration allocated to the debt instrument. The partial extinguishment of debt as a result of the payment is being shown as a gain on extinguishment (Note 13).

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

The movement of the debt and equity during the year ended December 31, 2015 is presented below:

December 31, 2015
Debt
Convertible promissory notes	4,000
Debt discount	(4,000)
Amortization of debt discount (Note 13)	303
Partial extinguishment of debt	(200)
Balance convertible promissory note	103
Short term portion	103
Long term portion	—

Additional paid-in capital
Intrinsic value of BCF	4,000
Consideration allocated to repurchase BCF	(200)
Balance of intrinsic value of BCF	3,800

On September 7, 2015 (“commitment date”), the Company issued an unsecured revolving convertible promissory note of up to $6,765 (the “Applicable Limit”) to Jelco for general corporate purposes. The revolving convertible promissory note has a tenor of up to five years after the first drawdown and the Applicable Limit is reduced by $1,000 each year after the second year following the first drawdown. The note bears interest of Libor plus a margin with quarterly interest payments. At Jelco’s option, the Company’s obligation to repay the principal amount under the revolving convertible note may be paid in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed in Note 1 above according to the terms of the convertible note) per share. On December 1, 2015, the unsecured revolving convertible promissory note was amended, increasing the maximum principal amount available to be drawn to $9,765. On December 14, 2015, the unsecured revolving convertible promissory note was further amended, increasing the maximum principal amount available to be drawn to $11,765, while also increasing the amount by which the Applicable Limit will be reduced from $1,000 to $2,000. The Company has drawn down the entire $11,765 as of December 31, 2015.

The Company accounted for the issuance of the revolving convertible promissory note in accordance with the BCF guidance of ASC 470-20. The intrinsic value of the BCF was determined as the number of shares times the positive difference between the fair value of the stock on the commitment date and the contractual conversion price. Since the intrinsic value of the BCF at the commitment date was greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF was limited to the amount of the proceeds allocated to the convertible instrument.

The movement of the debt and equity during the year ended December 31, 2015 is presented below:

December 31, 2015
Debt
Convertible promissory notes	11,765
Debt discount	(11,765)
Amortization of debt discount (Note 13)	31
Balance convertible promissory note	31
Short term portion	—
Long term portion	31

Additional paid-in capital
Intrinsic value of BCF	11,765
Balance of intrinsic value of BCF	11,765

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

c.	Vessel Acquisitions:

On August 6, 2015, the Company entered into a purchase agreement with entities affiliated with certain of the Company’s major shareholders to acquire seven secondhand drybulk vessels, consisting of five Capesize and two Supramax vessels. The acquisition cost of the vessels was funded by senior secured loans, a shareholder’s revolving convertible promissory note by Jelco and equity injections by Jelco. The transaction was completed on December 7, 2015, with the delivery of the last vessel. The transactions were approved by the independent committee of the Company’s Board of Directors and the Company’s Board of Directors. Below is a list of the vessels under the purchase agreement:

Vessel name	Date of Delivery	Vessel Class	DWT	Year Built
Premiership	September 11, 2015	Capesize	170,024	2010
Gladiatorship	September 29, 2015	Supramax	56,819	2010
Geniuship	October 13, 2015	Capesize	170,057	2010
Guardianship	October 21, 2015	Supramax	56,884	2011
Gloriuship	November 3, 2015	Capesize	171,314	2004
Squireship	November 10, 2015	Capesize	170,018	2010
Championship	December 7, 2015	Capesize	179,238	2011
d.	Technical Management Agreement:

A management agreement had been signed between the Company and EST for the provision of technical management services relating to certain vessels previously owned by Seanergy. The fixed daily fee per vessel for the years ended December 31, 2014 and 2013, was $0.45. The technical management agreement was automatically terminated with the sale of Seanergy’s fleet in March 2014 and EST has released the Company from all its claims relating thereto.

The related expense for the years ended December 31, 2015, 2014 and 2013, amounted to $NIL, $122 and $743, respectively, and is included under management fees - related party.

e.	Brokerage Agreement:

Under the terms of the brokerage agreements, Safbulk Pty and Safbulk Maritime S.A., both affiliates, together referred to as “Safbulk,” provided commercial brokerage services for certain vessels previously owned under the Company’s fleet in accordance with the instructions of Seanergy Management. Safbulk was entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts were collected. The brokerage agreements were automatically terminated with the sale of Seanergy’s fleet in March 2014 and Safbulk has released the Company from all its claims relating thereto.

The fees charged by Safbulk amounted to $NIL, $24 and $313 for the years ended December 31, 2015, 2014 and 2013, respectively, and are separately reflected as voyage expenses — related party.

f.	Property Lease Agreement:

Until March 15, 2015, the Company’s executive offices were at premises leased from Waterfront S.A., a company affiliated with a member of the Restis family. On March 16, 2015, the Company relocated its executive offices to premises owned by an unaffiliated third party. A three month rent guarantee of $55 is included in other current assets at December 31, 2014.

The rent charged by Waterfront S.A. for the years ended December 31, 2015, 2014 and 2013, amounted to $70, $309 and $412, respectively, and is included under general and administration expenses - related party.

4.	Due to Related Parties:

As of December 31, 2015, due to related parties was $NIL. As of December 31, 2014, due to related parties of $105 consists of liabilities to Waterfront S.A. for common expenses for the leasehold property.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

5.	Inventories:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	December 31, 2015	December 31, 2014
Lubricants	739	—
Bunkers	2,241	—
Total	2,980	—
6.	Other Current Assets:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	December 31, 2015	December 31, 2014
Prepaid expenses	476	78
Insurance claims	14	22
Other	167	204
Total	657	304
7.	Vessels, Net:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	December 31, 2015	December 31, 2014
Cost:
Beginning balance	—	—
- Additions	201,684	—
Ending balance	201,684	—

Accumulated depreciation:
Beginning balance	—	—
- Additions	(1,844)	—
Ending balance	(1,844)	—

Net book value	199,840	—

On March 19, 2015, the Company acquired the 2001 Capesize, 171,199 DWT vessel M/V Leadership from an unaffiliated party, for a net purchase price of $17,127, of which $8,750 was financed through a loan with Alpha Bank A.E., $3,827 was financed through a shareholder’s convertible promissory note by Jelco and $4,550 was financed through an equity injection on March 18, 2015 by Jelco in exchange for the issuance of 5,000,100 newly issuance shares of common stock.

On August 6, 2015, the Company entered into a purchase agreement with entities affiliated with certain of the Company’s major shareholder to acquire seven secondhand drybulk vessels, consisting of five Capesize and two Supramax vessels. These seven vessels were acquired as follows:

•	On September 11, 2015, the Company acquired the vessel M/V Premiership for a purchase price of $29,951, of which $25,420 was financed through a loan with UniCredit Bank AG, $1,030 was financed through a shareholder’s revolving convertible promissory note by Jelco and $3,501 was financed through an equity injection on September 11, 2015 by Jelco in exchange for the issuance of 3,889,980 newly issuance shares of common stock.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

•	On September 29, 2015, the Company acquired the vessel M/V Gladiatorship for a purchase price of $16,336, of which approximately $13,643 was financed through a loan with UniCredit Bank AG, $303 was financed through a shareholder’s revolving convertible promissory note by Jelco and $2,390 was financed through an equity injection on September 29, 2015 by Jelco in exchange for the issuance of 2,655,740 newly issuance shares of common stock.
•	On October 13, 2015, the Company acquired the vessel M/V Geniuship for a purchase price of $27,597, which was financed through a loan with HSH Nordbank AG.
•	On October 21, 2015, the Company acquired the vessel M/V Guardianship for a purchase price of $17,168, of which approximately $13,642 was financed through a loan with UniCredit Bank AG, $397 was financed through a shareholder’s revolving convertible promissory note by Jelco and $3,129 was financed through an equity injection on October 21, 2015 by Jelco in exchange for the issuance of 3,476,520 newly issuance shares of common stock.
•	On November 3, 2015, the Company acquired the vessel M/V Gloriuship for a purchase price of $16,833, which was financed through a loan with HSH Nordbank AG.
•	On November 10, 2015, the Company acquired the vessel M/V Squireship for a purchase price of $34,922, of which $33,750 was financed through a loan with Alpha Bank A.E. and $1,172 was financed through a shareholder’s revolving convertible promissory note by Jelco.
•	On December 7, 2015, the Company acquired the vessel M/V Championship for a purchase price of $41,750, of which $39,412 was financed through a loan with Natixis and $2,338 was financed through a shareholder’s revolving convertible promissory note by Jelco.

All vessels are mortgaged to secured loans (Note 8).

8.	Long-Term Debt:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	December 31, 2015	December 31, 2014
Secured loan facilities	178,447	—
Less: Deferred financing costs	(942)	—
Total	177,505	—
Less - current portion	(718)	—
Long-term portion	176,787	—

Secured credit facilities

On March 6, 2015, as amended, the Company entered into a loan agreement with Alpha Bank A.E., for a secured loan facility in an amount of $8,750. The loan was used to partially finance the acquisition of the M/V Leadership. On March 17, 2015, the Company drew down the $8,750. The loan is repayable in twenty consecutive quarterly installments, the first four installments being $200 each and the next sixteen quarterly installments being $250 each, along with a balloon installment of $3,950 payable on the final maturity date, March 17, 2020. The loan bears interest of Libor plus a margin of 3.75% with quarterly interest payments. The loan is secured by a first priority mortgage over the vessel. The facility places a restriction on the Company’s ability to distribute dividends to its shareholders. The amount of the dividends so declared shall not exceed 50% of Seanergy’s net income except in case the cash and marketable securities are equal or greater than the amount required to meet Seanergy’s consolidated installment and debt interest payments for the following eighteen-month period. The Company has paid the first three installments as of December 31, 2015.

On September 1, 2015, the Company entered into a loan agreement with HSH Nordbank AG, for a secured loan facility in an amount of $44,430. The loan was used to pay for the acquisition of the vessels M/V Geniuship

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

and M/V Gloriuship. The loan was available in two advances, each advance comprised of two tranches. On October 13, 2015, the Company drew the first advance of $27,597 in order to finance the acquisition of the M/V Geniuship. On November 3, 2015, the Company drew the second advance of $16,833 in order to finance the acquisition of the M/V Gloriuship. The loan is repayable in twelve consecutive quarterly installments being approximately $1,049 each, commencing on September 30, 2017, along with a balloon installment of $31,837 payable on the final maturity date, June 30, 2020. The loan bears interest of Libor plus margins between 3.25% and 3.6% with quarterly interest payments. The loan facility is secured by a first priority mortgage over the two vessels.

On September 11, 2015, the Company entered into a facility agreement with UniCredit Bank AG, for a secured loan facility in an amount of $52,705. The loan was made available in three tranches to partially finance the acquisition of the vessels M/V Premiership, M/V Gladiatorship and M/V Guardianship. On September 11, 2015, the Company drew the first tranche of $25,420 in order to partly finance the acquisition of the M/V Premiership. On September 29, 2015, the Company drew the second tranche of $13,643 in order to partly finance the acquisition of the M/V Gladiatorship. On October 21, 2015, the Company drew the third tranche of $13,642 in order to partly finance the acquisition of the M/V Guardianship. The loan is repayable in fifteen consecutive quarterly installments being $1,552 each, commencing on June 26, 2017, along with a balloon installment of $29,425 payable on the final maturity date, December 28, 2020. The loan bears interest of Libor plus a margin of 3.20% if the value to loan ratio is lower than 125%, 3.00% if the value to loan ratio is between 125% and 166.67% and 2.75% if the value to loan is higher than 166.67% with quarterly interest payments. The loan bore a commitment fee of 1.00% calculated on the balance of the undrawn loan amount and amounted to $22. The loan is secured by a first priority mortgage over the three vessels.

On November 4, 2015, the Company entered into a loan agreement with Alpha Bank A.E., for a secured loan facility in an amount of $33,750. The loan was used to partially finance the acquisition of the M/V Squireship. On November 10, 2015, the Company drew down the $33,750. The loan is repayable in sixteen consecutive quarterly installments being approximately $844 each, commencing on February 12, 2018, along with a balloon installment of $20,250 payable on the final maturity date, November 10, 2021. The loan bears interest of Libor plus a margin of 3.50% with quarterly interest payments. The loan is secured by a first priority mortgage over the vessel. The facility places a restriction on the Company’s ability to distribute dividends to its shareholders. The amount of the dividends so declared shall not exceed 50% of Seanergy’s net income except in case the cash and marketable securities are equal or greater than the amount required to meet Seanergy’s consolidated installment and debt interest payments for the following eighteen-month period.

On December 2, 2015, the Company entered into a facility agreement with Natixis, for a secured loan facility in an amount of $39,412. The loan was used to partially finance the acquisition of the M/V Championship. On December 7, 2015, the Company drew down the $39,412. The loan is repayable in fifteen consecutive quarterly installments being $985 each, commencing on June 30, 2017, along with a balloon installment of $24,637 payable on the final maturity date, February 26, 2021. The loan bears interest of Libor plus a margin of 2.50% with quarterly interest payments. The loan is secured by a first priority mortgage over the vessel.

All of the above five facilities are guaranteed by Seanergy Maritime Holdings Corp., the Corporate Guarantor.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

The annual principal payments required to be made after December 31, 2015 are as follows:

Year ended December 31,	Amount
2016	950
2017	10,710
2018	18,721
2019	18,721
2020	81,083
Thereafter	48,262
Total	178,447
9.	Trade Accounts and Other Payables:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	December 31, 2015	December 31, 2014
Creditors	5,710	184
Insurances	162	3
Other	107	77
Total	5,979	264
10.	Financial Instruments:
(a)	Significant Risks and Uncertainties, including Business and Credit Concentration

The Company places its temporary cash investments, consisting mostly of deposits, primarily with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable and does not have any agreements to mitigate credit risk.

(b)	Interest Rate Risk

Fair Value of Financial Instruments

The fair values of the financial instruments shown in the consolidated balance sheets as of December 31, 2015 and 2014 represent management’s best estimate of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

a.   Cash and cash equivalents, restricted cash, accounts receivable trade, other current assets, trade accounts and other payables and due to related parties: the carrying amounts approximate fair value because of the short maturity of these instruments.

b.   Long-term debt: The carrying value approximates the fair market value as the long-term debt bears interest at floating interest rate.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

11.	Commitments and Contingencies:

Various claims, lawsuits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. The Company is covered for liabilities associated with the individual vessels’ actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.

12.	Capital Structure:
(a)	Common Stock

On June 24, 2014, the Company had entered into a share purchase agreement under which the Company sold 378,000 of its common shares to Plaza Shipholding Corp. and Comet Shipholding Inc., companies affiliated with certain members of the Restis family, for $1,134. The common shares were sold at a price of $3.00 per share. The Company’s Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining the Company’s net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange and with an additional option value to existing shareholders upon the consummation of the Asset Contribution calculated from the Black-Scholes options pricing model. On June 27, 2014, the Company completed the equity injection plan with the two abovementioned entities. The shares to the two entities were issued on June 27, 2014.

On September 29, 2014, the Company had entered into a share purchase agreement under which the Company sold 320,000 of its common shares to Plaza Shipholding Corp. and Comet Shipholding Inc., companies affiliated with certain members of the Restis family, for $960. The common shares were sold at a price of $3.00 per share. The Company’s Board of Directors obtained an updated fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining the Company’s net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange and with an additional option value to existing shareholders upon the consummation of the Asset Contribution calculated from the Black-Scholes options pricing model. On September 30, 2014, the Company completed the equity injection plan with the two abovementioned entities. The shares to the two entities were issued on September 30, 2014.

On December 19, 2014, the Company had entered into a share purchase agreement under which the Company sold 888,000 of its common shares to Jelco for $1,110. The common shares were sold at a price of $1.25 per share. The Company’s Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining the Company’s net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange. On December 30, 2014, the Company completed the equity injection plan with the abovementioned entity. The shares to the entity were issued on December 30, 2014.

On March 12, 2015, the Company entered into a share purchase agreement under which the Company sold 5,000,100 of its common shares to Jelco for $4,500. The common shares were sold at a price of $0.90 per share. The Company’s Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using the adjusted book value method. On March 16, 2015, the Company completed the equity injection plan with the abovementioned entity. The shares to the entity were issued on March 18, 2015.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

On March 12, 2015, the Company entered into a share purchase agreement under which the Company sold 333,400 of its common shares to its Chief Executive Officer, or CEO, for $300. The common shares were sold at a price of $0.90 per share. The Company’s Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using the adjusted book value method. On March 16, 2015, the Company completed the equity injection plan with the abovementioned entity. The shares to the CEO were issued on March 18, 2015. The funds were contributed for general corporate purposes.

On September 7, 2015, the Company entered into a share purchase agreement under which the Company sold 10,022,240 of its common shares in three tranches to Jelco for $9,020. The common shares were sold at a price of $0.90 per share. The Company’s Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using the capital market multiples and the discounted cash flow methods. On September 11, 2015, the first tranche of $3,501 was contributed in exchange for 3,889,980 common shares of the Company, which were issued on September 11, 2015. On September 29, 2015, the second tranche of $2,390 was contributed in exchange for 2,655,740 common shares of the Company, which were issued on September 29, 2015. On October 21, 2015, the third tranche of $3,129 was contributed in exchange for 3,476,520 common shares of the Company, which shares were issued on October 21, 2015. The transaction was approved by an independent committee of the Company’s Board of Directors.

The purchasers of all above issued shares have received customary registration rights.

(b)	Warrants and Unit Purchase Option

In connection with the public offering of January 28, 2010, the Company granted 1,041,667 warrants with an exercise price of $19.80 each on February 3, 2010 and on March 19, 2010, Seanergy granted 97,250 additional warrants. The fair value of these warrants amounted to $1,053. The warrants were exercisable beginning on August 3, 2010 and expired on January 28, 2015. No expenses were recorded in connection with these warrants which were classified in equity.

Following the Company’s reverse stock split in June 2011, with respect to the warrants from the Company’s 2010 secondary offering, as a result of the reverse stock split, each warrant reflected an increase in the per share exercise price and a decrease in the number of warrant shares at the same proportion as the reverse stock split. Accordingly, each warrant was exercisable for one-fifteenth of a share, following the reverse stock split at an exercise price of $19.80 for each such warrant share.

As of December 31, 2015 and 2014, the Company had outstanding underwriters’ warrants exercisable to purchase an aggregate of approximately NIL and 15,185 shares of Seanergy’s common stock, respectively.

(c)	Preferred Stock

As of December 31, 2015 and 2014, no shares of preferred stock have been issued.

(d) Dividends

The declaration and payment of any dividend is subject to the discretion of Seanergy’s board of directors and is dependent upon its earnings, financial condition, cash requirements and availability and restrictions in any applicable loan agreements. No dividends were declared for the years ended December 31, 2015, 2014 and 2013.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

13.	Interest and Finance Costs:

Interest and finance costs are analyzed as follows:

	Year ended December 31
	2015	2014	2013
Interest on long-term debt	1,353	811	5,075
Interest on revolving credit facility	—	396	2,144
Amortization of debt issuance costs	72	—	1,090
Arrangement fees on undrawn facilities	—	246	—
Other	35	10	80
Total	1,460	1,463	8,389

Interest and finance costs-related party are analyzed as follows:

	Year ended December 31
	2015	2014	2013
Convertible notes interest expense	265	—	—
Convertible notes amortization of debt discount	334	—	—
Gain on extinguishment of convertible notes	(200)	—	—
Total	399	—	—
14.	Earnings per Share:

The calculation of net earnings per common share is summarized below:

	For the years ended December 31
	2015	2014	2013
Basic:
Net (loss) / income	(8,956)	80,348	10,907

Weighted average common shares outstanding – basic	10,773,404	2,672,945	2,391,628
Net (loss) / income per common share – basic	$(0.83)	$30.06	$4.56

Diluted:
Net (loss) / income	(8,956)	80,348	10,907

Weighted average common shares outstanding – basic	10,773,404	2,672,945	2,391,628
Non-vested equity incentive shares	—	5	227
Weighted average common shares outstanding – diluted	10,773,404	2,672,950	2,391,885

Net (loss) / income per common share – diluted	$(0.83)	$30.06	$4.56

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

As of December 31, 2015, 2014 and 2013, securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS as mentioned above are:

	2015	2014	2013
Non-vested equity incentive plan shares (Note 15)	152,000	—	—
Convertible promissory note shares (Note 3)	17,294,444	—	—
Private shares under warrants (Note 12)	—	15,185	15,185
Total	17,446,444	15,185	15,185
15.	Equity Incentive Plan:

On January 12, 2011, the Board adopted the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan (“Plan”). A total of 8,750,000 shares of common stock were reserved for issuance under the Plan, which is administered by the Compensation Committee of the Board of Directors. Under the Plan, officers, key employees, directors, consultants and service providers may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock and restricted stock units at the discretion of the Compensation Committee. In May 2012, the total number of shares originally reserved under the Plan was adjusted to 583,334 shares to reflect the one-for-fifteen reverse stock split of June 24, 2011.

On February 16, 2011, the Compensation Committee granted an aggregate of 666 restricted shares of common stock, pursuant to the Plan. Of the total 666 shares issued, 533 shares were granted to Seanergy’s two executive directors and the other 133 shares were granted to certain of Seanergy’s other employees. The fair value of each share on the grant date was $66.40 and was expensed over three years. All the shares vested proportionally over a period of three years, commencing on January 10, 2012. 223 shares vested on January 10, 2012, 222 shares vested on January 10, 2013 and 219 shares vested on January 10, 2014.

On July 2, 2015, the total number of shares originally reserved under the Plan was increased to 856,667.

On October 1, 2015, the Compensation Committee granted an aggregate of 189,000 restricted shares of common stock, pursuant to the Plan. Of the total 189,000 shares issued, 36,000 shares were granted to Seanergy’s board of directors and the other 153,000 shares were granted to certain of Seanergy’s other employees. The fair value of each share on the grant date was $3.70 and will be expensed over three years. The shares to Seanergy’s board of directors will vest over a period of two years commencing on October 1, 2015. On October 1, 2015, 12,000 shares vested, 12,000 shares will vest on October 1, 2016 and 12,000 shares will vest on October 1, 2017. All the other shares granted to certain of Seanergy’s other employees will vest over a period of three years, commencing on October 1, 2015. On October 1, 2015, 25,000 shares vested, 33,000 shares will vest on October 1, 2016, 44,000 shares will vest on October 1, 2017 and 51,000 shares will vest on October 1, 2018.

The related expense for the years ended December 31, 2015, 2014 and 2013, amounted to $178, $NIL and $15, respectively, and is included under general and administration expenses. The unrecognized cost for the non-vested shares as of December 31, 2015 and 2014 amounted to $521 and $NIL, respectively.

On January 8, 2016, we effected a one-for-five reverse stock split of our issued common stock (Note 16). The reverse stock split ratio and the implementation and timing of the reverse stock split were determined by our Board of Directors. The reverse stock split did not change the authorized number of shares or par value of our common stock or preferred stock, but did effect a proportionate adjustment to the number of shares of common stock issuable upon the vesting of restricted stock awards, and the number of shares of common stock eligible for issuance under our Plan. All applicable outstanding equity awards discussed above have been adjusted retroactively for the one-for-five reverse stock split.

Seanergy Maritime Holdings Corp.

Notes To The Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

16.	Subsequent Events:

The Company has evaluated subsequent events that occurred after the balance sheet date but before the issuance of these consolidated financial statements and, where it was deemed necessary, appropriate disclosures have been made.

a)   On January 8, 2016, the Company’s common stock began trading on a split-adjusted basis, following a December 22, 2015 approval from the Company’s Board of Directors to reverse split the Company’s common stock at a ratio of one-for-five. There was no change in the number of authorized shares or the par value of the Company’s common stock.

b)   On January 27, 2016, the unsecured revolving convertible promissory note was further amended, increasing the maximum principal amount available to be drawn to $13,765. On January 29, 2016, the Company drew down the additional undrawn balance of $2,000.

c)   On January 27, 2016 the Company received a letter from The Nasdaq Stock Market confirming that it has regained compliance with the minimum bid price requirement.

d)   On March 7, 2016, the unsecured revolving convertible promissory note was further amended, increasing the maximum principal amount available to be drawn to $16,265, while also increasing the amount by which the Applicable Limit will be reduced from $2,000 to $2,500. On March 8, 2016, the Company drew down the additional undrawn balance of $2,500.

Schedule I - Condensed Financial Information of Seanergy Maritime Holdings Corp.
(Parent Company Only)

Balance Sheets
December 31, 2015 and 2014
(In thousands of US Dollars, except for share and per share data)

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	2,078	2,578
Restricted cash	50	—
Other current assets	24	42
Total current assets	2,152	2,620

Non-current assets:
Investments in subsidiaries*	21,613	271
Total non-current assets	21,613	271

TOTAL ASSETS	23,765	2,891

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of convertible promissory notes	103	—
Trade accounts and other payables	171	100
Accrued liabilities	176	115
Total current liabilities	450	215

Non-current liabilities:
Long-term portion of convertible promissory notes	31	—
Total liabilities	481	215

Commitments and contingencies	—	—

STOCKHOLDERS EQUITY
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 500,000,000 authorized shares as at December 31, 2015 and 2014; 19,522,413 and 3,977,854 shares issued and outstanding as at December 31, 2015 and 2014, respectively	2	—
Additional paid-in capital	337,121	307,559
Accumulated deficit	(313,839)	(304,883)
Total Stockholders' equity	23,284	2,676
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	23,765	2,891
*	Eliminated in consolidation

Schedule I - Condensed Financial Information of Seanergy Maritime Holdings Corp.
(Parent Company Only)

Statements of Income / (Loss)
For the years ended December 31, 2015, 2014 and 2013
(In thousands of US Dollars, except for share and per share data)

	2015	2014	2013
Expenses:
General and administration expenses	(1,256)	(1,123)	(1,958)
Operating loss	(1,256)	(1,123)	(1,958)

Other (expenses) / income, net:
Interest and finance cost – related party	(399)	—	—
Other, net	(9)	8	1
Total other (expenses) / income, net	(408)	8	1

Equity in (loss)/earnings of subsidiaries*	(7,292)	81,463	12,864

Net (loss) / income	(8,956)	80,348	10,907

Net (loss) / income per common share
Basic and diluted	(0.83)	30.06	4.56
Weighted average common shares outstanding
Basic	10,773,404	2,672,945	2,391,628
Diluted	10,773,404	2,672,950	2,391,885
*	Eliminated in consolidation

Schedule I - Condensed Financial Information of Seanergy Maritime Holdings Corp.
(Parent Company Only)

Statements of Cash Flows
For the years ended December 31, 2015, 2014 and 2013
(In thousands of US Dollars)

	2015	2014	2013
Net cash used in operating activities	(1,202)	(1,195)	(2,806)

Cash flows used in investing activities:
Investments in subsidiaries	(28,633)	(2,198)	—
Net cash used in investing activities	(28,633)	(2,198)	—

Cash flows from financing activities:
Net proceeds from issuance of common stock	13,820	3,204	—
Proceeds from convertible promissory notes	15,765	—	—
Repayments of convertible promissory notes	(200)	—	—
Restricted cash retained	(50)	—	—
Due to subsidiaries	—	—	5,198
Net cash provided by financing activities	29,335	3,204	5,198

Net (decrease) / increase in cash and cash equivalents	(500)	(189)	2,392
Cash and cash equivalents at beginning of period	2,578	2,767	375
Cash and cash equivalents at end of period	2,078	2,578	2,767

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	222	—	—

Schedule I - Condensed Financial Information of Seanergy Maritime Holdings Corp.
(Parent Company Only)

Notes To The Condensed Financial Statements
(All amounts in footnotes in thousands of US Dollars)

1.	Basis of Presentation

In the parent-company-only condensed financial statements, the Parent Company's (the “Company”) investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries. The Parent Company did not receive cash dividends from its subsidiaries during the years ended December 31, 2015, 2014 and 2013.

The parent-company-only condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

2.	Convertible Promissory Notes

On March 12, 2015 (“commitment date”), the Company issued an unsecured convertible promissory note of $4,000 to Jelco Delta Holding Corp., or Jelco, a company affiliated with Claudia Restis, for general corporate purposes. The convertible note is repayable in ten consecutive semi-annual installments of $200, along with a balloon installment of $2,000 payable on the final maturity date, March 19, 2020. The note bears interest of Libor plus a margin with quarterly interest payments. At Jelco's option, the principal amount under the convertible note may be paid at any time in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed in Note 1 of the consolidated financial statements according to the terms of the convertible note) per share. The Company has the right to defer up to three consecutive installments to the balloon installment. As of the date of this annual report the Company has deferred the installment due for payment on March 19, 2016 to the balloon installment.

On September 7, 2015 (“commitment date”), the Company issued an unsecured revolving convertible promissory note of up to $6,765 (the “Applicable Limit”) to Jelco for general corporate purposes. The revolving convertible promissory note has a tenor of up to five years after the first drawdown and the Applicable Limit is reduced by $1,000 each year after the second year following the first drawdown. The note bears interest of Libor plus a margin with quarterly interest payments. At Jelco's option, the Company's obligation to repay the principal amount under the revolving convertible note may be paid in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed in Note 1 of the consolidated financial statements according to the terms of the convertible note) per share. On December 1, 2015, the unsecured revolving convertible promissory note was amended, increasing the maximum principal amount available to be drawn to $9,765. On December 14, 2015, the unsecured revolving convertible promissory note was further amended, increasing the maximum principal amount available to be drawn to $11,765, while also increasing the amount by which the Applicable Limit will be reduced from $1,000 to $2,000. The Company has drawn down the entire $11,765 as of December 31, 2015.

See Note 3 “Transactions with Related Parties” to the consolidated financial statements for further information.

3.	Guarantee

All of the Company's vessel-owning subsidiaries have long-term facilities. Under the terms of the loan agreements, the Company has guaranteed the payment of all principal and interest. In the event of a default under the loan agreements, the Company will be directly liable to the lenders. The facilities mature at various times between 2020 and 2021. The maximum potential amount that the Company could be liable for under the guarantee as of December 31, 2015 is $178,447.

See Note 8 “Long-Term Debt” to the consolidated financial statements for further information.

Seanergy Maritime Holdings Corp.

Consolidated Balance Sheets
As of June 30, 2016 (unaudited) and December 31, 2015
(In thousands of US Dollars, except for share and per share data)

	Notes	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents		3,059	3,304
Restricted cash		50	50
Accounts receivable trade, net		1,584	1,287
Inventories	4	2,455	2,980
Other current assets	5	888	657
Total current assets		8,036	8,278

Fixed assets:
Vessels, net	6	195,655	199,840
Office equipment, net		29	40
Total fixed assets		195,684	199,880

Other assets:
Deferred charges		913	1,194
Other non-current assets		5	—
TOTAL ASSETS		204,638	209,352

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of long-term debt, net of deferred finance costs	7	2,683	718
Current portion of convertible promissory notes	3	249	103
Trade accounts and other payables	8	3,212	5,979
Accrued liabilities		2,254	2,296
Deferred revenue		668	154
Total current liabilities		9,066	9,250

Non-current liabilities:
Long-term debt, net of current portion and deferred finance costs	7	174,407	176,787
Long-term portion of convertible promissory notes	3	261	31
Total liabilities		183,734	186,068

Commitments and contingencies	10	—	—

STOCKHOLDERS EQUITY
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued		—	—
Common stock, $0.0001 par value; 500,000,000 authorized shares as at June 30, 2016 and December 31, 2015; 19,514,410 and 19,522,413 shares issued and outstanding as at June 30, 2016 and December 31, 2015, respectively	11	2	2
Additional paid-in capital	3	346,600	337,121
Accumulated deficit		(325,698)	(313,839)
Total Stockholders’ equity		20,904	23,284
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY		204,638	209,352

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Seanergy Maritime Holdings Corp.

Unaudited Interim Condensed Consolidated Statements of Loss
For the six-month periods ended June 30, 2016 and 2015
(In thousands of US Dollars, except for share and per share data)

		Six-month period ended June 30,
	Notes	2016	2015
Revenues:
Vessel revenue		15,719	1,826
Commissions		(554)	(69)
Vessel revenue, net		15,165	1,757
Expenses:
Direct voyage expenses		(9,505)	(995)
Vessel operating expenses		(6,698)	(939)
Management fees		(454)	(48)
General and administration expenses		(1,540)	(1,315)
General and administration expenses - related party	3	—	(70)
Amortization of deferred dry-docking costs		(240)	—
Depreciation	6	(4,196)	(158)
Operating loss		(7,468)	(1,768)
Other expenses, net:
Interest and finance costs	12	(3,442)	(124)
Interest and finance costs - related party	3 & 12	(937)	(149)
Foreign currency exchange losses, net		(12)	(15)
Total other expenses, net		(4,391)	(288)
Net loss		(11,859)	(2,056)
Net loss per common share
Basic and diluted	13	(0.61)	(0.29)
Weighted average common shares outstanding
Basic and diluted	13	19,370,412	7,130,807

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Seanergy Maritime Holdings Corp.

Unaudited Interim Condensed Consolidated Statements of Stockholders’ Equity
For the six-month periods ended June 30, 2016 and 2015
(In thousands of US Dollars, except for share data)

	Common stock
	# of Shares	Par Value	Additional paid-in capital	Accumulated deficit	Total equity

Balance, January 1, 2015	3,977,854	—	307,559	(304,883)	2,676
Issuance of common stock (Note 11)	5,333,500	—	4,800	—	4,800
Issuance of convertible promissory notes (Note 3)	—	—	4,000	—	4,000
Net loss for the six months ended June 30, 2015	—	—	—	(2,056)	(2,056)
Balance, June 30, 2015	9,311,354	—	316,359	(306,939)	9,420
	Common stock
	# of Shares	Par Value	Additional paid-in capital	Accumulated deficit	Total equity

Balance, January 1, 2016	19,522,413	2	337,121	(313,839)	23,284
Issuance of convertible promissory notes (Note 3)	—	—	9,400	—	9,400
Stock based compensation (Note 14)	(8,003)	—	79	—	79
Net loss for the six months ended June 30, 2016	—	—	—	(11,859)	(11,859)
Balance, June 30, 2016	19,514,410	2	346,600	(325,698)	20,904

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Seanergy Maritime Holdings Corp.

Unaudited Interim Condensed Consolidated Statements of Cash Flows
For the six-month periods ended June 30, 3016 and 2015
(In thousands of US Dollars)

	Six-month period ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	(11,859)	(2,056)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,196	158
Amortization of deferred dry-docking costs	240	—
Amortization of deferred finance charges	120	20
Amortization of convertible promissory note beneficial conversion feature	376	89
Stock based compensation	79	—
Changes in operating assets and liabilities:
Accounts receivable trade, net	(297)	(472)
Inventories	525	(677)
Other current assets	(231)	(11)
Deferred charges	41	—
Other non-current assets	(5)	—
Trade accounts and other payables	(2,767)	788
Due to related parties	—	(105)
Accrued liabilities	(127)	360
Deferred revenue	514	—
Net cash used in operating activities	(9,195)	(1,906)
Cash flows from investing activities:
Acquisition of vessels	—	(17,127)
Net cash used in investing activities	—	(17,127)
Cash flows from financing activities:
Net proceeds from issuance of common stock	—	4,800
Proceeds from long-term debt	—	8,750
Proceeds from convertible promissory notes	9,400	4,000
Payments of financing costs	—	(144)
Repayments of long-term debt	(450)	(200)
Net cash provided by financing activities	8,950	17,206
Net decrease in cash and cash equivalents	(245)	(1,827)
Cash and cash equivalents at beginning of period	3,304	2,873
Cash and cash equivalents at end of period	3,059	1,046
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	3,749	125

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

1.	Basis of Presentation and General Information:

Seanergy Maritime Holdings Corp. (the “Company” or “Seanergy”) was formed under the laws of the Republic of the Marshall Islands on January 4, 2008, with executive offices located in Athens, Greece. The Company provides global transportation solutions in the drybulk shipping sector through its vessel-owning subsidiaries.

On January 8, 2016, the Company's common stock began trading on a split-adjusted basis, following a December 22, 2015 approval from the Company's Board of Directors to reverse split the Company's common stock at a ratio of one-for-five. There was no change in the number of authorized shares or the par value of the Company's common stock. Following the reverse stock split, the number of shares issued and outstanding was reduced by 3 shares due to rounding. All share and per share amounts disclosed in the consolidated financial statements and notes give effect to this reverse stock split retroactively, for all periods presented.

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Seanergy Maritime Holdings Corp. and its subsidiaries (collectively, the “Company” or “Seanergy”).

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for certain financial information. Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These statements and the accompanying notes should be read in conjunction with the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on April 20, 2016.

In the opinion of management, these unaudited interim condensed consolidated financial statements, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. Operating results for the six-month period ended June 30, 2016, are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2016.

a.	Going Concern:

The Company acquired eight vessels in 2015 in accordance with its business plan to expand the fleet.

As of June 30, 2016, the Company was in compliance with or has cured any events of non-compliance of all its financial covenants and asset coverage ratios contained in its debt agreements as amended (Notes 7 and 15). Most financial covenants and asset coverage ratios will be tested commencing in mid 2017. Scheduled debt installment payments for the twelve month period ending June 30, 2017, amount to $2,937 (Note 7).

Given the current drybulk charter rates, the Company's cash flow projections indicate that cash on hand and cash provided by operating activities might not be sufficient to cover the liquidity needs that become due in the twelve-month period ending June 30, 2017.

The Company has relied on Jelco Delta Holding Corp., or Jelco, a company affiliated with Claudia Restis, who is also the Company's major shareholder, for both vessel acquisitions and funding for general corporate purposes during 2015 and for further funding during 2016.

On August 5, 2016, the Company entered into a securities purchase agreement with an unaffiliated third party, which is an institutional investor, under which the Company sold 1,180,000 of its common shares in a registered direct offering at a price of $4.15 per share. On August 10, 2016, the Company completed the registered direct offering for net proceeds of approximately $4,147, which proceeds are expected to be used for general corporate purposes (Note 15).

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

The Company has applied additional measures to reduce potential cash flow shortfall if current drybulk charter rates remain at today's historical low levels. The Company has undertaken a cost-cutting initiative to decrease its daily vessel operating expenses. The Company is continuously exploring raising additional equity from both capital markets and private investors.

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Accordingly, they do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Company is unable to continue as a going concern.

b.	Subsidiaries in Consolidation:

Seanergy's subsidiaries included in these consolidated financial statements as of June 30, 2016, are as follows:

Company	Country of Incorporation	Date of Incorporation	Vessel name	Date of Delivery	Date of Sale/Disposal	Financed by
Seanergy Management Corp.(1)(3)	Marshall Islands	May 9, 2008	N/A	N/A	N/A	N/A
Seanergy Shipmanagement Corp.(1)(3)	Marshall Islands	September 16, 2014	N/A	N/A	N/A	N/A
Sea Glorius Shipping Co.(1)	Marshall Islands	September 16, 2014	Gloriuship	November 3, 2015	N/A	HSH Nordbank AG
Sea Genius Shipping Co.(1)	Marshall Islands	September 16, 2014	Geniuship	October 13, 2015	N/A	HSH Nordbank AG
Leader Shipping Co.(1)	Marshall Islands	January 15, 2015	Leadership	March 19, 2015	N/A	Alpha Bank A.E.
Premier Marine Co.(1)	Marshall Islands	July 9, 2015	Premiership	September 11, 2015	N/A	UniCredit Bank AG
Gladiator Shipping Co.(1)	Marshall Islands	July 9, 2015	Gladiatorship	September 29, 2015	N/A	UniCredit Bank AG
Guardian Shipping Co.(1)	Marshall Islands	July 9, 2015	Guardianship	October 21, 2015	N/A	UniCredit Bank AG
Champion Ocean Navigation Co.(1)	Liberia	August 6, 2015	Championship	December 7, 2015	N/A	Natixis
Squire Ocean Navigation Co.(1)	Liberia	August 6, 2015	Squireship	November 10, 2015	N/A	Alpha Bank A.E.
Pembroke Chartering Services Limited (4)	Malta	December 2, 2015	N/A	N/A	N/A	N/A
Amazons Management Inc.(1)	Marshall Islands	April 21, 2008	Davakis G.	August 28, 2008	March 6, 2014	Piraeus Bank
Lagoon Shipholding Ltd.(1)	Marshall Islands	April 21, 2008	Delos Ranger	August 28, 2008	March 11, 2014	Piraeus Bank
Cynthera Navigation Ltd.(1)	Marshall Islands	March 18, 2008	African Oryx	August 28, 2008	April 10, 2013	Piraeus Bank
Martinique International Corp.(1)	British Virgin Islands	May 14, 2008	Bremen Max	September 11, 2008	March 7, 2014	Piraeus Bank
Harbour Business International Corp.(1)	British Virgin Islands	April 1, 2008	Hamburg Max	September 25, 2008	March 10, 2014	Piraeus Bank
Waldeck Maritime Co.(1)	Marshall Islands	April 21, 2008	African Zebra	September 25, 2008	February 15, 2012	Piraeus Bank
Maritime Capital Shipping Limited(1)	Bermuda	April 30, 2007	N/A	N/A	N/A	N/A
Maritime Capital Shipping (HK) Limited(3)	Hong Kong	June 16, 2006	N/A	N/A	N/A	N/A
Maritime Glory Shipping Limited(2)	British Virgin Islands	April 8, 2008	Clipper Glory	May 21, 2010	December 4, 2012	HSBC
Maritime Grace Shipping Limited(2)	British Virgin Islands	April 8, 2008	Clipper Grace	May 21, 2010	October 15, 2012	HSBC
Atlantic Grace Shipping Limited(5)	British Virgin Islands	October 9, 2007	N/A	N/A	N/A	N/A
(1)	Subsidiaries wholly owned
(2)	Vessel owning subsidiaries owned by Maritime Capital Shipping Limited (or “MCS”)
(3)	Management company
(4)	Chartering services company
(5)	Dormant company

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

2.	Significant Accounting Policies:

A discussion of the Company's significant accounting policies can be found in the Company's consolidated financial statements included in the Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 20, 2016. There have been no material changes to these policies in the six-month period ended June 30, 2016.

On January 1, 2016, the Company adopted Accounting Standards Update (“ASU”) No. 2015-02 Consolidation (Topic 810): Amendments to the Consolidation Analysis effective for the fiscal year ending December 31, 2016 and interim periods within this fiscal year. The adoption of this guidance had no impact on the Company's results of operations, cash flows and net assets for any period.

On January 1, 2016, the Company adopted ASU No. 2015-15 Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements—Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (SEC Update) effective for the fiscal year ending December 31, 2016 and interim periods within this fiscal year. The adoption of this guidance had no impact on the Company's results of operations, cash flows and net assets for any period.

Recent accounting pronouncements

The Financial Accounting Standards Board (“FASB”) issued the following amendments which clarifies the guidance in ASU No. 2014-09 and has the same effective date as the original standard: ASU No. 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU No. 2016-11 Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting issued in May 2016; ASU No. 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing issued in April 2016; and ASU No. 2016-08 Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net) issued in March 2016. On August 12, 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers, which amends ASU No. 2014-09 (issued by the FASB on May 28, 2014 and which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This standard is effective for public entities with reporting periods beginning after December 15, 2017. Early application is permitted only as of annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. The Company is currently evaluating the impact, if any, of the adoption of this new standard and amendments.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting which is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. This standard is effective for public entities with annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period. The Company believes that the implementation of this update will not have any material impact on its financial statements and has not elected early adoption.

In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. This standard is effective for public business entities that are U.S. Securities and Exchange Commission

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

(“SEC”) filers, with reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted only as of annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018. The Company is currently evaluating the impact, if any, of the adoption of this new standard.

In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments which addresses the following eight specific cash flow issues with the objective of reducing the existing diversity in practice: Debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (COLIs) (including bank-owned life insurance policies (BOLIs)); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period, however early adoption is permitted. The Company is currently evaluating the provisions of this guidance and assessing its impact on its consolidated financial statements and notes disclosures.

(a)	Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of the financial institutions in which it places its deposits. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers' financial condition. Customers individually accounting for more than 10% of the Company's revenues during the six-month periods ended June 30, 2016 and 2015, were:

Customer	2016	2015
A	20%	—
B	15%	—
C	10%	—
D	—	100%
Total	45%	100%
3.	Transactions with Related Parties:
a.	Convertible Promissory Notes:

On March 12, 2015 (“commitment date”), the Company issued an unsecured convertible promissory note of $4,000 to Jelco for general corporate purposes. The convertible note is repayable in ten consecutive semi-annual installments of $200, along with a balloon installment of $2,000 payable on the final maturity date, March 19, 2020. The note bears interest of Libor plus a margin with quarterly interest payments. At Jelco's option, the outstanding principal amount under the convertible note may be paid at any time in common shares at a conversion price of $0.90 (as adjusted for the reverse stock split discussed in Note 1 above according to the terms of the convertible note) per share. The Company has the right to defer up to three consecutive installments to the final maturity date.

The Company accounted for the issuance of the convertible promissory note in accordance with the beneficial conversion features (“BCF”) guidance of ASC 470-20. The intrinsic value of the BCF was determined as the number of shares converted from the convertible note times the positive difference between the fair value of the stock on the commitment date and the contractual conversion price. Since the intrinsic value of the BCF at the commitment date was greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF was limited to the amount of the proceeds allocated to the convertible instrument.

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

As of December 31, 2015, the Company had paid the first installment, with the entire payment recorded as a reduction to Additional paid-in capital. As of June 30, 2016, the Company has deferred the installment due for payment on March 19, 2016 to the final maturity date. The gain or loss on the extinguishment of the convertible debt instrument is the difference between the carrying amount and the consideration allocated to the debt instrument. The partial extinguishment of debt as a result of the payment is shown as a gain on extinguishment and is included under interest and finance costs – related party.

The debt movement is presented below:

	Applicable limit	Debt discount	Accumulated deficit	Debt
Balance, December 31, 2014	—	—	—	—
Additions	4,000	(4,000)	—	—
Amortization (Note 12)	—	—	89	89
Balance, June 30, 2015	4,000	(4,000)	89	89
Amortization	—	—	214	214
Partial extinguishment of debt	—	—	(200)	(200)
Balance, December 31, 2015	4,000	(4,000)	103	103
Amortization (Note 12)	—	—	146	146
Balance, June 30, 2016	4,000	(4,000)	249	249

The equity movement is presented below:

Additional paid-in capital
Balance, December 31, 2014	—
Intrinsic value of BCF	4,000
Consideration allocated to repurchase BCF	(200)
Balance, December 31, 2015	3,800
Balance, June 30, 2016	3,800

On September 7, 2015 (“commitment date”), the Company issued an unsecured revolving convertible promissory note of up to $6,765 (the “Applicable Limit”) to Jelco for general corporate purposes. The revolving convertible promissory note has a tenor of up to five years after the first drawdown and the Applicable Limit will be reduced by $1,000 each year after the second year following the first drawdown. The note bears interest of Libor plus a margin with quarterly interest payments. At Jelco's option, the Company's obligation to repay the principal amount under the revolving convertible note may be paid in common shares at a conversion price of $0.90 (as adjusted for the reverse stock split discussed in Note 1 above according to the terms of the convertible note) per share. The unsecured revolving convertible promissory note has been amended seven times, increasing the maximum principal amount available to be drawn to $21,165, while also increasing the amount by which the Applicable Limit will be reduced to $3,100. The Company has drawn down the entire $21,165 as of June 30, 2016.

The Company accounted for the issuance of the revolving convertible promissory note in accordance with the BCF guidance of ASC 470-20. The intrinsic value of the BCF was determined as the number of shares converted from the convertible note times the positive difference between the fair value of the stock on the commitment date and the contractual conversion price. Since the intrinsic value of the BCF at the commitment date was greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the BCF was limited to the amount of the proceeds allocated to the convertible instrument.

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

The debt movement is presented below:

	Applicable limit	Debt discount	Accumulated deficit	Debt
Balance, December 31, 2014	—	—	—	—
Balance, June 30, 2015	—	—	—	—
Additions	11,765	(11,765)	—	—
Amortization	—	—	31	31
Balance, December 31, 2015	11,765	(11,765)	31	31
Additions	9,400	(9,400)	—	—
Amortization (Note 12)	—	—	230	230
Balance, June 30, 2016	21,165	(21,165)	261	261

The equity movement is presented below:

Additional paid-in capital
Balance, December 31, 2014	—
Intrinsic value of BCF	11,765
Balance, December 31, 2015	11,765
Intrinsic value of BCF	9,400
Balance, June 30, 2016	21,165
b.	Vessel Acquisitions:

On August 6, 2015, the Company entered into a purchase agreement with entities affiliated with certain of the Company's major shareholders to acquire seven secondhand drybulk vessels, consisting of five Capesize and two Supramax vessels. The acquisition cost of the vessels was funded by senior secured loans, a shareholder's revolving convertible promissory note by Jelco and equity injections by Jelco. The transaction was completed on December 7, 2015, with the delivery of the last vessel. The transactions were approved by the independent committee of the Company's Board of Directors and the Company's Board of Directors. Below is a list of the vessels purchased under the purchase agreement:

Vessel name	Date of Delivery	Vessel Class	DWT	Year Built
Premiership	September 11, 2015	Capesize	170,024	2010
Gladiatorship	September 29, 2015	Supramax	56,819	2010
Geniuship	October 13, 2015	Capesize	170,057	2010
Guardianship	October 21, 2015	Supramax	56,884	2011
Gloriuship	November 3, 2015	Capesize	171,314	2004
Squireship	November 10, 2015	Capesize	170,018	2010
Championship	December 7, 2015	Capesize	179,238	2011
c.	Property Lease Agreement:

Until March 15, 2015, the Company's executive offices were at premises leased from Waterfront S.A., a company affiliated with a member of the Restis family. On March 16, 2015, the Company relocated its executive offices to premises owned by an unaffiliated third party.

The rent charged by Waterfront S.A. for the six-month periods ended June 30, 2016 and 2015, amounted to $NIL and $70, respectively, and is included under general and administration expenses - related party.

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

4.	Inventories:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	June 30, 2016	December 31, 2015
Lubricants	438	739
Bunkers	2,017	2,241
Total	2,455	2,980
5.	Other Current Assets:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	June 30, 2016	December 31, 2015
Prepaid expenses	524	476
Insurance claims	22	14
Other	342	167
Total	888	657
6.	Vessels, Net:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	June 30, 2016	December 31, 2015
Cost:
Beginning balance	201,684	—
- Additions	—	201,684
Ending balance	201,684	201,684

Accumulated depreciation:
Beginning balance	(1,844)	—
- Additions	(4,185)	(1,844)
Ending balance	(6,029)	(1,844)

Net book value	195,655	199,840

All vessels are mortgaged to secured loans (Note 7).

7.	Long-Term Debt:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	June 30, 2016	December 31, 2015
Secured loan facilities	177,997	178,447
Less: Deferred financing costs	(907)	(942)
Total	177,090	177,505
Less - current portion	(2,683)	(718)
Long-term portion	174,407	176,787

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

Secured credit facilities

On March 6, 2015, the Company entered into a loan agreement with Alpha Bank A.E., for a secured loan facility in an amount of $8,750. The loan was used to partially finance the acquisition of the M/V Leadership. On March 17, 2015, the Company drew down the $8,750. The loan is repayable in twenty consecutive quarterly installments, the first four installments being $200 each and the next sixteen quarterly installments being $250 each, along with a balloon installment of $3,950 payable on the final maturity date, March 17, 2020. The loan bears interest of Libor plus a margin of 3.75% with quarterly interest payments. The loan is secured by a first priority mortgage over the vessel. The facility places a restriction on the Company's ability to distribute dividends to its shareholders. The amount of the dividends so declared shall not exceed 50% of Seanergy's net income except in case the cash and marketable securities are equal or greater than the amount required to meet Seanergy's consolidated installment and debt interest payments for the following eighteen-month period. The Company has paid the first five installments as of June 30, 2016. On December 23, 2015, the Company amended the loan agreement with Alpha Bank A.E. in order to amend certain of financial definitions. On July 28, 2016, the Company further amended the loan agreement with Alpha Bank A.E. (Note 15) in order to defer part of the next four installments to the final maturity date. In line with ASC 470-10-45 “Debt: Short-Term Obligations Expected to Be Refinanced”, an amount of $600 has been transferred to “Long-term debt, net of current portion and deferred financing costs” in the related unaudited consolidated balance sheet, in accordance with the repayment terms of the amended agreement. In addition, the application of certain covenants is deferred to July 1, 2017 (Note 15).

On September 1, 2015, the Company entered into a loan agreement with HSH Nordbank AG, for a secured loan facility in an amount of $44,430. The loan was used to pay for the acquisition of the vessels M/V Geniuship and M/V Gloriuship. The loan was available in two advances, each advance comprised of two tranches. On October 13, 2015, the Company drew the first advance of $27,597 in order to finance the acquisition of the M/V Geniuship. On November 3, 2015, the Company drew the second advance of $16,833 in order to finance the acquisition of the M/V Gloriuship. The loan is repayable in twelve consecutive quarterly installments being approximately $1,049 each, commencing on September 30, 2017, along with a balloon installment of $31,837 payable on the final maturity date, June 30, 2020. The loan bears interest of Libor plus margins between 3.25% and 3.6% with quarterly interest payments. The loan facility is secured by a first priority mortgage over the two vessels. On May 16, 2016, the Company entered into a supplemental letter to the senior secured loan facility with HSH Nordbank AG. Effective as of March 1, 2016, the supplemental letter has deferred certain prepayments to June 30, 2018.

On September 11, 2015, the Company entered into a facility agreement with UniCredit Bank AG, for a secured loan facility in an amount of $52,705. The loan was made available in three tranches to partially finance the acquisition of the vessels M/V Premiership, M/V Gladiatorship and M/V Guardianship. On September 11, 2015, the Company drew the first tranche of $25,420 in order to partly finance the acquisition of the M/V Premiership. On September 29, 2015, the Company drew the second tranche of $13,643 in order to partly finance the acquisition of the M/V Gladiatorship. On October 21, 2015, the Company drew the third tranche of $13,642 in order to partly finance the acquisition of the M/V Guardianship. The loan is repayable in fifteen consecutive quarterly installments being $1,552 each, commencing on June 26, 2017, along with a balloon installment of $29,425 payable on the final maturity date, December 28, 2020. The loan bears interest of Libor plus a margin of 3.20% if the value to loan ratio is lower than 125%, 3.00% if the value to loan ratio is between 125% and 166.67% and 2.75% if the value to loan is higher than 166.67% with quarterly interest payments. The loan bore a commitment fee of 1.00% calculated on the balance of the undrawn loan amount and amounted to $22. The loan is secured by a first priority mortgage over the three vessels. On June 3, 2016, the Company entered into a supplemental letter in order to split the margin into a cash portion and a capitalized portion. The capitalized portion of the margin will be repaid in full by June 30, 2017. In addition, the application of certain covenants is deferred to at least June 30, 2017.

On November 4, 2015, the Company entered into a loan agreement with Alpha Bank A.E., for a secured loan facility in an amount of $33,750. The loan was used to partially finance the acquisition of the M/V

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

Squireship. On November 10, 2015, the Company drew down the $33,750. The loan is repayable in sixteen consecutive quarterly installments being approximately $844 each, commencing on February 12, 2018, along with a balloon installment of $20,250 payable on the final maturity date, November 10, 2021. The loan bears interest of Libor plus a margin of 3.50% with quarterly interest payments. The loan is secured by a first priority mortgage over the vessel. The facility places a restriction on the Company's ability to distribute dividends to its shareholders. The amount of the dividends so declared shall not exceed 50% of Seanergy's net income except in case the cash and marketable securities are equal or greater than the amount required to meet Seanergy's consolidated installment and debt interest payments for the following eighteen-month period.

On December 2, 2015, the Company entered into a facility agreement with Natixis, for a secured loan facility in an amount of $39,412. The loan was used to partially finance the acquisition of the M/V Championship. On December 7, 2015, the Company drew down the $39,412. The loan is repayable in fifteen consecutive quarterly installments being $985 each, commencing on June 30, 2017, along with a balloon installment of $24,637 payable on the final maturity date, February 26, 2021. The loan bears interest of Libor plus a margin of 2.50% with quarterly interest payments. The loan is secured by a first priority mortgage over the vessel.

The borrowers under each facility are the applicable vessel owning subsidiaries, and all of the above five facilities are guaranteed by Seanergy Maritime Holdings Corp.

The annual principal payments required to be made after June 30, 2016 are as follows:

Twelve month periods ending	Amount
June 30, 2017	2,937
June 30, 2018	20,033
June 30, 2019	18,721
June 30, 2020	51,858
June 30, 2021	62,511
Thereafter	21,937
Total	177,997
8.	Trade Accounts and Other Payables:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	June 30, 2016	December 31, 2015
Creditors	2,902	5,710
Insurances	163	162
Other	147	107
Total	3,212	5,979
9.	Financial Instruments:
(a)	Significant Risks and Uncertainties, including Business and Credit Concentration

The Company places its temporary cash investments, consisting mostly of deposits, primarily with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers' financial condition and generally does not require collateral for its accounts receivable and does not have any agreements to mitigate credit risk.

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

(b)	Interest Rate Risk

Fair Value of Financial Instruments

The fair values of the financial instruments shown in the consolidated balance sheets as of June 30, 2016 and December 31, 2015, represent management's best estimate of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company's own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

a.   Cash and cash equivalents, restricted cash, accounts receivable trade, other current assets and trade accounts and other payables: the carrying amounts approximate fair value because of the short maturity of these instruments.

b.   Long-term debt: The carrying value approximates the fair market value as the long-term debt bears interest at floating interest rate.

10.	Commitments and Contingencies:

Various claims, lawsuits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. The Company is covered for liabilities associated with the individual vessels' actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.

11.	Capital Structure:
(a)	Common Stock

On March 12, 2015, the Company entered into a share purchase agreement under which the Company sold 5,000,100 of its common shares to Jelco for $4,500. The common shares were sold at a price of $0.90 per share. The Company's Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using the adjusted book value method. On March 16, 2015, the Company completed the equity injection plan with the abovementioned entity. The shares to the entity were issued on March 18, 2015.

On March 12, 2015, the Company entered into a share purchase agreement under which the Company sold 333,400 of its common shares to its Chief Executive Officer, or CEO, for $300. The common shares were sold at a price of $0.90 per share. The Company's Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using the adjusted book value method. On March 16, 2015, the Company completed the equity injection plan with the abovementioned entity. The shares to the CEO were issued on March 18, 2015. The funds were contributed for general corporate purposes.

On September 7, 2015, the Company entered into a share purchase agreement under which the Company sold 10,022,240 of its common shares in three tranches to Jelco for $9,020. The common shares were sold at a

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

price of $0.90 per share. The Company's Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using the capital market multiples and the discounted cash flow methods. On September 11, 2015, the first tranche of $3,501 was contributed in exchange for 3,889,980 common shares of the Company, which were issued on September 11, 2015. On September 29, 2015, the second tranche of $2,390 was contributed in exchange for 2,655,740 common shares of the Company, which were issued on September 29, 2015. On October 21, 2015, the third tranche of $3,129 was contributed in exchange for 3,476,520 common shares of the Company, which shares were issued on October 21, 2015. The transaction was approved by an independent committee of the Company's Board of Directors.

The purchasers of all above issued shares have received customary registration rights.

On January 8, 2016, the Company effected a one-for-five reverse stock split of the Company’s issued common stock (Note 1). The reverse stock split ratio and the implementation and timing of the reverse stock split were determined by the Company’s Board of Directors. The reverse stock split did not change the authorized number of shares or par value of the Company’s common stock or preferred stock, but did effect a proportionate adjustment to the number of shares of common stock issuable upon the vesting of restricted stock awards, and the number of shares of common stock eligible for issuance under the Plan. All applicable outstanding equity awards discussed below have been adjusted retroactively for the one-for-five reverse stock split.

On August 10, 2016, the Company completed a registered direct offering to an unaffiliated third party. The company sold 1,180,000 shares of common stock at a purchase price of $4.15 (Note 15).

12.	Interest and Finance Costs:

Interest and finance costs are analyzed as follows:

	Six month period ended June 30,
	2016	2015
Interest on long-term debt	3,310	103
Amortization of debt issuance costs	120	20
Other	12	1
Total	3,442	124

Interest and finance costs-related party are analyzed as follows:

	Six month period ended June 30,
	2016	2015
Convertible notes interest expense	561	60
Convertible notes amortization of debt discount (Note 3)	376	89
Total	937	149
13.	Losses per Share:

The calculation of net losses per common share is summarized below:

	Six month period ended June 30,
	2016	2015
Net loss	(11,859)	(2,056)

Weighted average common shares outstanding – basic and diluted	19,370,412	7,130,807
Net loss per common share – basic and diluted	$(0.61)	$(0.29)

Seanergy Maritime Holdings Corp.

Notes To The Unaudited Interim Condensed Consolidated Financial Statements
(All amounts in footnotes in thousands of US Dollars, except for share and per share data, unless otherwise stated)

As of June 30, 2016 and 2015, securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS as mentioned above are:

	2016	2015
Non-vested equity incentive plan shares (Note 14)	144,000	—
Convertible promissory note shares (Note 3)	27,738,890	4,444,444
Total	27,882,890	4,444,444
14.	Equity Incentive Plan:

On October 1, 2015, the Compensation Committee granted an aggregate of 189,000 restricted shares of common stock, pursuant to the 2011 Equity Incentive Plan. Of the total 189,000 shares issued, 36,000 shares were granted to Seanergy's board of directors and the other 153,000 shares were granted to certain of Seanergy's other employees. On February 3, 2016, 8,000 of the shares granted to certain of Seanergy's other employees were cancelled. The fair value of each share on the grant date was $3.70. The shares to Seanergy's board of directors will vest over a period of two years commencing on October 1, 2015. On October 1, 2015, 12,000 shares vested, 12,000 shares will vest on October 1, 2016 and 12,000 shares will vest on October 1, 2017. All the other shares granted to certain of Seanergy's other employees will vest over a period of three years, commencing on October 1, 2015. On October 1, 2015, 25,000 shares vested, 31,000 shares will vest on October 1, 2016, 42,000 shares will vest on October 1, 2017 and 47,000 shares will vest on October 1, 2018.

The related expense for the six month periods ended June 30, 2016 and 2015, amounted to $79 and $NIL, respectively, and is included under general and administration expenses. The unrecognized cost for the non-vested shares as of June 30, 2016 and December 31, 2015 amounted to $414 and $521, respectively.

15.	Subsequent Events:

The Company has evaluated subsequent events that occurred after the balance sheet date but before the issuance of these consolidated financial statements and, where it was deemed necessary, appropriate disclosures have been made.

a)   On July 28, 2016, the Alpha Bank A.E. facility agreement, which was entered into on March 6, 2015, was further amended. The second supplemental agreement deferred part of the next four installments to the final maturity date. In addition, the application of certain liquidity covenants is deferred to July 1, 2017. The outstanding balance under this facility agreement is $7,700 as of June 30, 2016.

b)   On July 28, 2016, the Company further amended the loan agreement with Alpha Bank A.E. entered into on November 4, 2015 in order to defer certain liquidity covenants to July 1, 2017 and to also waive any event of non-compliance with such covenant that occurred post December 31, 2015.

c)   On July 29, 2016, the Company further entered into a supplemental letter to the UniCredit Bank AG facility agreement, which was entered into on September 11, 2015 and was further amended on June 3, 2016, pursuant to which effective as of December 11, 2015, the requirement for Seanergy Maritime Holdings Corp., as guarantor, to maintain liquidity in a specified amount is delayed until July 1, 2017.

d)   On August 5, 2016, the Company entered into a securities purchase agreement with an unaffiliated third party, which is an institutional investor, under which the Company sold 1,180,000 of its common shares in a registered direct offering at a price of $4.15 per share. On August 10, 2016, the Company completed the registered direct offering for net proceeds of approximately $4,147. The net proceeds of this offering are expected to be used for general corporate purposes.

e)   On September 26, 2016, the Company entered into separate agreements with an unaffiliated third party for the purchase of two second hand Capesize vessels for a gross purchase price of $20,750 per vessel. The transaction has been approved by the Board of Directors and the delivery of the vessels is subject to standard closing documentation and is expected to take place between mid-November 2016 and early January 2017.

          Common Shares and
Class A Warrants to Purchase           Common Shares

PROSPECTUS

Maxim Group LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under Article VII of our bylaws and under Section 60 of the BCA, we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. However, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Under Section 60 of the BCA and our bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, under Section 60 of the BCA and under our bylaws, we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further, and as provided by both our bylaws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such matter.

Likewise, pursuant to our bylaws and Section 60 of the BCA, expenses (our bylaws specifically includes attorneys' fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. The bylaws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.

Both Section 60 of the BCA and our bylaws further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in any person’s official capacity and/or as to action in another capacity while holding office.

Under both Section 60 of the BCA and our bylaws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity regardless of whether the corporation would have the power to indemnify such person against such liability under the foregoing.

Under Section 60 of the BCA (and as provided in our bylaws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our bylaws, any repeal or modification of Article VII of our bylaws shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

In addition to the above, our bylaws provide that references to us includes constituent corporations, and defines “other enterprises” to include employee benefit plans, “fines” to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term “serving at the request of the corporation.”

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

The following information gives effect to a one-for-five reverse stock split of our common shares that became effective on January 8, 2016. The following transactions were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act. There were no underwriters involved in any of the transactions, nor were there any forms of public solicitation or general advertising used in connection with the issuances.

On June 24, 2014, we entered into a share purchase agreement with Plaza and Comet, under which we sold 378,000 of our common shares for $1.134 million.

On September 29, 2014, we entered into a share purchase agreement with Plaza and Comet, under which we sold 320,000 of our common shares for $0.96 million.

On December 19, 2014, we entered into a share purchase agreement with Jelco, under which we sold 888,000 of our common shares for $1.11 million.

On March 12, 2015, we entered into a share purchase agreements with Jelco and our Chief Executive Officer, under which we sold 5,000,100 of our common shares for $4.5 million to Jelco and 333,400 of our common shares to our Chief Executive Officer for $0.3 million.

On March 12, 2015, we issued an unsecured convertible promissory note for $4.0 million to Jelco. At Jelco's option, the Company's obligation to repay the principal amount under the note is payable in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share.

On September 7, 2015, we issued an unsecured revolving convertible promissory note to Jelco for an amount up to $6.8 million, or the Applicable Limit. Following certain amendments to the note, the Applicable Limit was raised to $21.2 million. At Jelco's option, the Company's obligation to repay the principal amount under the note is payable in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share.

On September 7, 2015, we entered into a share purchase agreement with Jelco, under which we sold 10,022,240 of our common shares in three tranches to Jelco for $9.0 million.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b) Financial Statements

The financial statements incorporated by reference into this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 9.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.	For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
5.	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
6.	For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on October 28, 2016.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
	Name:	Stamatios Tsantanis
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stamatios Tsantanis, Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on October 28, 2016 in the capacities indicated.

Signature	Title

/s/ Stamatios Tsantanis	Director, Chief Executive Officer, Interim Chief Financial Officer, and Chairman of the Board (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Stamatios Tsantanis

/s/ Christina Anagnostara	Director
Christina Anagnostara

/s/ Dimitris Anagnostopoulos	Director
Dimitris Anagnostopoulos

/s/ Elias Culucundis	Director
Elias Culucundis

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on October 28, 2016.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit List

Number	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Second Amended and Restated Bylaws(2)
3.3	Amendment to Amended and Restated Articles of Incorporation(3)
3.4	Second Amendment to Amended and Restated Articles of Incorporation(4)
3.5	Third Amendment to Amended and Restated Articles of Incorporation(5)
3.6	Fourth Amendment to Amended and Restated Articles of Incorporation(6)
3.7	Fifth Amendment to Amended and Restated Articles of Incorporation(7)
4.1	Specimen Common Stock Certificate(8)
4.2	Form of Class A Warrant*
4.3	Form of Underwriter’s Warrant*
5.1	Form of Opinion of Seward & Kissel, LLP, as to the validity of the securities*
8.1	Form of Opinion of Seward & Kissel, LLP, with respect to certain tax matters*
10.1	Amended and Restated 2011 Equity Incentive Plan of the registrant(9)
10.2	Share Purchase Agreement dated June 24, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp.(10)
10.3	Registration Rights Agreement dated June 24, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp.(11)
10.4	Share Purchase Agreement dated September 29, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp.(12)
10.5	Registration Rights Agreement dated September 29, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp.(13)
10.6	Share Purchase Agreement dated December 19, 2014 between the registrant and Jelco Delta Holding Corp.(14)
10.7	Registration Rights Agreement dated December 19, 2014 between the registrant and Jelco Delta Holding Corp.(15)
10.8	Memorandum of Agreement dated December 23, 2014 with respect to Leadership(16)
10.9	Ship Technical Management Agreement dated as of February 11, 2015 between Leader Shipping Co. and V.Ships Greece Ltd.(17)
10.10	Novation Agreement to Ship Technical Management Agreement dated July 27, 2015, among V.Ships Greece Ltd., Leader Shipping Co. and V.Ships Limited(18)
10.11	Addendum No. 1 to Technical Management Agreement dated March 18, 2016, between Leader Shipping Co. and V.Ships Limited(19)
10.12	Form of Ship Technical Management Agreement with V.Ships Limited(20)
10.13	Commercial Management Agreement dated as of March 2, 2015 between the registrant and Fidelity Marine Inc.(21)
10.14	Amendment No. 1 dated September 11, 2015 to Commercial Management Agreement dated as of March 2, 2015 between the registrant and Fidelity Marine Inc.(22)
10.15	Amendment No. 2 dated February 24, 2016 to Commercial Management Agreement dated as of March 2, 2015 between the registrant and Fidelity Marine Inc.(23)
10.16	Loan Agreement dated March 6, 2015 between Leader Shipping Co. and Alpha Bank A.E.(24)
10.17	First Supplemental Agreement dated December 23, 2015 between Leader Shipping Co. and Alpha Bank A.E. related to the Loan Agreement dated March 6, 2015(25)
10.18	Second Supplemental Agreement, dated July 28, 2016, between Leader Shipping Co. and Alpha Bank A.E. related to the Loan Agreement dated March 6, 2015
10.19	Convertible Promissory Note dated March 12, 2015 of the registrant to Jelco Delta Holding Corp.(26)
10.20	Share Purchase Agreement dated March 12, 2015 between the registrant and Jelco Delta Holding Corp.(27)

Number	Description
10.21	Registration Rights Agreement dated March 12, 2015 between the registrant and Jelco Delta Holding Corp.(28)
10.22	Share Purchase Agreement dated March 12, 2015 between the registrant and Stamatios Tsantanis.(29)
10.23	Registration Rights Agreement dated March 12, 2015 between the registrant and Stamatios Tsantanis.(30)
10.24	Convertible Promissory Note dated September 7, 2015 of the registrant to Jelco Delta Holding Corp.(31)
10.25	Amendment dated December 1, 2015 to Convertible Promissory Note dated September 7, 2015 between the registrant and Jelco Delta Holding Corp.(32)
10.26	Amendment dated December 14, 2015 to Convertible Promissory Note dated September 7, 2015 between the registrant and Jelco Delta Holding Corp.(33)
10.27	Amendment dated January 27, 2016 to Convertible Promissory Note dated September 7, 2015 between the registrant and Jelco Delta Holding Corp.(34)
10.28	Amendment dated March 7, 2016 to Convertible Promissory Note dated September 7, 2015 between the registrant and Jelco Delta Holding Corp.(35)
10.29	Amendment dated April 21, 2016 to Convertible Promissory Note dated September 7, 2015 between the registrant and Jelco Delta Holding Corp.(36)
10.30	Amendment dated May 17, 2016 to Convertible Promissory Note dated September 7, 2015 between the registrant and Jelco Delta Holding Corp.(37)
10.31	Amendment dated June 16, 2016 to Convertible Promissory Note dated September 7, 2015 between the registrant and Jelco Delta Holding Corp.(38)
10.32	Share Purchase Agreement dated September 7, 2015 between registrant and Jelco Delta Holding Corp.(39)
10.33	Registration Rights Agreement dated September 7, 2015 between registrant and Jelco Delta Holding Corp.(40)
10.34	Purchase Agreement dated August 6, 2015 between the registrant and the Sellers listed on Schedule I thereto(41)
10.35	Memorandum of Agreement dated August 6, 2015 with respect to Geniuship(42)
10.36	Memorandum of Agreement dated August 6, 2015 with respect to Gloriuship(43)
10.37	Memorandum of Agreement dated August 6, 2015 with respect to Premiership(44)
10.38	Memorandum of Agreement dated August 6, 2015 with respect to Gladiatorship(45)
10.39	Memorandum of Agreement dated August 6, 2015 with respect to Guardianship(46)
10.40	Memorandum of Agreement dated August 6, 2015 with respect to Squireship(47)
10.41	Memorandum of Agreement dated August 6, 2015 with respect to Championship
10.42	Loan Agreement dated September 1, 2015 between Sea Glorius Shipping Co., Sea Genius Shipping Co., HSH Nordbank AG and the Banks and Financial Institutions listed in Schedule 1 thereto(48)
10.43
Supplemental Letter, dated May 16, 2016, to the Loan Agreement dated September 1, 2015 between Sea Glorius Shipping Co., Sea Genius Shipping Co., HSH Nordbank AG and the Banks and Financial Institutions listed in Schedule 1 thereto

10.44	Facility Agreement dated September 11, 2015 between Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co., Seanergy Maritime Holdings Corp. and UniCredit Bank AG(49)
10.45
Amendment No. 1, dated June 3, 2016, to the Facility Agreement dated September 11, 2015 between Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co., Seanergy Maritime Holdings Corp. and UniCredit Bank AG

10.46
Supplemental letter, dated July 29, 2016, to the Facility Agreement dated September 11, 2015 between Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co., Seanergy Maritime Holdings Corp. and UniCredit Bank AG

10.47	Loan Agreement dated November 4, 2015 between Squire Ocean Navigation Co. and Alpha Bank A.E.(50)

Number	Description
10.48	First Supplemental Agreement, dated July 28, 2016, to the Loan Agreement dated November 4, 2015 between Squire Ocean Navigation Co. and Alpha Bank A.E.
10.49	Facility Agreement dated December 2, 2015 between Champion Ocean Navigation Co., the registrant and Natixis(51)
10.50	Memorandum of Agreement dated September 26, 2016 with respect to E.R. Bavaria
10.51	Memorandum of Agreement dated September 26, 2016 with respect to E.R. Bayern
10.52	Loan Agreement dated October 4, 2016 between Seanergy Maritime Holdings Corp. and Jelco Delta Holding Corp.
21.1	List of Subsidiaries
23.1	Consent of Karatzas Marine Advisors & Co.
23.2	Consent of Ernst & Young (Hellas) Certified Auditors-Accountants S.A.
23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)
23.4	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)
24.1	Powers of Attorney (Included in the signature page hereto)
101 INS	XBRL Instance Document
101 SCH	XBRL Taxonomy Extension Schema Document
101 CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101 DEF	XBRL Taxonomy Extension Definitions Linkbase Document
101 LAB	XBRL Taxonomy Extension Labels Linkbase Document
101 PRE	XBRL Taxonomy Extension Presentation Linkbase Document
*	To be filed by Amendment.
(1)	Incorporated herein by reference to Annex M to Exhibit 99.1 to Seanergy Maritime Corp.'s report on Form 6-K filed with the Commission on July 31, 2008 (File No. 001-33690).
(2)	Incorporated herein by reference to Exhibit 99.1 to the registrant's report on Form 6-K filed with the Commission on July 20, 2011.
(3)	Incorporated herein by reference to Exhibit 3.3 to the registrant's registration statement on Form F-1MEF filed with the Commission on August 28, 2009 (File No. 333--161595).
(4)	Incorporated herein by reference to Exhibit 3.4 to the registrant's report on Form 6-K filed with the Commission on September 16, 2010 (File No. 001-34848).
(5)	Incorporated herein by reference to Exhibit 1 to the registrant's report on Form 6-K filed with the Commission on June 27, 2011.
(6)	Incorporated herein by reference to Exhibit 1 to the registrant's report on Form 6-K filed with the Commission on August 5, 2011.
(7)	Incorporated herein by reference to Exhibit 3.7 to the registrant's report on Form 6-K filed with the Commission on January 7, 2016.
(8)	Incorporated herein by reference to Exhibit 4.1 to the registrant's report on Form 6-K filed with the Commission on January 7, 2016.
(9)	Incorporated herein by reference to Exhibit 4.1 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(10)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed with the Commission on September 12, 2014.
(11)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed with the Commission on September 12, 2014.
(12)	Incorporated herein by reference to Exhibit B to the Schedule 13D related to the registrant filed with the Commission on March 12, 2015.
(13)	Incorporated herein by reference to Exhibit D to the Schedule 13D related to the registrant filed with the Commission on March 12, 2015.
(14)	Incorporated herein by reference to Exhibit C to the Schedule 13D related to the registrant filed with the Commission on March 12, 2015.
(15)	Incorporated herein by reference to Exhibit E to the Schedule 13D related to the registrant filed with the Commission on March 12, 2015.
(16)	Incorporated herein by reference to Exhibit 4.8 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(17)	Incorporated herein by reference to Exhibit 4.51 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(18)	Incorporated herein by reference to Exhibit 4.10 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(19)	Incorporated herein by reference to Exhibit 4.11 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.

(20)	Incorporated herein by reference to Exhibit 4.12 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(21)	Incorporated herein by reference to Exhibit 4.52 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(22)	Incorporated herein by reference to Exhibit 4.14 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(23)	Incorporated herein by reference to Exhibit 4.15 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(24)	Incorporated herein by reference to Exhibit 4.53 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(25)	Incorporated herein by reference to Exhibit 4.17 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(26)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed with the Commission on April 13, 2015.
(27)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed with the Commission on April 13, 2015.
(28)	Incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed with the Commission on April 13, 2015.
(29)	Incorporated herein by reference to Exhibit 4.57 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(30)	Incorporated herein by reference to Exhibit 4.58 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(31)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed with the Commission on October 29, 2015.
(32)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed with the Commission on December 29, 2015.
(33)	Incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed with the Commission on December 29, 2015.
(34)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed with the Commission on February 11, 2016.
(35)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed with the Commission on March 14, 2016.
(36)	Incorporated herein by reference to Exhibit 10.1 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(37)	Incorporated herein by reference to Exhibit 10.2 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(38)	Incorporated herein by reference to Exhibit 10.3 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(39)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed with the Commission on October 29, 2015.
(40)	Incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed with the Commission on October 29, 2015.
(41)	Incorporated herein by reference to Exhibit 4.30 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(42)	Incorporated herein by reference to Exhibit 4.31 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(43)	Incorporated herein by reference to Exhibit 4.32 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(44)	Incorporated herein by reference to Exhibit 4.33 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(45)	Incorporated herein by reference to Exhibit 4.34 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(46)	Incorporated herein by reference to Exhibit 4.35 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(47)	Incorporated herein by reference to Exhibit 4.36 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(48)	Incorporated herein by reference to Exhibit 4.38 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(49)	Incorporated herein by reference to Exhibit 4.39 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(50)	Incorporated herein by reference to Exhibit 4.40 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(51)	Incorporated herein by reference to Exhibit 4.41 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.